Exhibit (a)-(1)

___________, 2012

Shareholders of Pansoft Company Limited

Re: Notice of Extraordinary General Meeting of Shareholders

Dear Shareholder:

You are cordially invited to attend an extraordinary general meeting of shareholders of Pansoft Company Limited (the “Company”) to be held on _________, 2012 at____a.m. (Beijing time). The meeting will be held at 3/F Qilu Software Park Building, Jinan Hi-Tech Zone, Jinan, Shandong, People’s Republic of China 250101. The attached notice of the extraordinary general meeting and proxy statement provide information regarding the matters to be acted on at the extraordinary general meeting, including at any adjournment or postponement thereof.

At the extraordinary general meeting you will be asked to consider and vote upon a proposal to adopt the agreement and plan of merger dated as of May 16, 2012, (the “Merger Agreement”), among the Company, Timesway Group Limited (“Parent”) and Genius Choice Capital Limited (“Merger Sub”), and approve the transactions contemplated under the Merger Agreement, including the Merger. A copy of the Merger Agreement is attached as Annex A to the accompanying proxy statement. According to the Merger Agreement, Merger Sub, a company wholly owned by Parent, will be merged with and into the Company, and the Company will be the surviving company after the Merger. Merger Sub is a British Virgin Islands company incorporated solely for purposes of the Merger. Parent is a British Virgin Islands company. Based on Mr. Hugh Wang’s service as the sole director of Parent and Mr. Wang’s and Mr. Guoqiang Lin’s shared control of Parent, Mr. Wang and Mr. Lin may be deemed to have beneficial ownership of Parent. As of the date of this proxy statement, Mr. Wang and Mr. Lin may be deemed to beneficially own approximately 63% of the Company’s outstanding ordinary shares, referred to herein as the “Shares”. After completion of the Merger, the Company’s Shares will no longer be listed on the NASDAQ Capital Market, and the Company will operate as a privately-held company wholly owned by Parent. This is a going private transaction conducted by the Company's Chairman, Mr. Wang, and its CEO, Mr. Lin. Because the Parent, which Mr. Wang and Mr. Lin control, owns approximately 63% of the common shares of the Company, both quorum and an affirmative vote in favor of the transaction are assured with the Parent's vote.

As a result of the Merger, each outstanding Share, other than (a) Shares beneficially owned by the Parent or any direct or indirect wholly owned subsidiary of the Company (the “Excluded Shares”) and (b) Shares owned by shareholders who have validly exercised and have not effectively withdrawn or lost their appraisal rights under the BVI Business Companies Act (the “Dissenters Shares”), will be cancelled in exchange for the right to receive $4.15 in cash without interest. The Excluded Shares and Shares owned by any direct or indirect wholly owned subsidiary of the Company will be cancelled for no consideration. The Dissenters Shares will be cancelled for their appraised or other agreed value as described in more detail below.

If the Merger is completed, each outstanding, vested and unexercised option to purchase Shares under the Company’s 2008 Stock Incentive Plan (the “Company Option Plan”) will be cancelled and converted into the right to receive, as soon as reasonably practicable after the effective time of the Merger, a cash amount equal to the number of Shares underlying such option immediately prior to the effective time of the Merger multiplied by the amount by which $4.15 exceeds the exercise price per Share of such vested option. If the Merger is completed, each outstanding unvested option to purchase Shares under the Company Option Plan will be cancelled and converted into the right to receive, as soon as reasonably practicable after the effective time of the Merger, a restricted cash award in an amount equal to the number of Shares underlying such option multiplied by the amount by which $4.15 exceeds the exercise price per Share of such unvested option. Such restricted cash awards will be subject to the same vesting conditions applicable to the unvested options without giving effect to the Merger and any such restricted cash awards will not be transferable; provided that the restricted cash awards shall automatically become fully vested immediately upon termination of its holder’s employment with the surviving company or its affiliate within twelve (12) months of the effective time of the Merger without cause, unless provided otherwise in the applicable agreement in respect of such restricted cash awards. On the date that the unvested options would have become vested without giving effect to the Merger, such corresponding portion of the restricted cash award will be delivered to the holder of such restricted cash award, less any applicable withholding taxes.

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A special committee of the board of directors of the Company, composed solely of directors unrelated to the management of the Company, the Parent or Merger Sub (the “Special Committee”), reviewed and considered the terms and conditions of the Merger Agreement and the transactions contemplated under the Merger Agreement, including the Merger. The Special Committee unanimously determined that (a) the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, are fair (both substantively and procedurally) to, and in the best interests of, the Company and its unaffiliated shareholders, (b) declared it advisable to enter into the Merger Agreement, (c) approved the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, and (d) recommended that the board of directors of the Company approve the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger.

On May 16, 2012, the board of directors of the Company, after carefully considering all relevant factors, including the unanimous determination and recommendation of the Special Committee, (a) determined that the Merger, on the terms and subject to the conditions set forth in the Merger Agreement, is fair (both substantively and procedurally) to, and in the best interests of, the Company and its unaffiliated shareholders, and declared it advisable to enter into the Merger Agreement, (b) approved the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, and (c) recommended that the Company’s shareholders vote FOR the adoption of the Merger Agreement and the approval of the transaction contemplated by the Merger Agreement including the Merger.

The Company’s board of directors unanimously recommends that you vote FOR the proposal to adopt the Merger Agreement and approve the transactions contemplated by the Merger Agreement, including the Merger, and FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in favor of the approval of the Merger and the approval and adoption of the Merger Agreement in the event that there are insufficient proxies received to pass the special resolution during the extraordinary general meeting.

The accompanying proxy statement provides detailed information about the Merger and the extraordinary general meeting. We encourage you to carefully read the entire document and all of the attachments and other documents referred to or incorporated by reference herein. You may also obtain more information about the Company from documents the Company has filed with the Securities and Exchange Commission, referred to herein as the “SEC”, which are available for free at the SEC’s website www.sec.gov.

No matter how many Shares you own, your vote will be very important. The Merger cannot be completed unless the Merger Agreement is approved by an affirmative vote of shareholders representing a majority of the Shares present and voting in person or by proxy as a single class at the extraordinary general meeting. Whether or not you plan to attend the extraordinary general meeting, please complete the enclosed proxy card, by following the instructions set forth on your proxy card, at your earliest convenience. The deadline to lodge your proxy card is _____________, 2012 at _______ a.m. (Beijing time). Each shareholder has one vote for each Share held as of the close of business on ____________, 2012.

Shareholders who dissent from the Merger will be entitled to seek appraisal and payment of the fair value of their Shares if the Merger is completed, subject to the condition that they deliver to the Company, before the vote is taken at the extraordinary general meeting, a written objection to the Merger and subsequently comply with all procedures and requirements of Section 179 of the BVI Business Companies Act, 2004, as amended regarding the exercise of appraisal rights, a copy of which is attached as Annex C to the accompanying proxy statement. The fair value of your Shares as determined under that statute could be more than, the same as, or less than the merger consideration you would receive pursuant to the Merger Agreement if you do not exercise appraisal rights with respect to your Shares.

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Neither the SEC nor any state securities regulatory agency has approved or disapproved the Merger, passed upon the merits or fairness of the Merger or passed upon the adequacy or accuracy of the disclosure in this letter or in the accompanying notice of the extraordinary general meeting or proxy statement. Any representation to the contrary is a criminal offense.

If you have any questions or need assistance voting your Shares, please call ______________________, the firm assisting us with this proxy solicitation, at +1__________________ or toll free at +1 __________________.

Thank you for your cooperation and continued support.

Sincerely,	Sincerely,
Paul Gillis	Hugh Wang

On behalf of the Special Committee	Chairman of the Board

The proxy statement is dated ________, 2012, and is first being mailed to the shareholders on or about ________, 2012.

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Pansoft Company Limited

NOTICE OF EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS TO BE HELD
ON________, 2012

Dear Shareholder:

Notice is hereby given that an extraordinary general meeting of the members of Pansoft Company Limited (the “Company”) will be held on ____________, 2012 at _________ a.m. (Beijing time) at 3/F Qilu Software Park Building, Jinan Hi-Tech Zone, Jinan, Shandong, People’s Republic of China 250101.

Only registered holders of ordinary shares of the Company (the “Shares”) at the close of business on _________, 2012 or their proxy holders are entitled to vote at this extraordinary general meeting or any adjournment or postponements thereof. At the meeting, you will be asked to consider and vote upon the following resolutions:

THAT the agreement and plan of merger dated as of May 16, 2012 among Timesway Group Limited (“Parent”), Genius Choice Capital Limited (“Merger Sub”) and the Company (such agreement and plan of merger being in the form attached to the Proxy Statement accompanying this notice of extraordinary general meeting and which will be produced and made available for inspection at the extraordinary general meeting) and any and all transactions contemplated thereby be and are hereby authorized, approved and adopted by the Company; or

THAT the chairman of the extraordinary general meeting be instructed to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the resolution approving the Merger to be proposed at the extraordinary general meeting.

A list of the shareholders of the Company will be available at its principal executive offices at 3/F Qilu Software Park Building, Jinan Hi-Tech Zone, Jinan, Shandong, People’s Republic of China 250101, during ordinary business hours for the _______ days immediately prior to the extraordinary general meeting.

After careful consideration and upon the unanimous recommendation of the special committee of the board of directors of the Company composed solely of directors unrelated to any of the management members of the Company, Parent and Merger Sub, the Company’s board of directors approved the Merger Agreement and recommends that you vote FOR the proposal to adopt the Merger Agreement and approve the transactions contemplated by Merger Agreement, including the Merger, and FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in favor of the approval of the Merger and the approval and adoption of the Merger Agreement in the event that there are insufficient proxies received to pass the resolution during the extraordinary general meeting.

No matter how many Shares that you own, your vote will be very important. The Merger cannot be completed unless the Merger Agreement is approved by an affirmative vote of shareholders representing a majority of the Shares present and voting in person or by proxy as a single class at the extraordinary general meeting. Even if you plan to attend the extraordinary general meeting in person, we request that you submit your proxy in accordance with the instructions set forth on the proxy card at your earliest convenience. The deadline to lodge your proxy card is _____________, 2012 at _________a.m. (Beijing time). Each shareholder has one vote for each Share held as of the close of business on ___________, 2012.

Completing the proxy card in accordance with the instructions set forth on the proxy card will not deprive you of your right to attend the extraordinary general meeting and vote your Shares in person. Please note, however, that if your Shares are registered in the name of a broker, bank or other nominee and you wish to vote at the extraordinary general meeting in person, you must obtain from the record holder a proxy issued in your name.

If you fail to complete your proxy card in accordance with the instructions set forth on the proxy card or if you abstain from voting, your vote will not be counted.

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If you receive more than one proxy card because you own Shares that are registered in different names, please vote all of your Shares shown on each of your proxy cards in accordance with the instructions set forth on each such proxy card.

If you submit your proxy card without indicating how you wish to vote, the Shares represented by your proxy card will be voted FOR the adoption of the Merger Agreement and the approval of the transaction contemplated by the Merger Agreement including the Merger and FOR any adjournment of the extraordinary general meeting referred to above unless you appoint a person other than the chairman of the meeting as proxy, in which case the Shares represented by your proxy card will be voted (or not submitted for voting) as your proxy determines.

Shareholders who dissent from the Merger will have the right to seek appraisal and payment of the fair value of their Shares if the Merger is completed, but only if they deliver to the Company, before the vote is taken, a written objection to the Merger and subsequently comply with all procedures and requirements of Section 179 of the BVI Business Companies Act, 2004, as amended with respect to the exercise of appraisal rights, a copy of which is attached as Annex C to the accompanying proxy statement. The fair value of your Shares as determined under that statute could be more than, the same as, or less than the merger consideration you would receive pursuant to the Merger Agreement if you do not exercise appraisal rights with respect to your Shares.

PLEASE DO NOT SEND YOUR SHARE CERTIFICATES AT THIS TIME. IF THE MERGER IS COMPLETED, YOU WILL BE SENT INSTRUCTIONS REGARDING THE SURRENDER OF YOUR SHARE CERTIFICATES.

If you have any questions or need assistance voting your Shares, please call _____________, the firm assisting us with this proxy solicitation, at +1 ____________________ or toll free at +1______________________.

The Merger Agreement and the Merger are described in the accompanying proxy statement. A copy of the Merger Agreement is included as Annex A to the accompanying proxy statement. We urge you to carefully read the entire proxy statement.

Notes:

1. In the case of joint holders the vote of the senior holder who tenders a vote whether in person or by proxy will be accepted to the exclusion of the votes of the joint holders and for this purpose seniority will be determined by the order in which the names stand in the register of members of the Company.

2. The instrument appointing a proxy must be in writing under the hand of the appointer or of his attorney duly authorized in writing or, if the appointer is a corporation, either under seal or under the hand of an officer or attorney duly authorized in writing.

3. A proxy need not be a member (registered shareholder) of the Company.

4. The chairman of the meeting may at his discretion direct that a proxy card shall be deemed to have been duly deposited. A proxy card that is not deposited in the manner permitted shall be invalid.

5. Votes given in accordance with the terms of a proxy card shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share in respect of which the proxy is given unless notice in writing of such death, insanity, revocation or transfer was received by the Company at the registered office of the Company at c/o ______________________________________________________ British Virgin Islands before the commencement of the extraordinary general meeting, or adjourned meeting at which it is sought to use the proxy.

BY ORDER OF THE BOARD OF DIRECTORS,
Director
___________, 2012

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Registered Office:

AMS Trustees Limited, Sea Meadow House

Blackburne Highway, (P.O. Box 116), Road Town

Tortola, British Virgin Islands

Head Office Addres:

3/F Qilu Software Park Building,

Jinan Hi-Tech Zone, Jinan,

Shandong, People’s Republic of China 250101.

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Table of Contents

SUMMARY TERM SHEET	1
QUESTIONS AND ANSWERS ABOUT THE EXTRAORDINARY GENERAL MEETING AND THE MERGER	10
SPECIAL FACTORS	15
MARKET PRICE OF THE COMPANY’S SHARES, DIVIDENDS AND OTHER MATTERS	39
THE EXTRAORDINARY GENERAL MEETING	40
THE MERGER AGREEMENT	43
PROVISIONS FOR UNAFFILIATED SHAREHOLDERS	56
DISSENTERS’ RIGHTS	56
FINANCIAL INFORMATION	58
TRANSACTIONS IN THE SHARES	59
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF THE COMPANY	60
MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES	61
MATERIAL PRC INCOME TAX CONSEQUENCES	64
MATERIAL BRITISH VIRGIN ISLANDS TAX CONSEQUENCES	64
FUTURE SHAREHOLDER PROPOSALS	64
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	65
WHERE YOU CAN FIND MORE INFORMATION	66

ANNEX A: Agreement and Plan of Merger	A-1
ANNEX B: Opinion of Duff & Phelps, LLC as Financial Advisor	B-1
ANNEX C: British Virgin Islands Business Companies Act, 2004, as amended – Section 179	C-1
ANNEX D: Directors and Executive Officers of Each Filing Person	D-1

FORM OF PROXY CARD

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SUMMARY TERM SHEET

This “Summary Term Sheet,” together with the “Questions and Answers about the Extraordinary General Meeting and the Merger,” highlights selected information contained in this proxy statement regarding the merger and may not contain all of the information that may be important to your consideration of the Merger. You should carefully read this entire proxy statement and the other documents to which this proxy statement refers for a more complete understanding of the matters being considered at the extraordinary general meeting. In addition, this proxy statement incorporates by reference important business and financial information about the Company. You are encouraged to read all of the documents incorporated by reference into this proxy statement and you may obtain such information without charge by following the instructions in “Where You Can Find More Information” beginning on page 66. In this proxy statement, the terms “we,” “us,” “our,” and the “Company” refer to Pansoft Company Limited and its subsidiaries. All references to “dollars” and “$” in this proxy statement are to U.S. dollars.

The Parties Involved in the Merger

The Company

We are a leading provider of Enterprise Resources Planning, or ERP, software solutions and services for the oil and gas industry in China. We provide solutions for our clients’ application software systems, including system integration and legacy software expansion and integration, including SAP, Oracle and banking systems. We also provide customized solutions for our clients’ specific needs, addressing their management issues, and sell ready-to-use software subsystems and components. We provide training, maintenance and execution service for our clients, such as SAP execution.

Our principal executive offices are located 3/F Qilu Software Park Building, Jinan Hi-Tech Zone, Jinan, Shandong, People’s Republic of China 250101, and our telephone number at this address is +86 0531-88871161. Our registered office in the British Virgin Islands is at AMS Trustees Limited, Sea Meadow House, Blackburne Highway, (P.O. Box 116), Road Town, Tortola, British Virgin Islands.

For a description of our history, development, business and organizational structure, see our Annual Report on Form 20-F for the year ended June 30, 2011, filed initially with the SEC on December 30, 2011 and amended on January 3 and January 20, 2012 respectively, which are incorporated herein by reference. Please see “Where You Can Find More Information” beginning on page 66 for a description of how to obtain a copy of our Annual Report.

Parent

Timesway Group Limited (“Parent”), a limited liability company incorporated under the laws of the British Virgin Islands, was incorporated by Hugh Wang solely for the purpose of holding the shares of the Company. The registered office of the Parent is located at the offices of AMS Trustees Limited, Sea Meadow House, Blackburne Highway, (P.O. Box 116), Road Town, Tortola, British Virgin Islands.

Merger Sub

Genius Choice Capital Limited (“Merger Sub”), a limited liability company incorporated under the laws of the British Virgin Islands and a direct, wholly owned subsidiary of Parent, was incorporated by Parent solely for the purpose of effecting the Merger. The registered office of Merger Sub is located at the offices of CCS Trustees Limited, 263 Main Street, P.O. Box 2196, Road Town, Tortola, British Virgin Islands and its business telephone number is +86-531-8887-1166.

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The Merger

You are being asked to vote to approve the Merger and to approve and adopt the agreement and plan of merger dated as of May 16, 2012 among the Company, Parent and Merger Sub (the “Merger Agreement”), pursuant to which, once the Merger Agreement is adopted by the requisite vote of the shareholders of the Company and the other conditions to the completion of the transactions contemplated by the Merger Agreement are satisfied or waived in accordance with the terms of the Merger Agreement, Merger Sub will merge with and into the Company, with the Company continuing as the surviving company (the “Merger”). The Company, as the surviving company, will continue to do business under the name “Pansoft Company Limited” following the Merger and will be wholly owned by Parent. If the Merger is completed, the Company will cease to be a publicly traded company, and you will no longer own Shares, receiving payment in return for any Shares you currently own. A copy of the Merger Agreement is attached as Annex A to this proxy statement. We recommend that you read the Merger Agreement in its entirety because it, and not this proxy statement, is the legal document that governs the Merger.

Merger Consideration (Page 44)

Under the terms of the Merger Agreement, at the effective time of the Merger each of our outstanding ordinary shares, par value $0.0059 per share (each, a “Share” and collectively, the “Shares”), other than (a) Shares beneficially owned by any of the Filing Persons prior to the effective time of the Merger, (b) Shares owned by any direct or indirect wholly owned subsidiary of the Company (collectively the “Excluded Shares”) and (c) Shares owned by shareholders who have validly exercised and have not effectively withdrawn or lost their appraisal rights under the BVI Business Companies Act (the “Dissenters Shares”), will be cancelled in exchange for the right to receive $4.15 in cash without interest.

Each outstanding Excluded Share will be cancelled without payment of any consideration.

Each outstanding Dissenters Share will be cancelled for the appraised or agreed value under the BVI Business Companies Act, 2004.

Treatment of Share Options (Page 45)

At the effective time of the Merger, each outstanding, vested and unexercised option to purchase Shares under the Company’s 2008 Stock Incentive Plan (the “Company Option Plan”) will be cancelled and converted into the right to receive, as soon as reasonably practicable after the effective time of the Merger, a cash amount equal to the number of Shares underlying such option immediately prior to the effective time multiplied by the amount by which $4.15 exceeds the exercise price per Share of such vested option.

At the effective time of the Merger, each outstanding and unvested option to purchase Shares under the Company Option Plan will be cancelled and converted into the right to receive, as soon as reasonably practicable after the effective time of the Merger, a restricted cash award in an amount equal to the number of Shares underlying such option multiplied by the amount by which $4.15 exceeds the exercise price per Share of such unvested option. Such restricted cash awards will be subject to the same vesting conditions applicable to the unvested options without giving effect to the Merger and any such restricted cash awards will not be transferable, but the restricted cash awards will automatically become fully vested immediately upon termination of its holder’s employment or service with the surviving company or its affiliate (as applicable) within twelve (12) months following the effective time of the Merger without cause, unless otherwise provided in the relevant agreement in respect of the restricted cash awards. On the date that the unvested options would have become vested without giving effect to the Merger, such corresponding portion of the restricted cash awards will be delivered to the holder of such restricted cash award, less any applicable withholding taxes.

Record Date and Voting (Page 42)

You are entitled to attend and vote at the extraordinary general meeting if you have Shares registered in your name at the close of business on ____, 2012 (the “record date”) or you hold a valid proxy from such a registered holder. Each outstanding Share on the record date entitles the registered holder to one vote on each matter submitted to the shareholders for approval at the extraordinary general meeting and any adjournment thereof. As of the record date, there were _____ Shares entitled to be voted at the extraordinary general meeting. If you have Shares registered in your name on the record date, the deadline for a proxy card to be lodged is__, 2012 at__a.m. (Beijing time). Please see “Voting Information” below for additional information.

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Shareholder Vote Required to Adopt the Merger Agreement (Page 42)

Adoption of the Merger Agreement requires the approval by an affirmative vote of shareholders representing a majority of the Shares present and voting in person or by proxy as a single class at the extraordinary general meeting.

Based on the number of Shares expected to be outstanding on the record date, approximately ______ Shares must be voted in favor of the proposal to adopt the Merger Agreement in order for the proposal to be approved, assuming all shareholders will be present and voting in person or by proxy at the extraordinary general meeting.

If your Shares are held in the name of a broker, bank or other nominee, your broker, bank or other nominee will not vote your Shares in the absence of specific instructions from you. These non-voted Shares are referred to as “broker non-votes.”

Voting Information (Page 42)

Before voting your Shares, we encourage you to read this proxy statement in its entirety, including all of the annexes, attachments, exhibits and materials incorporated by reference, and carefully consider how the Merger will affect you. To ensure that your Shares can be voted at the extraordinary general meeting, please complete the enclosed proxy card in accordance with the instructions set forth on the proxy card as soon as possible. The deadline for you to lodge your proxy card is ____ 2012 at  _____ a.m. (Beijing time).

Appraisal Rights of Shareholders (Page 39)

Shareholders who dissent from the Merger will have the right to seek appraisal and payment of the fair value of their Shares if the Merger is completed, on the condition that they deliver to the Company, before the vote is taken, a written objection to the Merger and subsequently comply with all procedures and requirements of Section 179 of the BVI Business Companies Act regarding the exercise of appraisal rights. The fair value of your Shares as determined under that statute could be more than, the same as, or less than the merger consideration you would receive according to the Merger Agreement if you do not exercise appraisal rights with respect to your Shares.

We encourage you to review carefully the section of this proxy statement entitled “Dissenters’ Rights” as well as Annex C to this proxy statement and to consult your British Virgin Islands legal counsel if you consider exercising your appraisal rights.

Purposes and Effects of the Merger (Page 53)

The purpose of the Merger is to allow Parent to acquire 100% control of the Company by cashing out the Company’s unaffiliated shareholders in consideration of $4.15 per Share, so that Parent will assume the rewards and risks of the sole ownership of the Company after the Merger, including any future earnings and growth of the Company due to any improvements to the Company’s operations or acquisitions of other businesses. In addition, the Merger will enable Parent, Mr. Wang and Mr. Lin (the “Continuing Parties”) to maintain a significant portion of their investment in the Company through their respective ownership in Parent and maintain leadership roles with the surviving company. Please see “Special Factors – Purpose and Effects of the Merger” beginning on page 29 for additional information.

The Shares are currently listed on the NASDAQ Capital Market (“NASDAQ”) under the symbol “PSOF.” Immediately following the completion of the Merger, the Company will cease to be a publicly traded company and will instead become a privately-held company wholly owned by Parent. After the Merger is completed, the Shares will cease to be listed on NASDAQ, and price quotations with respect to sales of the Shares in the public market will no longer be available. Moreover, registration of the Shares under the Exchange Act may be terminated upon the Company’s filing of Form 15 with the SEC if the Shares are not listed on a national securities exchange and there are fewer than 300 record holders of the Shares. Ninety (90) days after the filing of Form 15 or such longer period as may be determined by the SEC, registration of the Shares under the Exchange Act will be terminated and the Company will no longer be required to file periodic reports with the SEC. After the effective time of the merger, the Company will no longer be required to file periodic reports with the SEC or otherwise be subject to the United States federal securities laws, including the Sarbanes-Oxley Act of 2002 (“SOX”), applicable to public companies, and our shareholders will no longer enjoy the rights or protections that the United Sates federal securities laws provide, including reporting obligations for directors, officers and principal securities holders of the Company.

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Please see “Special Factors – Effect of the Merger on the Company” beginning on page 15 for additional information.

Plans for the Company after the Merger (Page 33)

Following the completion of the Merger, Paent anticipates that the Company will continue to conduct its operations substantially as they are currently being conducted, except that it will cease to be a publicly traded company and will become a wholly-owned subsidiary of Parent.

Subsequent to the completion of the Merger, the surviving company’s management and board of directors will continuously evaluate and review the surviving company’s business and operations and may propose or develop new plans and proposals, including plans or proposals to address the challenges referred to under the caption “Special Factors — Purposes and Effects of the Merger” beginning on page 29 in each case, which they consider to be in the best interests of the surviving company and its shareholders. Parent, Merger Sub, Mr. Hugh Wang and Mr. Guoqiang Lin (collectively, the “Buyer Filing Persons”) expressly reserve the right to make any changes they deem appropriate to the operation of the surviving company in light of such evaluation and review in light of future developments.

Recommendations of the Special Committee and the Board of Directors (Page 52)

The Special Committee unanimously (a) determined that the Merger, on the terms and subject to the consideration set forth in the Merger Agreement, is fair (both substantively and procedurally) to, and in the best interests of, the Company and its unaffiliated shareholders, and deemed it advisable to enter into the Merger Agreement, (b) approved the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, and (c) recommended that our board of directors adopt the Merger Agreement and approve the transactions contemplated by the Merger Agreement, including the Merger. Based in part on the unanimous recommendation of the Special Committee, our board of directors determined that the Merger is fair (both substantively and procedurally) to, and in the best interests of, the Company and its unaffiliated shareholders, and approved and adopted the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger. ACCORDINGLY, OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ADOPTION OF THE MERGER AGREEMENT AND THE APPROVAL OF THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, INCLUDING THE MERGER.

Position of Buyer Filing Persons as to Fairness (Page 24)

Each of the Buyer Filing Persons believes that the Merger is fair (both substantively and procedurally) to the Company’s unaffiliated shareholders. Their belief is based upon the factors discussed under the caption “Special Factors—Position of the Buyer Filing Persons as to the Fairness of the Merger” beginning on page 24.

Each Buyer Filing Person is making the statements included in this paragraph to comply with the requirements of Rule 13e-3 and related rules under the Exchange Act. Each Buyer Filing Person’s views as to the fairness of the Merger are not intended to be and should not be construed as a recommendation to any shareholder of the Company as to how that shareholder should vote on the proposal to adopt the Merger Agreement and approve the transactions contemplated by the Merger Agreement, including the Merger.

Financing of the Merger (Page 34)

The Company and Parent estimate that the total amount of funds required to complete the merger and related transactions, including payment of fees and expenses in connection with the merger, is anticipated to be approximately $8,399,393. This amount is expected to be provided through debt financing of approximately $8,400,000.

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Share Ownership of the Company Directors and Officers and Voting Commitments (Page 38)

As of the record date, the Parent owns approximately 63% of our outstanding Shares. Each of Mr. Hugh Wang, the chairman of our board of directors, and Mr. Guoqiang Lin, our chief executive officer and a director, may be deemed to beneficially own the Shares owned by the Parent because Mr. Wang is the sole director of Timesway and Mr. Lin shares control of Timesway. In addition to deemed ownership in Parent, Mr. Wang has a personal interest in approximately 17.5% of the interest of Parent and holds the remaining interest in Parent in trust for 66 key employees of our Chinese operating company, including Mr. Lin, who also has a personal interest in approximately 17.5% of Parent. Mr. Wang and Mr. Lin, on behalf of Parent, have informed us that Parent will vote its Shares in favor of both extraordinary general meeting proposals. Our remaining directors collectively own approximately 1.3% of our outstanding Shares, and none of these directors has informed us of any intention to vote any Shares against either extraordinary general meeting proposal. Please see “Security Ownership of Certain Beneficial Owners and Management of the Company” beginning on page 61 for additional information.

Opinion of the Special committee’s Financial Advisor (Page 28)

On May 11, 2012, Duff & Phelps, LLC (“Duff & Phelps”) rendered a written opinion to the Special Committee, as to the fairness, from a financial point of view, of the per Share merger consideration of $4.15 to be received by holders of the Shares (other than the Excluded Shares and the Dissenters Shares) in the Merger, as of May 11, 2012, based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Duff & Phelps in preparing its opinion.

Duff & Phelps’ opinion was directed to the Special Committee and only addressed the fairness from a financial point of view of the consideration to be received by holders of the Shares (other than the Excluded Shares and the Dissenters Shares) in the Merger, and does not address any other aspect or implication of the Merger. The summary of Duff & Phelps’ opinion in this proxy statement is qualified in its entirety by reference to the full text of its written opinion, which is included as Annex B to this proxy statement and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Duff & Phelps in preparing its opinion. We encourage holders of the Shares to read carefully the full text of Duff & Phelps’ written opinion. However, neither Duff & Phelps’ opinion nor the summary of its opinion and the related analyses set forth in this proxy statement are intended to be, and do not constitute advice or a recommendation to the Special Committee or any holder of the Shares as to how to act or vote with respect to the Merger or related matters. Please see “Special Factors—Opinion of the Special Committee’s Financial Advisor” beginning on page 28 for additional information.

Interests of the Company’s Executive Officers and Directors in the Merger (Page 35)

In considering the recommendations of the board of directors, the Company’s shareholders should be aware that certain of the Company’s directors and executive officers have interests in the transaction that are different from, and/or in addition to, the interests of the Company’s shareholders generally. These interests include, among others:

•	the beneficial ownership of equity interests in Parent by Mr. Hugh Wang and Mr. Guoqiang Lin;

•	the potential enhancement or decline of share value for Parent, of which Mr. Hugh Wang and Mr. Guoqiang Lin are beneficial owners, after the completion of the Merger and future performance of the surviving company;

•	the anticipated establishment of a new equity-based share incentive plan and grants of equity awards to senior management and other employees after completion of the Merger;

•	continued indemnification rights, rights to advancement of fees and directors and officers liability insurance to be provided by the surviving company to former directors and officers of the Company;

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•	the compensation of members of the Special Committee in exchange for their services in such capacity at a rate of $6,000 per month per member (the payment of which is not contingent upon the completion of the Merger or the Special Committee’s or the board’s recommendation of the Merger); and

•	the continuation of service of the executive officers of the Company with the surviving company in positions that are substantially similar to their current positions.

The Special Committee and our board of directors were aware of these potential conflicts of interest and considered them, among other matters, in reaching their decisions and recommendations with respect to the Merger Agreement and related matters. Please see “Special Factors — Interests of Certain Persons in the Merger” beginning on page 35 for additional information.

Acquisition Proposals (Page 51)

None of the Company, any of its subsidiaries, or any officer, director, employee or representative of the Company or any of its subsidiaries may, directly or indirectly, (a) solicit, initiate or knowingly encourage any inquiry or the making of any proposal or offer or any other effort or attempt that constitutes, or could reasonably be expected to lead to, any acquisition proposal, (b) engage in, continue or participate in any discussions or negotiations regarding, or furnish non-public information with respect to the Company or any of its subsidiaries, or take any other action to facilitate, any acquisition proposal or (c) enter into any letter of intent, agreement or agreement in principle with respect to an acquisition proposal. Notwithstanding the foregoing, prior to obtaining shareholder approval of the Merger Agreement, if the Company receives an unsolicited acquisition proposal, the Company may (a) contact such person to clarify the terms of such acquisition proposal and (b) if the Special Committee determines in good faith that such acquisition proposal constitutes or would reasonably be expected to result in a superior proposal, (i) furnish information to and participate in discussions or negotiations with persons making such acquisition proposals and (ii) after complying with certain requirements, including giving Parent at least five (5) business days prior written notice to allow Parent to negotiate with the Company and revise the terms of the Merger Agreement in light of the acquisition proposal, approve, recommend or otherwise declare advisable such an acquisition proposal.

Termination of the Merger Agreement (Page 54)

The Merger Agreement may be terminated at any time prior to the effective time, whether before or after shareholder approval has been obtained:

by mutual written consent of the Company and Parent;

by either Parent or the Company, if:

•	the Merger is not completed within six months after the signing of the Merger Agreement (the “Termination Date”), provided that this termination right is not available to a party if the failure of the Merger to have been completed on or before the Termination Date was primarily due to the breach or failure of such party to perform in a material respect any of its obligations under the Merger Agreement;

•	our shareholders do not approve the adoption of the Merger Agreement at the extraordinary general meeting or any adjournment or postponement thereof; or

•	any law or injunction having the effect of restraining, enjoining or otherwise prohibiting completion of the Merger becomes final and non-appealable; provided, that this termination right is not available to a party if the issuance of such final, non-appealable law or injunction is primarily due to the breach or failure of such party to perform in a material respect any of its obligations under the Merger Agreement;

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by the Company:

•	if Parent or Merger Sub has breached any of its covenants or agreements under the Merger Agreement, or any representation or warranty made by Parent or Merger Sub under the Merger Agreement shall not be true and correct, such that the corresponding condition to closing would not be satisfied and such breach or inaccuracy cannot be cured by the Termination Date, or if curable, is not cured, within thirty (30) business days after written notice of such breach; provided that this termination right is not available to the Company if it is then in material breach of any of its representations, warranties, covenants or agreements under the Merger Agreement, such that the corresponding condition to closing would not be satisfied;

•	if all of the closing conditions to the completion of the Merger or to the obligations of Parent and Merger Sub to consummate the Merger are otherwise satisfied, and the Company has irrevocably confirmed by notice to Parent that all conditions to its obligation to consummate the Merger have been satisfied or that it will waive any such unsatisfied conditions, and the Merger shall not have been completed within three (3) business days after the delivery of such notice; or

•	prior to the receipt of the shareholders’ approval, in order to enter into an alternative acquisition agreement relating to a superior proposal;

by Parent, if:

•	the Company has breached any of its covenants or agreements under the Merger Agreement, or any representation or warranty made by it under the Merger Agreement shall not be true and correct, such that the corresponding condition to closing would not be satisfied and such breach or inaccuracy cannot be cured by the Company by the Termination Date, or if curable, is not cured, within thirty (30) business days after written notice of such breach; provided, that this termination right is not available to Parent if it is then in material breach of any of its representations, warranties, covenants or other agreements under the Merger Agreement, such that the corresponding condition to closing would not be satisfied;

•	the board of directors of the Company has changed, withheld, withdrawn, qualified or modified its recommendation to the shareholders of the Company in a manner adverse to Parent;

•	the board of directors of the Company has approved, recommended, or otherwise declared advisable or proposed to approve, recommend or declare advisable (publicly or otherwise) any acquisition proposal;

•	the Company has entered into an alternative acquisition agreement;

•	the Company or the board of directors of the Company has publicly announced its intention to do any of the foregoing; or

•	the Company has failed to include its recommendation to the shareholders of the Company in this proxy statement, or failed to hold the extraordinary general meeting to approve the Merger Agreement and the transactions contemplated thereby.

Termination Fee and Reimbursement of Expenses by Parent (Page 55)

Parent is required to pay the Company a termination fee of $350,000 and fees and expenses incurred by Company if:

•	the Merger Agreement is terminated by the Company due to a material breach by Parent or Merger Sub; or

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•	the Merger Agreement is terminated by the Company because (a) all of the closing conditions to the completion of the Merger or to the obligations of Parent and Merger Sub to consummate the Merger are otherwise satisfied, (b) the Company has irrevocably confirmed by notice to Parent that all conditions to its obligation to consummate the Merger have been satisfied or that it will waive any such unsatisfied conditions, and (c) the Merger shall not have been completed within three (3) business days after the delivery of such notice.

Material U.S. Federal Income Tax Consequences (Page 62)

The receipt of cash pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local and other tax laws. Please see “Material U.S. Federal Income Tax Consequences” beginning on page 62 for additional information. The tax consequences of the Merger to you will depend upon your personal circumstances. We encourage you to consult your tax advisors for a full understanding of the U.S. federal, state, local, foreign and other tax consequences of the Merger to you.

Material PRC Income Tax Consequences (Page 64)

The Company does not believe that it should be considered a resident enterprise under the PRC Enterprise Income Tax Law (the “EIT Law”) or that the gain recognized on the receipt of cash for our Shares should otherwise be subject to PRC tax to holders of such Shares that are not PRC residents. If, however, the PRC tax authorities were to determine that the Company should be considered a resident enterprise or that the receipt of cash for our Shares should otherwise be subject to PRC tax, the gain recognized on the receipt of cash for our Shares pursuant to the Merger by our shareholders who are not PRC residents could be treated as PRC-source income that would be subject to PRC income tax at a rate of 10%. We encourage you to consult your own tax advisor for a full understanding of the tax consequences of the Merger to you, including any PRC tax consequences. Please see “Material PRC Income Tax Consequences” beginning on page 64 for additional information.

Material British Virgin Islands Tax Consequences (Page 65)

The British Virgin Islands currently have no form of income, corporate or capital gains tax and no estate duty, inheritance tax or gift tax. No taxes, fees or charges will be payable (either by direct assessment or withholding) to the government or other taxing authority in the British Virgin Islands under the laws of the British Virgin Islands in respect of the Merger or the receipt of cash for our Shares under the terms of the Merger. This is subject to the qualification that registration fees will be payable by the Company to the Registrar of Corporate Affairs of the British Virgin Islands to register the plan of merger. Please see “Material British Virgin Islands Tax Consequences” beginning on page 65 for additional information.

Regulatory Matters (Page 39)

The Company does not believe that any material federal or state regulatory approvals, filings or notices are required in connection with the Merger other than the approvals, filings or notices required under the federal securities laws and the filing of the plan of merger (and supporting documentation as specified in the BVI Business Companies Act) with the Registrar of Corporate Affairs of the British Virgin Islands and in the event the Merger becomes effective, a copy of the certificate of merger being given to the shareholders and creditors of the Company and Merger Sub as at the time of the filing of the plan of merger and notice of merger published in the British Virgin Islands Gazette.

Accounting Treatment of the Merger (Page 39)

The Merger is expected to be accounted for, at historical cost, as a merger of entities under common control in a manner similar to a pooling-of-interests, in accordance with Accounting Standards Codification 805-50, “Business Combinations – Related Issues.”

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Conditions to the Merger (Page 53)

The completion of the Merger and the other transactions contemplated by the Merger Agreement is subject to the satisfaction of the following conditions:

•	the Merger Agreement and the Merger being approved by the shareholders at the extraordinary general meeting;

•	no law of any governmental entity of competent jurisdiction, restraining, enjoining or otherwise preventing completion of the Merger and no governmental entity having instituted any judicial or administrative proceeding which continues to be pending seeking any such law; and

•	all authorizations, consents or approvals of a governmental entity required in connection with the execution and delivery of the Merger Agreement and the performance of the obligations thereunder shall have been made or obtained, subject to a material adverse effect exception.

The obligations of Parent and Merger Sub to consummate the Merger are also subject to the satisfaction, or waiver by Parent, of the following conditions:

•	the representations and warranties of the Company in the Merger Agreement being true and correct as of the date of the Merger Agreement and as of the closing date, with certain representations and warranties subject to a de minimis exception and certain other representations and warranties subject to a material adverse effect exception;

•	the Company having performed or complied in all material respects with all covenants and agreements required to be performed or complied with by it under the Merger Agreement prior to or at the time of closing;

•	the Company having delivered to Parent a certificate, dated the closing date, signed by an executive officer of the Company, certifying the fulfillment of the conditions above;

•	since the date of the Merger Agreement, there having been no effect, change, event or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect; and

The obligations of the Company to consummate the Merger are subject to the satisfaction, or waiver by the Company, of the following conditions:

•	the representations and warranties of Parent and Merger Sub in the Merger Agreement being true and correct in all material respects as of the date of the Merger Agreement and as of the closing date;

•	each of Parent and Merger Sub having performed or complied in all material respects with all covenants and agreements required to be performed or complied with by it under the Merger Agreement prior to or at the time of closing; and

•	each of Parent and Merger Sub having delivered to the Company a certificate, dated the closing date, signed by a designated director of Parent and a designated director of Merger Sub, certifying the fulfillment of the conditions above.

Market Price of the Shares (Page 39)

The closing price of the Shares on NASDAQ on January 6, 2012, the last trading date immediately prior to the Company’s announcement on January 9, 2012 that it had received a “going private” proposal, was $2.01 per Share. The merger consideration of $4.15 per Share to be paid in the Merger represents a premium of approximately 106.0% to that closing price.

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Fees and Expenses (Page 55)

Whether or not the Merger is completed, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such costs and expenses except as otherwise provided in the Merger Agreement.

QUESTIONS AND ANSWERS ABOUT THE EXTRAORDINARY GENERAL MEETING AND THE
MERGER

The following questions and answers address briefly some questions you may have regarding the extraordinary general meeting and the Merger. These questions and answers may not address all questions that may be important to you as a shareholder of the Company. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement.

Q:	What is the Merger?

A:	The Merger is a going private transaction pursuant to which Merger Sub will merge with and into the Company. The Merger is a going private transaction conducted by the Company's Chairman, Mr. Wang, and its CEO, Mr. Lin. Because the Parent, which Mr. Wang and Mr. Lin control, owns approximately 63% of the common shares of the Company, both quorum and an affirmative vote in favor of the transaction are assured with the Parent's vote. Once the Merger Agreement is approved by the shareholders of the Company and the other closing conditions under the Merger Agreement have been satisfied or waived, Merger Sub will merge with and into the Company, with the Company continuing as the surviving company after the Merger. If the Merger is completed, the Company will continue its operations as a privately held company owned solely by Parent, and as a result of the Merger, the Shares will no longer be listed on NASDAQ, and the Company will cease to be a publicly traded company.

Q:	What will I receive in the Merger?

A:	If you own Shares and the Merger is completed, you will be entitled to receive $4.15 in cash, without interest, for each Share you own as of the effective time of the Merger (unless you validly exercise and have not effectively withdrawn or lost your appraisal rights under Section 179 of the BVI Business Companies Act, 2004, as amended with respect to the Merger, in which event you will be entitled to the value of each Share appraised pursuant to the BVI Business Companies Act, 2004, as amended).

Please see “Material U.S. Federal Income Tax Consequences,” “Material PRC Income Tax Consequences” and “Material British Virgin Islands Tax Consequences” beginning on page 62 for a more detailed description of the tax consequences of the Merger. We encourage you to consult with your own tax advisor for a full understanding of how the Merger will affect your U.S. federal, state, local, foreign and other taxes.

Q:	How will the Company’s share options be treated in the Merger?

A:	If the Merger is completed, each outstanding, vested and unexercised option to purchase Shares under the Company Option Plan shall be cancelled and converted into the right to receive, as soon as reasonably practicable after the effective time of the Merger, a cash amount equal to the number of Shares underlying such option immediately prior to the effective time multiplied by the amount by which $4.15 exceeds the exercise price per Share of such vested option. If the Merger is completed, each outstanding and unvested option to purchase Shares under the Company Option Plan shall be cancelled and converted into the right to receive, as soon as reasonably practicable after the effective time of the merger, a restricted cash award in an amount equal to the number of Shares underlying such option multiplied by the amount by which $4.15 exceeds the exercise price per Share of such unvested option. Such restricted cash awards will be subject to the same vesting conditions applicable to the unvested options without giving effect to the Merger and any such restricted cash awards will not be transferable; provided, however, that the restricted cash awards shall automatically become fully vested immediately upon termination of its holder’s employment or service with the surviving company or its affiliate to which such holder provides services as employee, consultant or as a director within twelve (12) months of the effective time of the Merger without cause. On the date that the unvested options would have become vested without giving effect to the Merger, such corresponding portion of the restricted cash awards will be delivered to the holder of such restricted cash award, less any applicable withholding taxes.

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Q:	After the Merger is completed, how will I receive the merger consideration for my Shares?

A.	Promptly after the effective time of the Merger (in any event within five (5) business days after the effective time), an exchange agent appointed by Parent will mail you (a) a form of letter of transmittal specifying how the delivery of the merger consideration to you will be effected and (b) instructions for effecting the surrender of share certificates in exchange for the applicable merger consideration. You will receive cash for your Shares from the exchange agent after you comply with these instructions.

Upon surrender of your share certificates or a declaration of loss or non-receipt, you will receive an amount equal to the number of your Shares multiplied by $4.15 in cash, without interest, in exchange for the cancellation of your Shares.

If the merger consideration is to be paid to a third party other than you, the payment will be conditioned upon (a) the surrendered share certificate being properly endorsed or otherwise being in proper form for transfer and (b) the person requesting the payment having paid any transfer and other taxes required by reason of the payment of merger consideration to a third party other than the registered holder of such share certificate and having established to the reasonable satisfaction of the surviving company that such tax either has been paid or is not applicable.

If your Shares are held in “street name” by your broker, bank or other nominee, you will receive instructions from your broker, bank or other nominee on how to surrender your Shares and receive the merger consideration for those Shares.

Q:	When and where will the extraordinary general meeting be held?

A:	The extraordinary general meeting will take place on __________, 2012, at __________ a.m. (Beijing time) at3/F Qilu Software Park Building, Jinan Hi-Tech Zone, Jinan, Shandong, People’s Republic of China 250101.

Q:	What matters will be voted on at the extraordinary general meeting?

A:	You will be asked to consider and vote on the following proposals:

•	to adopt the Merger Agreement and approve the transactions contemplated by the Merger Agreement, including the Merger; or

•	to approve any motion to adjourn or postpone the extraordinary general meeting in order to allow the Company to solicit additional proxies in favor of the approval of the Merger and the approval and adoption of the Merger Agreement in the event that there are insufficient proxies received to pass the resolution on the Merger during the extraordinary general meeting.

Q:	What vote of our shareholders is required to adopt the Merger Agreement?

A:	Adoption of the Merger Agreement requires the approval by an affirmative vote of shareholders representing a majority of the Shares present and voting in person or by proxy as a single class at the extraordinary general meeting. At the close of business on __________, 2012, the record date for the extraordinary general meeting, _________________ Shares were outstanding and entitled to vote at the extraordinary general meeting. Parent currently owns approximately 63% of the total outstanding Shares. Thus, Parent has sufficient votes to constitute a quorum for the extraordinary general meeting and adopt the Merger Agreement at the extraordinary general meeting.

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Q:	How does the Company’s board of directors recommend that I vote on the proposals?

A:	After careful consideration and upon the unanimous recommendation of the Special Committee, our board of directors, by a unanimous vote, recommends that you vote:

•	FOR the proposal to adopt the Merger Agreement and approve the transactions contemplated by the Merger Agreement, including the Merger; and

•	FOR the proposal to approve any motion to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in favor of the approval of the Merger and the approval and adoption of the Merger Agreement in the event that there are insufficient proxies received to pass the resolution on the Merger during the extraordinary general meeting.

Q:	Who is entitled to vote at the extraordinary general meeting?

A:	The record date is __________, 2012. Only shareholders entered in the register of members of the Company at the close of business on the record date or their proxy holders are entitled to vote at the extraordinary general meeting or any adjournment thereof.

Q:	What constitutes a quorum for the extraordinary general meeting?

A:	The presence, in person or by proxy, of shareholders holding not less than an aggregate of 50% of all of the outstanding Shares that are entitled to vote on the record date will constitute a quorum for the extraordinary general meeting.

Q:	When do you expect the Merger to be completed?

A:	We are working towards completing the Merger as quickly as possible and currently expect the merger to close before October 1, 2012. In order to complete the Merger, we must obtain shareholder approval of the Merger at the extraordinary general meeting and the other closing conditions under the Merger Agreement must be satisfied or waived in accordance with the Merger Agreement.

Q:	What happens if the Merger is not completed?

A:	If our shareholders do not adopt the Merger Agreement and approve the transactions contemplated by the Merger Agreement, including the Merger, or if the Merger is not completed for any other reason, our shareholders will not receive any payment for their Shares pursuant to the Merger Agreement nor will the holders of any share options, Company Warrants or unit purchase options receive payment pursuant to the Merger Agreement. In addition, the Company will remain a publicly traded company. The Shares will continue to be listed and traded on NASDAQ, provided that the Company continues to meet NASDAQ’s listing requirements. In addition, the Company will remain subject to SEC reporting obligations. Therefore, our shareholders will continue to be subject to similar risks and opportunities as they currently are with respect to their ownership of our Shares.

Under specified circumstances, Parent may be required to pay the Company and its affiliates (other than Parent and Merger Sub) a termination fee and reimburse the Company and its affiliates for their expenses in connection with the Merger, in each case, as described under the caption “The Merger Agreement—Termination Fee and Reimbursement of Expenses” beginning on page 55.

Q:	What do I need to do now?

A:	We urge you to read this proxy statement carefully, including its annexes, exhibits, attachments and the other documents referred to or incorporated by reference herein and to consider how the Merger affects you as a shareholder. After you have done so, please vote as soon as possible.

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Q:	How do I vote if my Shares are registered in my name?

A:	If Shares are registered in your name as of the record date, you should simply indicate on your proxy card how you want to vote, and sign and mail your proxy card in the enclosed return envelope as soon as possible but in any event at least 48 hours before the time of the extraordinary general meeting so that your Shares will be represented and may be voted at the extraordinary general meeting.

Alternatively, you can attend the extraordinary general meeting and vote in person. If you decide to sign and send in your proxy card, and do not indicate how you want to vote, the Shares represented by your proxy will be voted FOR the proposal to adopt the Merger Agreement and approve the transactions contemplated by the Merger Agreement, including the Merger, or FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in favor of the approval of the Merger and the approval and adoption of the Merger Agreement in the event that there are insufficient proxies received to pass the special resolution during the extraordinary general meeting unless you appoint a person other than the chairman of the meeting as proxy, in which case the Shares represented by your proxy card will be voted (or not submitted for voting) as your proxy determines. If your Shares are held by your broker, bank or other nominee, please see below for additional information.

Q:	If my Shares are held in a brokerage account, will my broker vote my Shares on my behalf?

A:	Your broker, bank or other nominee will only vote your Shares on your behalf if you instruct it how to vote. Therefore, it is important that you promptly follow the directions provided by your broker, bank or nominee regarding how to instruct it to vote your Shares. If you do not instruct your broker, bank or other nominee how to vote your Shares that it holds, those Shares may not be voted.

Q:	What will happen if I abstain from voting or fail to vote on the proposal to adopt the Merger Agreement?

A:	If you abstain from voting, fail to cast your vote in person or by proxy or fail to give voting instructions to your broker, dealer, commercial bank, trust company or other nominee, your vote will not be counted, either on the issues presented or for purposes of determining whether a quorum exists at the extraordinary general meeting.

Q:	May I change my vote?

A:	Yes, you may change your vote in one of three ways:

•	first, you may revoke a proxy by written notice of revocation given to the chairman of the extraordinary general meeting before the extraordinary meeting commences. Any written notice revoking a proxy should be sent to Pansoft Company Limited, 3/F Qilu Software Park Building, Jinan Hi-Tech Zone, Jinan, Shandong, People’s Republic of China 250101;

•	second, you may complete, date and submit a new proxy card bearing a later date than the proxy card sought to be revoked to the Company no less than 48 hours prior to the extraordinary general meeting; or

•	third, you may attend the extraordinary general meeting and vote in person. Attendance, by itself, will not revoke a proxy. It will only be revoked if the shareholder actually votes at the extraordinary general meeting.

If you hold Shares through a broker, bank or other nominee and have instructed the broker, bank or other nominee to vote your Shares, you must follow directions received from the broker, bank or other nominee to change your instructions.

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Q:	What should I do if I receive more than one set of voting materials?

A:	You may receive more than one set of voting materials, including multiple copies of this proxy statement or multiple proxy or voting instruction cards. For example, if you hold your Shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold Shares. If you are a holder of record and your Shares are registered in more than one name, you will receive more than one proxy card. Please submit each proxy card that you receive.

Q:	If I am a holder of certificated Shares, should I send in my share certificates now?

A:	No. Promptly after the Merger is completed, each holder of record as of the time of the Merger will be sent written instructions for exchanging their share certificates for the per Share merger consideration. These instructions will tell you how and where to send in your share certificates for your cash consideration. You will receive your cash payment after the paying agent receives your share certificates and any other documents requested in the instructions. Please do not send share certificates with your proxy.

Holders of uncertificated Shares (i.e., holders whose shares are held in book-form entry) will automatically receive their cash consideration as soon as practicable after the effective time of the Merger without any further action required on the part of such holders.

Q:	Am I entitled to appraisal rights?

A:	Yes. Shareholders who dissent from the Merger will have the right to seek appraisal and payment of the fair value of their Shares if the Merger is completed, but only if they deliver to the Company, before the vote is taken, a written objection to the Merger and they subsequently comply with all procedures and requirements of Section 179 of the BVI Business Companies Act for the exercise of appraisal rights. The fair value of your Shares as determined under that statute could be more than, the same as, or less than the merger consideration you would receive pursuant to the Merger Agreement if you do not exercise appraisal rights with respect to your Shares.

We encourage you to read the information set forth in this proxy statement carefully and to consult your own British Virgin Islands legal counsel if you desire to exercise your appraisal rights. Please see “Dissenters’ Rights” beginning on page 57 as well as “Annex C—BVI Business Companies Act 2004, as amended —Section 179” to this proxy statement for additional information.

Q:	Will any proxy solicitors be used in connection with the extraordinary general meeting?

A:	No, we have not retained a third-party service provider to assist in the solicitation process. We will ask banks, brokers and other custodians, nominees and fiduciaries to forward our proxy solicitation materials to the beneficial owners of Share. We will reimburse these nominee holders for their customary clerical and mailing expenses incurred in forwarding the proxy solicitation materials to the beneficial owners and in obtaining voting instructions from those owners. We will pay all expenses of filing, printing and mailing this proxy statement.

Q:	Do any of the Company’s directors or executive officers have interests in the Merger that may differ from those of other shareholders?

A:	Yes. Some of the Company’s directors or executive officers have interests in the Merger that may differ from those of other shareholders, including: (a) the beneficial ownership of equity interests in Parent by Mr. Hugh Wang and Mr. Guoqiang Lin; (b) the potential enhancement or decline in value of Parent’s shares, of which Mr. Hugh Wang and Mr. Guoqiang Lin are beneficial owners, as a result of the Merger and future performance of the surviving company; (c) the anticipated establishment of a new equity-based share incentive plan and grants of equity awards to senior management and other employees after completion of the Merger; (d) continued indemnification and advancement rights and directors and officers liability insurance to be provided by the surviving company to former directors and officers of the Company; (e) the compensation of members of the Special Committee of our board of directors in exchange for their services in such capacity at a rate of $6,000 per month per member of the Special Committee (the payment of which is not contingent upon the completion of the Merger or the Special Committee’s or the board’s recommendation of the Merger); and (f) the continuation of service of the executive officers of the Company with the surviving company in positions that are substantially similar to their current positions. Please see “Special Factors—Interests of Certain Persons in the Merger” beginning on page 15 for a more detailed discussion of how some of our Company’s directors and executive officers have interests in the Merger that are different from, or in addition to, the interests of our shareholders generally.

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Q:	How will our directors and executive officers vote on the proposal to adopt the Merger Agreement?

A:	Mr. Hugh Wang and Mr. Guoqiang Lin, on behalf of Parent, have informed us that Parent will vote its Shares in favor of the adoption of the Merger Agreement and the approval of the transactions contemplated by the Merger Agreement, including the Merger. As of the record date, Mr. Hugh Wang and Mr. Guoqiang Lin may be deemed to beneficially own, in the aggregate, 3,425,494 Shares, or approximately 63% of the outstanding Shares by virtue of their control of Parent. Our remaining directors collectively own approximately 1.3% of our outstanding Shares, and none of these directors has informed us of any intention to vote any Shares against either extraordinary general meeting proposal.

Q:	Who can help answer my questions?

A:	If you have any questions about the Merger or if you need additional copies of this proxy statement or the enclosed proxy card, you should contact Allen Zhang, our chief financial officer, at 3/F Qilu Software Park Building, Jinan Hi-Tech Zone, Jinan, Shandong, People’s Republic of China 250101, telephone number: +86 531 8887-4455; fax number: +86 531 8887-1161.

SPECIAL FACTORS

Background of the Merger

Our board of directors and management periodically evaluate our business and operations and regularly review and assess strategic alternatives available to enhance value to our shareholders. As part of this ongoing process, our board of directors and senior management, from time to time, have considered strategic alternatives that may be available to the Company. In addition, from time to time since the Company became a public company, Mr. Guoqiang Lin, our chief executive officer, and Mr. Hugh Wang, chairman of our board of directors, have discussed with certain institutions the possibility of providing debt or equity financing to the Company.

Since its initial public offering, the Company has undertaken a series of acquisitions, acquiring Beijing ITLamp Technology Co., Ltd (2010), Shandong HongAo Power Technology Co. Ltd. (2010), Hefei Langji Technology Co. Ltd. (2011) and investing on Pansoft (Japan) Co., Ltd. (since 2010), to expand our product portfolio and services in other business sectors or markets. Some of these acquisitions have made a positive contribution to the Company’s operating results. On the other hand, however, certain of these acquisitions have not fulfilled the Company’s expectations in relation to product sales, and have resulted in significant reduction of our profits in last fiscal year.

In an effort to provide liquidity to the Company’s shareholders, our board of directors has in the past authorized share repurchase programs. Notwithstanding those efforts, our board of directors and management expressed concern about the Company’s net losses, diminishing shareholders’ equity and the consequent erosion of its share price over the preceding three years.

Our board of directors is also mindful of the fact that, in light of the approximate 63% shareholding of Parent, any corporate transaction the Company may consider as an alternative means of providing shareholders an opportunity to achieve liquidity at a premium to market price must be conducted with Parent’s cooperation.

On October 18, 2011, Hugh Wang, on behalf of Parent, mentioned the possibility of a going private transaction with Paul Gillis, a director of the Company, whereby the Company would become wholly-owned by Parent and no longer a public company. Dr. Gillis advised Mr. Wang that Parent should separately and confidentially engage independent professionals to represent Parent if it was interested in exploring such a possibility. At the time, Mr. Wang did not discuss any details or specific terms involving a potential going private transaction and did not make any proposal.

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On January 7, 2012, at a board meeting of the Company, Mr. Wang delivered a non binding letter of intent to the board indicating that Parent was interested in a transaction to bring the Company private at a per Share merger consideration of $3.76. On the same day, the board of directors of the Company decided by written resolution that, in light of the proposal from Parent, it was in the best interests of the Company to form a special committee, consisting of the board’s independent directors, Mr. Tony Luh, Mr. Samuel Shen and Dr. Paul Gillis, who would serve as the chairman of the Special Committee, to exclusively consider and attend to all matters in connection with the proposal letter from the Parent and the transactions contemplated thereby, including: (1) establish, approve, modify, monitor and direct the process and procedures related to the review and evaluation of the proposed transaction and any alternative transaction; (2) respond to any communications, inquiries or proposals regarding the proposed transaction or any alternative transaction; (3) review, evaluate, investigate, pursue and negotiate the terms and conditions of the proposed transaction; (4) solicit expressions of interest or other proposals for alternative transactions to the extent the Special Committee deemed appropriate; (5) determine on behalf of the board and the Company whether the proposed merger or any alternative transaction is advisable and is fair to, and in the best interests of, the Company and its shareholders; (6) reject or approve the proposed merger or any alternative transaction, or recommend such rejection or approval to the board; (7) effect or recommend to the board the consummation of the proposed merger or any alternative transaction; (8) review, analyze, evaluate and monitor all proceedings and activities of the Company related to the proposed merger or any alternative transaction; (9) take such actions as the Special Committee may deem to be necessary or appropriate in connection with anti-takeover provisions, including, without limitation, actions with respect to the adoption, amendment or redemption of a shareholder rights plan; (10) investigate the Company, the potential buyer and any other prospective acquirers, the proposed merger or alternative transaction and matters related thereto as it deems appropriate; and (11) take such other actions as the Special Committee may deem to be necessary or appropriate for the Special Committee to discharge its duties. On the same day, the special committee decided to engage Morgan Lewis & Bockius, LLP (“Morgan Lewis”) as its US counsel. Thereafter, the Special Committee conducted face-to-face or telephone interviews with several financial advisors to choose among them its independent financial advisor. In the process of identifying the financial advisor, the Special Committee informally discussed the possible positive and negative qualifications of candidates for that role.

On January 16, 2012, Parent sent a letter to the Special Committee clarifying that Parent will not sell its shares in the Company to any third party nor will it vote its shares in favor of any third party acquisitions or takeover of the Company.

On February 1, 2012, the Special Committee held a conference call to discuss the current status and review the time table of the proposed merger as well as Parent’s letter dated January 16, 2012, After such review, the Special Committee determined that it would not be possible to complete a transaction with a third party without Parent’s consent and, in light of the fact that Parent would not grant such consent, the board determined that the Company would not contact other third parties to determine their interest in a transaction.

On February 10, 2012, the Special Committee decided to retain Duff & Phelps as its independent financial advisor, and Maples and Calder (“Maples”) as its British Virgin Islands legal counsel to assist its work.

On February 24, 2012 Duff & Phelps participated in the regular teleconference meeting of the Special Committee and gave a report on the early stage of their due diligence including the collection of historical data.

On March 9, 2012, Duff & Phelps participated in part of the regular teleconference call of the Special Committee and updated the committee members of development of their due diligence work; following Duff & Phelps’s report, the Special Committee members discussed different alternatives for the Company other than the proposed merger, including continued execution of the existing business plan, spinoff of the outsourcing business, sale of the business to a third party, repurchase of the Shares from the market, distribution of a special one-time dividend, private placement or public offering. The Special Committee concluded that those alternatives are not viable for the Company given the current situations of the Company and the capital market. Morgan Lewis also circulated a presentation of the key terms of the merger agreement as requested by the committee members. In particular, the Special Committee believed that smaller Chinese companies like the Company have been poorly valued on US markets, largely due to investor concerns about fraud, transparency and appropriate levels of regulatory, director and shareholder oversight. Moreover, the Special Committee concluded that these conditions are likely to persist for the foreseeable future and that investors were unlikely to realize value for their investment so long as the Company remained a small Chinese public company.

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On March 12, 2012, Morgan Lewis provided an initial draft of the Merger Agreement to Parent.

On March 23, 2012, Duff & Phelps confirmed to the Special Committee on its regular teleconference meeting that it has received all the critical financial information of the Company including management’s projections.

On March 30, 2012, the Special Committee conducted a teleconference meeting with Duff & Phelps. Duff & Phelps advised that they have received most of the critical information and management projections. At the meeting, Duff & Phelps reported to the Special Committee their preliminary analysis and discussions of the proposed merger from a financial perspective. The Special Committee further required Duff & Phelps to use more China based companies listed on NASDAQ or NYSE to make comparisons. Finally, the Special Committee informed Duff & Phelps that the nature of the Company’s business is to provide value added package based on ERP platform, which may result in financial margins different from other typical ERP providers.

On April 9, 2012, we received the initial comments and changes to the merger agreement by Parent. On the same day, we also received a term sheet from a US based real property company (the “Real Property Developer”). According to the Real Property Developer, it held properties with a value of approximately $40,000,000 and was interested in pursuing a reverse takeover transaction with the Company based on a valuation equal to $4.50 per Share (the “Proposed Reverse Takeover”). According to the term sheet, following completion of the Proposed Reverse Takeover, the Real Property Developer would have an 85% equity ownership in the Company. Also, pursuant to the term sheet, the Real Estate Developer would require the Company to have $6,195,500 in cash at the closing, and certain intellectual property of the Company would be sold to Parent in exchange for all the Shares Parent holds. The term sheet was non-binding and the Proposed Reverse Takeover was conditioned upon completion of due diligence, as well as other customary conditions, including regulatory approval. The proposed transaction by the Real Estate Developer would not result in any cash proceeds for the Company’s shareholders. The Company had never had any discussions with the Real Estate Developer and did not know what had triggered the delivery of this term sheet.

After receiving the letter regarding the Proposed Reverse Takeover, the Special Committee consulted Morgan Lewis and Duff & Phelps and discussed the legal, financial, and regulatory implications of the terms under the Proposed Reverse Takeover in order to give a preliminary evaluation of the transaction including the asset portfolios of the Real Property Developer, the general situation of real property business in the capital market, prospective liquidity of the Shares after the completion of the transaction, the recent scrutiny by the SEC and NASDAQ on reverse takeover listings and the legal, tax and regulatory issues in connection with the Proposed Reverse Takeover.

On April 12, the Special Committee received a letter from Parent reiterating that Parent, as the controlling shareholder holding approximately 65% voting securities of the Company, would not vote for approval of the Proposed Reverse Takeover. The letter cited several reasons for its positions, including i) there are many uncertainties regarding the ability of the transaction to be completed, including NASDAQ’s concerns about listings through reverse takeover transactions, approvals by shareholders of both companies and issuance of a fairness opinion; ii) it is unacceptable to Parent to only receive certain intellectual property instead of the entire business as a going concern, iii) the purpose of the cash balance requirement was not to benefit the shareholders of the Company, but to provide working capital to the real property business, iv) a significant portion of the Real Property Developer’s assets are at development stage and have not generated any revenue, v) the $4.50 per Share valuation does not bring any liquidity to the shareholders and appears designed to meet the NASDAQ listing requirements; vi) shareholders will challenge the transaction because it effectively converts the Company from a debt free, revenue focused company into a highly leveraged business with limited revenue source; and vii) being taken over by a real property developer would not be considered good news to the market.

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As instructed by the Special Committee on April 16, 2012, Paul Gillis, chairman of the Special Committee, sent a letter to the Real Property Developer in order to determine whether it could negotiate a more favorable transaction. The letter emphasized that i) the transaction should be structured to provide the current shareholders of the Company greater value; ii) the Real Property Developer should bear the additional transaction costs, including due diligence, valuation and legal fees for the Company to assess the value of the Proposed Reverse Takeover to the shareholders of the Company; iii) in order to incentivize Parent to approve the transaction as a controlling shareholder, the entire current business of the Company must be spun off to Parent; and iv) the parties would need to complete the transaction on an expeditious basis.

On April 18, 2012, the Real Property Developer responded to the Special Committee in a letter stating that i) the Company should use its own cash to pay a dividend of $2.00 per Share; ii) Parent will take over the current business of the Company after the spinoff in exchange for all the Shares it holds; and iii) at least $2.5 million cash should be left with the Company after the transaction.

On April 20, 2012, at a special meeting, members of the Special Committee listened to presentations by Duff & Phelps regarding their preliminary thoughts on the offer made by Parent and by Morgan Lewis regarding the material changes of the Merger Agreement proposed by Parent. The Special Committee also discussed with Duff & Phelps the Proposed Reverse Takeover and communications with the Real Property Developer on this topic and the committee members authorized Paul Gillis to write another letter to the Real Property Developer. After the meeting, the committee members called Hugh Wang to negotiate for a higher merger consideration and finally Hugh responded that Parent would consider increasing the merger consideration up to $4.15 per Share.

On April 21, 2012, Paul Gillis sent a letter to the Real Property Developer stating that i) the due diligence, valuation, accounting, auditing, legal and compliance costs in connection with and a result of the Proposed Reverse Takeover would be very high; ii) there might be tax consequences on the distribution of cash dividends to shareholders; iii) the Real Property Developer should deposit cash of $1,500,000 to cover the transaction cost; and iv) the parties would need to enter into definitive transaction documents by June 30, 2012. The letter also expressed that the parties should sign a term sheet by April 27, 2012. Neither the Company nor the Special Committee has received any response or other feedback from the Real Property Developer following the delivery of this letter.

On April 28, 2012, Morgan Lewis circulated a further revised draft of the Merger Agreement based on discussions with the Special Committee including increasing the per Share merger consideration to $4.15.

On May 4, 2012, the Company received further comments to the Merger Agreement from Parent that, among others, the proposed per Share merger consideration of $4.15 per Share was accepted.

On May 11, 2012, Morgan Lewis circulated the final draft of the Merger Agreement to the Special Committee and Parent for their approval and confirmation. A copy was also provided to Duff & Phelps.

On May 14, 2012, the Special Committee received the written fairness opinion and discussion materials dated May 11, 2012 from Duff & Phelps to the effect that, as of May 11, 2012, and based upon and subject to the factors, limitations and assumptions set forth in its written opinion, the per Share merger consideration of $4.15 to be received by holders of the Shares (other than the Excluded Shares and the Dissenters Shares) was fair, from a financial point of view, to holders of such Shares. The full text of the written opinion of Duff & Phelps is attached as Annex ___ to this proxy statement.

On May 16, 2012, the Special Committee and Morgan Lewis held a meeting by conference call. Following a comprehensive and detailed discussion of the final draft of the Merger Agreement, as well as Duff & Phelp’s presentation materials and financial opinion, the Special Committee unanimously resolved to recommend that our board of directors approve and adopt the proposed Merger Agreement and the transactions contemplated thereby.

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Following the meeting of the Special Committee, based upon the unanimous recommendation of the Special Committee, our board of directors adopted resolutions approving the terms of the draft Merger Agreement and the transactions contemplated thereby, and resolutions recommending that the Company’s shareholders vote to approve the terms of the Merger Agreement. Please see “Special Factors— Reasons for the Merger and Recommendation of the Independent Committee and Our Board of Directors” beginning on page 15 for a description of the resolutions of our board of directors at this meeting. On the same day, Parent and Merger Sub executed the merger agreement and Dr. Paul Gillis, as chairman for the Special Committee, executed the Merger Agreement for and on behalf of the Company.

On May 17, 2012, the Company issued a press release announcing the execution of the Merger Agreement.

Reasons for the Merger and Recommendation of the Special Committee and Our Board of Directors

Our board of directors, acting upon the unanimous recommendation of the Special Committee, which the Special Committee acted with the advice and assistance of our management (other than Mr. Hugh Wang, chairman of our board of directors, and Mr. Guoqiang Lin, chief executive officer of the Company), and its financial and legal advisors, evaluated the Merger, including the terms and conditions of the Merger Agreement.

At a meeting on May 16, 2012, the Special Committee unanimously recommended that our board of directors adopt resolutions that:

•	determine that the Merger, on the terms and subject to the consideration set forth in the Merger Agreement, is fair (both substantively and procedurally) to, and in the best interests of, the Company and its unaffiliated shareholders, and declare it advisable to enter into the Merger Agreement;

•	approve the execution, delivery and performance by the Company of the Merger Agreement and the completion of the transactions contemplated thereby, including the Merger; and

•	recommend the approval and adoption of the Merger Agreement by the holders of the Shares.

On the same day, our board of directors unanimously approved the resolutions recommended by the Special Committee.

In the course of reaching their respective determinations, the Special Committee and our board of directors considered the following substantive factors and potential benefits of the Merger, each of which the Special Committee and our board of directors believed supported their respective decisions, but which are not listed in any relative order of importance:

•	our board of directors’ knowledge of our business, financial condition, results of operations, prospects and competitive position and its belief that the Merger is more favorable to our shareholders than any other alternative reasonably available to the Company and our shareholders;

•	global economic conditions and the potential effects on our financial condition;

•	estimated forecasts of our future financial performance prepared by our management, together with our management’s view of our financial condition, results of operations, business, prospects and competitive position;

•	the limited trading volume of our Shares on NASDAQ;

•	the belief of the Special Committee that the terms of the Merger Agreement, including the parties’ representations, warranties and covenants, and the conditions to their respective obligations, are reasonable;

•	the all-cash merger consideration, which will allow our unaffiliated shareholders to immediately realize liquidity for their investment and provide them with certainty of the value of their Shares;

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•	the current and historical market prices of our Shares, including the fact that the merger consideration offered to our unaffiliated shareholders represents a [106.0]% premium to the closing price of our Shares on January 6, 2012, the last trading day immediately prior to the Company’s announcement on January 9, 2012 that it had received a “going private” proposal. The fact that the per Share merger consideration of $4.15 to be paid to unaffiliated shareholders in the Merger also represents a (a) 30% premium over the closing price of $3.19 per Share on May15, 2012, the trading day immediately before the Merger Agreement was signed, and (b) 30% premium over the Company’s 30 trading day average price as quoted by NASDAQ on May 16, 2012, the last trading day prior to the Company’s announcement on May 17, 2012 that it had received a “going private” proposal;

•	the possibility that it could take a considerable period of time before the trading price of the Shares would reach and sustain at least the per Share merger consideration of $4.15, as adjusted for present value;

•	the negotiations with respect to the merger consideration that, among other things, led to an increase in the offer price from $3.76 per Share to $4.15 per Share and the Special Committee’s determination that, following negotiations with Parent, $4.15 per Share was the highest price that Parent would agree to pay, with the Special Committee basing its belief on a number of factors, including the duration and tenor of negotiations and the experience of the Special Committee and its advisors;

•	the absence of significant regulatory approvals, including U.S. and Chinese antitrust approvals, required in connection with the merger;

•	the likelihood that the Merger would be completed based on, among other things (not in any relative order of importance);

•	the likelihood and anticipated timing of completing the Merger in light of the scope of the conditions to completion, including the absence of significant required regulatory approvals; and

•	the fact the Merger Agreement provides that, in the event of a failure of the Merger to be completed under certain circumstances, Parent will pay the Company a $350,000 termination fee.

•	following its formation, the Special Committee’s independent control of the sale process with the advice and assistance of Duff & Phelps and Morgan Lewis as its financial and legal advisors, respectively, reporting solely to the Special Committee;

•	the financial analysis reviewed and discussed with the Special Committee by representatives of Duff & Phelps, as well as Duff & Phelps’ written opinion dated May 11, 2012 with respect to the fairness, from a financial point of view, of the per Share merger consideration of $4.15 to be received by holders of the Shares (other than the Excluded Shares and the Dissenters Shares) in the Merger, as of May 11, 2012, based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Duff & Phelps in preparing its opinion. Please see “Special Factors – Opinion of Special Committee’s Financial Advisor” beginning on page 28 for additional information; and

•	the consideration and negotiation of the Merger Agreement was conducted entirely under the control and supervision of the Special Committee, which consists of three (3) independent directors, each of whom is an outside, non-employee director, and that no limitations were placed on the Special Committee’s authority.

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In addition, the Special Committee and our board of directors believed that sufficient procedural safeguards were and are present to ensure that the Merger is procedurally fair to our unaffiliated shareholders and to permit the Special Committee and our board of directors to represent effectively the interests of such unaffiliated shareholders. These procedural safeguards, which are not listed in any relative order of importance, are discussed below:

•	all of the directors serving on the Special Committee during the entire process were and are independent directors and free from any affiliation with the Continuing Parties. In addition, none of such directors is or ever was an employee of the Company or any of its subsidiaries or affiliates and none of such directors has any financial interest in the Merger that is different from that of the unaffiliated shareholders other than the members’ receipt of board and Special Committee compensation (which are not contingent upon the completion of the Merger or the Special Committee’s or board’s recommendation of the Merger) and their indemnification and liability insurance rights under the Merger Agreement;

•	the Special Committee was assisted in negotiations with Parent and in its evaluation of the Merger by Duff & Phelps, Morgan Lewis and Maples, its financial and legal advisors, respectively;

•	the Special Committee was empowered to consider, attend to and take any and all actions in connection with the written proposal from Parent and the transactions contemplated thereby from the date the Special Committee was established, and no evaluation, negotiation, or response regarding the transaction or any documentation in connection therewith from that date forward was considered by our board of directors for approval unless the Special Committee had recommended such action to our board of directors;

•	the terms and conditions of the Merger Agreement were the product of negotiations between the Special Committee and its advisors, on the one hand, and Parent and their respective advisors, on the other hand, which, among other things, resulted in an increase in the offer price from $3.76 to $4.15 per Share;

•	the Special Committee had the authority to reject the terms of any strategic transaction, including the Merger;

•	the Special Committee met regularly to consider and review the terms of the Merger;

•	the recognition by the Special Committee and our board of directors that it had no obligation to recommend the approval of the merger proposal from Parent or any other transaction;

•	the availability of appraisal rights to the unaffiliated shareholders who comply with all of the required procedures under the BVI Business Companies Act for exercising dissenters’ and appraisal rights, which allow such holders to seek appraisal of the fair value of their Shares as determined by independent appraisers.

The Special Committee and board of directors also considered a variety of potentially negative factors discussed below concerning the Merger Agreement and the Merger, which are not listed in any relative order of importance:

•	the fact that adoption of the Merger Agreement is not subject to the approval of holders of a majority of the Company’s unaffiliated Shares and Parent has sufficient votes to constitute a quorum for the extraordinary general meeting and unilaterally adopt the Merger Agreement at the extraordinary general meeting;

•	the merger consideration of $4.15 per Share represents a substantial discount against the offering price per Share of $7.00 pursuant to the Company’s initial public offering of the Shares conducted in September 2008;

•	the fact that the Company’s unaffiliated shareholders will have no ongoing equity participation in the Company following the Merger, and that they will cease to participate in our future earnings or growth, if any, or to benefit from increases, if any, in the value of the Shares, and will not participate in any potential future sale of the Company to a third party or any potential recapitalization of the Company which could include a dividend to shareholders;

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•	the possibility that Parent could sell part or all of the Company following the Merger to one or more purchasers at a valuation higher than that being paid in the Merger;

•	the possibility that Parent could relist the Company following the Merger on an Asian stock exchange at a valuation higher than that being paid in the Merger;

•	the risk of incurring substantial expenses related to the Merger, including in connection with any litigation that might result;

•	the lack of alternatives available to the Company other than to reject the proposed transaction and remain a U.S.-listed company given Parent’s position that it is unwilling to sell the Shares or accept a non-controlling role in the Company after any transaction, which position was articulated in multiple conversations between the Parent and the Special Committee and clearly stated in its letter to the Special Committee dated January 16, 2012;

•	the restrictions on the conduct of the Company’s business prior to the completion of the Merger, which may delay or prevent the Company from undertaking business opportunities that may arise or any other action it would otherwise take with respect to the operations of the Company pending completion of the Merger;

•	the risks and costs to the Company if the Merger does not close, including the diversion of management and employee attention, potential employee attrition and the potential disruptive effect on business and customer relationships;

•	the fact that Merger Sub is a newly incorporated company with essentially no assets and that the Company’s remedy in the event of breach of the Merger Agreement by Parent or Merger Sub is limited to receipt of a termination fee of $350,000 and reimbursement of the Company’s expenses, and under certain circumstances the Company may not be entitled to a termination fee or expenses at all;

•	the fact that the Continuing Parties may have interests in the transaction that are different from, or in addition to, those of our unaffiliated shareholders; please see “Special Factors—Interests of Certain Persons in the Merger” beginning on page 15 for additional information;

•	the possibility that the Merger might not be completed and the negative impact of a public announcement of the Merger on our sales and operating results and our ability to attract and retain key management, marketing and technical personnel; and

•	the taxability of an all cash transaction to our unaffiliated shareholders that are U.S. holders for U.S. federal income tax purposes.

The Special Committee determined that the Reverse Takeover Proposal will not bring greater value to the Company or the shareholders under the terms thereof for the following reasons:

•	there are many uncertainties regarding the ability of the transaction to be completed, including NASDAQ’s resistance to listings through reverse takeover transactions, approvals by shareholders of both companies and issuance of a fairness opinion;

•	it is unacceptable to Parent to accept the terms proposed in the Reverse Takeover Proposal;

•	the cash balance requirement does not benefit the shareholders of the Company, but instead provides working capital to the real property business;

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•	a significant portion of the Real Property Developer’s assets are at development stage and have not generated any revenue;

•	the $4.50 per Share valuation does not bring any liquidity to the shareholders and appears designed to meet NASDAQ listing requirements;

•	shareholders would be likely to challenge the transaction because it effectively converts the Company from a debt free, revenue focused company into a highly leveraged business with limited revenue source; and

•	being taken over by a real property developer would not be considered good news to the market.

The foregoing discussion of information and factors considered by the Special Committee and our board of directors is not intended to be exhaustive but includes a number of the factors considered by the Special Committee and our board of directors. In view of the wide variety of factors considered by the Special Committee and our board of directors, neither the Special Committee nor our board of directors found it practicable to quantify or otherwise assign relative weights to the foregoing factors in reaching its conclusions. In addition, individual members of the Special Committee and our board of directors may have given different weights to different factors and may have viewed some factors more positively or negatively than others. The Special Committee recommended that our board of directors approve, and our board of directors unanimously approved, the Merger Agreement based upon the totality of the information presented to and considered by it.

Neither the Special Committee nor our board of directors considered the liquidation value of the Company’s assets because each considers the Company to be a viable going concern business where value is derived from cash flows generated from its continuing operations. In addition, the Special Committee and the board of directors believe that the value of the Company’s assets that might be realized in a liquidation would be significantly less than its going concern value. Each of the Special Committee and the board of directors believes the analyses and additional factors it reviewed provided an indication of our going concern value. Each of the Special Committee and board of directors also considered the historical market prices of our Shares as described under the caption “Market Price of the Company’s Shares, Dividends and Other Matters – Market Price of the Shares” beginning on page 39. Neither the Special Committee nor our board of directors considered the Company’s net book value, which is defined as total assets minus total liabilities, attributable to the shareholders of the Company, as a factor. The Special Committee and board of directors believe that net book value is not a material indicator of the value of the Company as a going concern. The net tangible book value per Share as of December 31, 2011 was $3.22 based on the weighted average number of diluted outstanding Shares during the three month period ended at December 31, 2011. Net book value does not take into account the future prospects of the Company, market conditions, trends in the industry related to the development, manufacturing and marketing of devices and accessories in our mobile communications operating segment or the business risks inherent in competing with larger companies in that industry.

In reaching its determination that the Merger Agreement and the transactions contemplated thereby, including the Merger, are in the best interests of the Company and our unaffiliated shareholders and its decision to approve the Merger Agreement and recommend the adoption of the Merger Agreement by our shareholders, our board of directors considered the analysis and recommendation of the Special Committee and the factors examined by the Special Committee as described above under this section and adopted such recommendations and analysis. For the foregoing reasons, our board of directors believes that the Merger Agreement and the transactions contemplated thereby are substantively and procedurally fair to our unaffiliated shareholders.

Position of the Buyer Filing Persons as to the Fairness of the Merger

Under SEC rules governing “going private” transactions, each of the Buyer Filing Persons is required to express its belief as to the fairness of the Merger to the unaffiliated shareholders of the Company. The Buyer Filing Persons are making the statements included in this section to comply with the requirements of Rule 13e-3 and related rules under the Exchange Act. The Buyer Filing Persons’ views as to the fairness of the Merger are not intended to be and should not be construed as a recommendation to any shareholder of the Company as to how that shareholder should vote on the proposal to approve the Merger and to approve and adopt the Merger Agreement and other transactions contemplated thereby. The Continuing Parties have interests in the Merger that are different from, and/or in addition to, those of the other shareholders of the Company by virtue of their continuing interests in the surviving company after the completion of the Merger. These interests are described under the caption “Special Factors — Interests of Certain Persons in the Merger – Interests of Continuing Parties” beginning on page 35.

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The Buyer Filing Persons believe the interests of the Company’s unaffiliated shareholders were represented by the Special Committee, which negotiated the terms and conditions of the Merger Agreement with the assistance of its independent legal and financial advisors. The Buyer Filing Persons attempted to negotiate a transaction that would be most favorable to them, and not to the Company’s unaffiliated shareholders and, accordingly, did not negotiate the Merger Agreement with a goal of obtaining terms that were fair to such holders. The Buyer Filing Persons did not participate in the deliberations of the Special Committee regarding, and did not receive any advice from the Special Committee’s independent legal or financial advisors as to, the fairness of the Merger to the Company’s unaffiliated shareholders. Furthermore, the Buyer Filing Persons did not themselves undertake a formal evaluation of the fairness of the Merger. No financial advisor provided the Buyer Filing Persons with any analysis or opinion with respect to the fairness of the merger consideration to the Company’s unaffiliated shareholders.

Based on their knowledge and analysis of available information regarding the Company, as well as discussions with the Company’s senior management regarding the Company and its business and the factors considered by, and findings of, the Special Committee and the Company’s board of directors discussed under the caption “Special Factors — Reasons for the Merger and Recommendation of the Special Committee and Our Board of Directors” beginning on page 19, the Buyer Filing Persons believe that the Merger is substantively fair to the unaffiliated shareholders of the Company based on the following factors, which are not listed in any relative order of importance:

•	the merger consideration of $4.15 per Share represents a 106.0% premium over the Company’s 30 trading day average price as quoted by NASDAQ on January 6, 2012, the last trading day prior to the Company’s announcement on January 9, 2012 that it had received a “going private” proposal;

•	the Company’s Shares traded as low as $1.59 per Share during the 52-week period prior to the announcement of the execution of the Merger Agreement, and there were 40 trading days during this period on which no Shares were traded and only 2 days on which more than 38,000 shares traded;

•	the members of the Special Committee are not officers or employees of the Company, are not affiliated with the Buyer Filing Persons and do not have any interests in the Merger different from, or in addition to, those of the Company’s unaffiliated shareholders, other than the members’ receipt of board and special committee compensation (which are not contingent upon the completion of the Merger or the Special Committee’s or the board’s recommendation of the Merger) and their indemnification and liability insurance rights under the Merger agreement;

•	notwithstanding that the Duff & Phelps fairness opinion was not delivered to the Buyer Filing Persons, the fact that the Special Committee received an opinion from Duff & Phelps stating that as of the date of the Merger Agreement, and based upon and subject to the factors, limitations and assumptions set forth in its opinion, the per Share merger consideration of $4.15 to be received by holders of the Shares (other than the Excluded Shares and the Dissenters Shares) in the Merger was fair, from a financial point of view, to such holders; and

•	the consideration to be paid to the Company’s unaffiliated shareholders in the Merger is all cash, allowing the Company’s unaffiliated shareholders to immediately realize a certain and fair value for all of their Shares.

The Buyer Filing Persons did not consider the liquidation value of the Company because the Buyer Filing Persons consider the Company to be a viable going concern and view the trading history of the shares as an indication of the Company’s going concern value, and, accordingly, did not believe liquidation value to be relevant to a determination as to the fairness of the Merger. The Buyer Filing Persons did not consider net book value, which is an accounting concept, as a factor because they believed that net book value is not a material indicator of the value of the Company as a going concern but rather is indicative of historical costs and therefore not a relevant measure in the determination as to the fairness of the Merger. The Buyer Filing Persons did not establish, and did not consider, a going concern value for the shares as a public company to determine the fairness of the merger consideration to the Company’s unaffiliated shareholders because, following the Merger, the Company will have a significantly different capital structure. However, to the extent the pre-merger going concern value was reflected in the pre-announcement price of the Company’s Shares, the Merger consideration of $4.15 per Share represented a premium to the going concern value of the Company.

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The Buyer Filing Persons are not aware of, and thus did not consider, any offers or proposals made by any unaffiliated person, other than the Buyer Filing Persons and except as described under the caption “Special Factors – Background of the Merger”, during the past two years for (a) the merger or consolidation of the Company with or into another company, or vice versa, (b) an acquisition of the Company, (c) a tender offer or other acquisition of any class of the Company’s securities, (d) the sale or other transfer of a material amount of the assets of the Company or (e) a purchase of the Company’s securities that would enable the purchaser to exercise control over the Company.

The Buyer Filing Persons believe that the Merger is procedurally fair to the Company’s unaffiliated shareholders based on the following factors, which are not listed in any relative order of importance:

•	the Special Committee, consisting entirely of directors who are not officers or employees of the Company and who are not affiliated with the Buyer Filing Persons, was established and given authority to, among other things, review, evaluate and negotiate the terms of the Merger and to decide not to engage in the Merger;

•	the members of the Special Committee do not have any interests in the Merger different from, or in addition to, those of the Company’s unaffiliated shareholders, other than the members’ receipt of board and special committee compensation (which are not contingent upon the completion of the Merger or the Special Committee’s or board’s recommendation of the Merger) and their indemnification and liability insurance rights under the Merger Agreement;

•	the Special Committee retained and was advised by independent legal counsel and a financial advisor, both of whom are experienced in advising committees such as the Special Committee in similar transactions;

•	the Special Committee and the Company’s board of directors had no obligation to recommend the adoption of the Merger Agreement and the other transactions contemplated thereby, including the Merger;

•	the Buyer Filing Persons did not participate in or have any influence over the deliberative process of, or the conclusions reached by, the Special Committee or the negotiating positions of the Special Committee;

•	the merger consideration and other terms and conditions of the Merger Agreement were the result of negotiations over an extended period of time between the Buyer Filing Persons and the Special Committee and their respective legal advisors and the financial advisor;

•	the Merger was unanimously approved by the Special Committee;

•	the Special Committee received from its financial advisor an opinion, dated May 11, 2012, as to the fairness, from a financial point of view, of the consideration of $4.15 per Share to be received by holders of the Shares (other than the Excluded Shares and the Dissenters Shares) in the Merger;

•	under the law of the British Virgin Islands, shareholders have the right to dissent from the Merger and to demand appraisal of the fair value of their shares by independent appraisers.

Although British Virgin Islands law does not require, and the Merger Agreement is not subject to, approval by a majority of the unaffiliated shareholders of the Company, as a result of the procedural safeguards described above, the Buyer Filing Persons concluded that the Merger is procedurally fair to the unaffiliated shareholders of the Company.

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The foregoing is a summary of the information and factors considered and given weight by the Buyer Filing Persons in connection with their evaluation of the fairness of the Merger to the Company’s unaffiliated shareholders, which is not intended to be exhaustive, but is believed by the Buyer Filing Persons to include all material factors considered by them. The Buyer Filing Persons did not find it practicable to assign, and did not assign, relative weights to the individual factors considered in reaching their conclusion as to the fairness of the Merger to the Company’s unaffiliated shareholders. Rather, their fairness determination was made after consideration of all of the foregoing factors as a whole.

The Buyer Filing Persons believe these factors provide a reasonable basis for their belief that the Merger is both substantively and procedurally fair to the Company’s unaffiliated shareholders. This belief, however, is not intended to be and should not be construed as a recommendation by the Buyer Filing Persons to any shareholder of the Company as to how such shareholder should vote with respect to the approval and adoption of the Merger Agreement.

Certain Financial Projections

The Company’s management does not, as a matter of course, make available to the public future financial projections. However, in connection with their financial analysis of the Merger, our management provided certain financial projections for the fiscal year ending June 30, 2012 through the fiscal year ending June 30, 2016 to the Special Committee, our board of directors and Duff & Phelps and provided the Buyer Filing Persons a copy of these projections in connection with their due diligence of the Company. Please see “Special Factors—Background of the Merger” beginning on page 15 for additional information. Duff & Phelps’s financial analysis contains material portions of these financial projections. These financial projections, which were based on our management’s projection of our future financial performance as of the date provided, were prepared for internal use and to assist Duff & Phelps with its financial analysis, and were not prepared with a view toward public disclosure or compliance with published guidelines of the SEC or the American Institute of Certified Public Accountants regarding forward-looking information or U.S. generally accepted accounting principles.

The financial projections are not a guarantee of performance. They involve significant risks, uncertainties and assumptions. In compiling the projections, the Company’s management took into account historical performance, combined with estimates regarding revenues, operating income and EBITDA, as such terms are defined below. Although the projections are presented with numerical specificity, they reflect numerous assumptions and estimates as to future events made by our management that our management believed were reasonable at the time the projections were prepared. However, this information is not fact and should not be relied upon as being necessarily indicative of actual future results. In addition, factors such as industry performance, the market for our existing and new products, the competitive environment, expectations regarding future acquisitions or any other transaction and general business, economic, regulatory, market and financial conditions, all of which are difficult to predict and beyond the control of our management, may cause the projections or the underlying assumptions not to be reflective of actual future results. In addition, the projections do not take into account any circumstances or events occurring after the date that they were prepared and, accordingly, do not give effect to the Merger or any changes to our operations or strategy that may be implemented or that were not anticipated after the time the projections were prepared. As a result, there can be no assurance that the projections will be realized, and actual results may be materially different than those contained in the projections. Neither the Company’s independent registered public accounting firm nor any other independent accountants have compiled, examined or performed any procedures with respect to these financial projections, nor have they expressed any opinion or given any form of assurance on the financial projections or their achievability. These projections are not included in this proxy statement in order to induce any shareholder to vote in favor of adoption of the Merger Agreement or to elect not to seek appraisal for his or her shares.

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	Fiscal Year Ending June 30
(RMB in thousands, except percentages)(1)	2012P(2)	2013P	2014P	2015P	2016P

Sales	190,894	237,779	297,155	344,302	399,465

EBITDA(3)	32,647	47,085	56,024	62,095	69,143

Net Income	19,448	31,722	38,846	45,583	53,826

Annual Revenue Growth	50.4%	24.6%	25.0%	15.9%	16.0%

EBITDA Margin	17.1%	19.8%	18.9%	18.0%	17.3%

Net Income Margin	10.2%	13.3%	13.1%	13.2%	13.5%

Net Income Growth		63%	22%	17%	18%
Note: EBITDA and net income exclude public company costs.

(1)	These projections are presented in RMB rather than US dollars for several reasons: (1) assuming completion of the Merger, the projections will be for a Chinese private company for which the functional currency is the RMB; (2) because the functional currency will be the RMB, presentation of these projections in US dollars would require estimations about what the relevant exchange rate will be in future periods and (3) the foregoing numbers, as provided to Duff & Phelps, were presented in RMB.

(2)	These projections were prepared by our management during the third (3rd) quarter of the fiscal year ended June 30, 2012. At the time these projections were prepared, the audit for the fiscal year ended June 30, 2012 had not been conducted. Accordingly, management estimates for fiscal year ended June 30, 2012 may vary from our audited financial statements.

(3)	“EBITDA” refers to earnings before interest, taxes, depreciation and amortization.

EBITDA is a non-GAAP measure that is used by management as a supplemental financial measure to evaluate the Company’s operational trends and should not be relied upon as an alternative to net income. EBITDA is not defined under U.S. GAAP and, accordingly, it may not be a comparable measurement to EBITDA as used by other companies.

For additional information on Duff & Phelps’ analysis, please see “Discussion Materials prepared by Duff & Phelps, LLC for discussion with the Special Committee of the board of directors of the Company, dated May 11, 2012,” filed as Exhibit (c)-(3) to the Company’s transaction statement on Schedule 13E-3 and “Special Factors— Opinion of the Special Committee’s Financial Advisor.”

NONE OF THE COMPANY OR OUR AFFILIATES, ADVISORS, OFFICERS, DIRECTORS OR REPRESENTATIVES HAS MADE OR MAKES ANY REPRESENTATION TO ANY SHAREHOLDER OR OTHER PERSON REGARDING THE ULTIMATE PERFORMANCE OF THE COMPANY COMPARED TO THE INFORMATION CONTAINED IN THE PROJECTIONS OR THAT PROJECTED RESULTS WILL BE ACHIEVED.

BY INCLUDING IN THIS PROXY STATEMENT A SUMMARY OF ITS INTERNAL FINANCIAL PROJECTIONS, THE COMPANY UNDERTAKES NO OBLIGATIONS TO UPDATE, OR PUBLICLY DISCLOSE ANY UPDATE TO, THESE FINANCIAL PROJECTIONS TO REFLECT CIRCUMSTANCES OR EVENTS, INCLUDING UNANTICIPATED EVENTS, THAT MAY HAVE OCCURRED OR THAT MAY OCCUR AFTER THE PREPARATION OF THESE PROJECTIONS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE FINANCIAL PROJECTIONS ARE SHOWN TO BE IN ERROR OR CHANGE EXCEPT TO THE EXTENT REQUIRED BY APPLICABLE FEDERAL SECURITIES LAW.

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The financial projections are forward-looking statements. For information on factors that may cause our future financial results to materially vary, please see “Cautionary Note Regarding Forward-Looking Statements beginning on page 65 and “Item 3. Key Information—D. Risk Factors” included in our Annual Report on Form 20-F for the fiscal year ended June 30, 2011, incorporated by reference into this proxy statement.

Opinion of the Special Committee’s Financial Advisor

On May 11, 2012, Duff & Phelps rendered a written opinion to the Special Committee (dated May 11, 2012), to the effect that, as of May 11, 2012, based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Duff & Phelps in preparing its opinion, the per Share merger consideration of $4.15 to be received by holders of the Shares (other than the Excluded Shares and the Dissenters Shares) in the Merger was fair, from a financial point of view, to such holders.

Duff & Phelps’ opinion was directed to the Special Committee and only addressed the fairness from a financial point of view of the consideration to be received by holders of the Shares (other than the Excluded Shares and the Dissenters Shares) in the Merger, and does not address any other aspect or implication of the Merger. The summary of Duff & Phelps’ opinion in this proxy statement is qualified in its entirety by reference to the full text of its written opinion, which is included as Annex B to this proxy statement and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Duff & Phelps in preparing its opinion. We encourage holders of the Shares to read carefully the full text of Duff & Phelps’ written opinion. However, neither Duff & Phelps’ opinion nor the summary of its opinion and the related analyses set forth in this proxy statement are intended to be, and do not constitute advice or a recommendation to the Special Committee or any holder of the Shares as to how to act or vote with respect to the Merger or related matters.

In arriving at its opinion, Duff & Phelps, among other things:

•	discussed the background and other elements of the merger with the Company management;

•	reviewed the Company’s annual reports and audited financial statements on Form 20-F, as amended, filed with the SEC for the fiscal year ended June 30, 2011, the Company’s unaudited interim financial statements for the six months ended December 31, 2011 included in the Company’s Form 6-K filed with the SEC;

•	reviewed a detailed financial projections model, prepared by and provided to Duff & Phelps by the Company management, upon which Duff & Phelps has relied in performing its analysis;

•	reviewed a letter dated May 11, 2012 from the Company management which made certain representations as to historical financial statements and the financial projections and the underlying assumptions, and a pro forma schedule of assets and liabilities (including identified contingent liabilities) for the Company on a post-transaction basis;

•	reviewed other internal documents relating to the history, current operations, and probable future outlook of the Company, which the Company management provided to Duff & Phelps;

•	reviewed the historical trading price and trading volume of the Company’s common stock and the publicly traded securities of certain other companies that Duff & Phelps deemed relevant, as described in more detail below;

•	performed certain valuation and comparative analyses using generally accepted valuation and analytical techniques including a discounted cash flow analysis, an analysis of selected public companies that Duff & Phelps deemed relevant, an analysis of selected transactions that Duff & Phelps deemed relevant, and an analysis of premiums paid in selected transactions that Duff & Phelps deemed relevant, in each case as described in more detail below;

•	discussed with the Company management a schedule of estimated projected public company legal and audit costs contained in the financial projections for fiscal years 2012-2016, which Duff & Phelps excluded from the financial projections in performing its analysis;

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•	discussed with the Company management and their legal advisors Company’s corporate structure and potential regulatory and legal impediments to making certain cash distributions to the Company’s shareholders;

•	reviewed a draft of the merger agreement dated as of May 11, 2012; and

•	conducted such other analyses and considered such other factors as Duff & Phelps deemed appropriate.

For additional information on Duff & Phelps’ analysis, please see “Discussion Materials prepared by Duff & Phelps, LLC for discussion with the Special Committee of the board of directors of the Company, dated May 11, 2012,” filed as Exhibit (c)-(3) to the Company’s transaction statement on Schedule 13E-3 and “Special Factors— Opinion of the Special Committee’s Financial Advisor.”

Purpose and Effects of the Merger

Under SEC rules governing “going private” transactions, each of the Buyer Filing Persons is required to express its reasons for the Merger to the Company’s unaffiliated shareholders, as defined in Rule 13e-3 of the Exchange Act. Each of the Buyer Filing Persons is making the statements included in this section to comply with the requirements of Rule 13e-3 and related rules under the Exchange Act. For the Buyer Filing Persons, the purpose of the Merger is to enable Parent to acquire 100% control of the Company in a transaction in which the Company’s unaffiliated shareholders will be cashed out in exchange for $4.15 per Share, so that Parent will bear the rewards and risks of the sole ownership of the Company after the Merger, including any future earnings and growth of the Company as a result of improvements to the Company’s operations or acquisitions of other businesses.

The Buyer Filing Persons believe that, as a privately-held company, the Company will have greater flexibility to focus on addressing the challenges to the Company’s long-term profitability without the constraints caused by the public equity market’s valuation of the Company and emphasis on short-term period-to-period performance.

The Company faces a number of challenges in the market place, including, among others:

•	adapting to the rapidly changing market for mobile communications products;

•	adapting new networking and mobile communications technologies;

•	adapting to the uncertain and changing policies of mobile carriers in China;

•	implementing new and upgraded operational and financial systems, procedures and controls to accommodate the Company’s continued growth;

•	adjusting product mix and optimizing pricing successfully;

•	continuing efforts to strengthen awareness of the “Pansoft” brand in the minds of consumers;

•	continuing efforts to control costs; and

•	operating in an increasingly competitive sector.

Responding to these challenges will require tolerance for volatility in the performance of the Company’s business and a willingness to make long-term business decisions that carry substantial risks. The Buyer Filing Persons believe that these strategies would be most effectively implemented in the context of a private company structure. As a privately-held company, the Company will have greater flexibility to make decisions that might negatively affect short-term results but that could increase the Company’s value over the long term. In contrast, as a publicly-traded company, the Company currently faces pressure from public shareholders and investment analysts to make decisions that might produce better short-term results, but which could over the long term lead to a reduction in per share price of its publicly traded equity securities.

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As a privately-held company, the Company will be relieved of many of the other expenses, burdens and constraints imposed on companies that are subject to the public reporting requirements under the U.S. federal securities laws, including the Exchange Act and Sarbanes-Oxley Act of 2002. The need for the management of the Company to be responsive to unaffiliated shareholders concerns and to engage in an ongoing dialogue with unaffiliated shareholders can at times distract management’s time and attention from the effective operation and improvement of the business.

The Buyer Filing Persons decided to undertake the going private transaction at this time because they want to take advantage of the benefits of the Company’s being a privately-held company as described above. In the course of considering the going private transaction, the Buyer Filing Persons did not consider alternative transaction structures.

Effect of the Merger on the Company

Private Ownership

Shares of the Company are currently listed on NASDAQ under the symbol “PSOF.” It is expected that, immediately following the completion of the Merger, the Company will cease to be a publicly traded company and will instead become a privately-held company owned 100% by Parent. Following the completion of the Merger, the Shares will cease to be listed on NASDAQ, and price quotations with respect to sales of the Shares in the public market will no longer be available. In addition, registration of the Shares under the Exchange Act may be terminated upon the Company’s application to the SEC if the Shares are not listed on a national securities exchange and there are fewer than 300 record holders of the Shares. Ninety (90) days after the filing of Form 15 in connection with the completion of the Merger or such longer period as may be determined by the SEC, registration of the Shares under the Exchange Act will be terminated and the Company will no longer be required to file periodic reports with the SEC. After the effective time of the merger, the Company will no longer be required to file periodic reports with the SEC or otherwise be subject to the United States federal securities laws, including the Sarbanes-Oxley Act of 2002 (“SOX”), applicable to public companies, and our shareholders will no longer enjoy the rights or protections that the United Sates federal securities laws provide, including reporting obligations for directors, officers and principal securities holders of the Company.

Upon completion of the Merger, each outstanding Share, except for the Excluded Shares and the Dissenters Shares (please see “Dissenters’ Rights” below), will be converted into the right to receive $4.15 in cash, without interest. At the effective time of the Merger, each outstanding ordinary share of Merger Sub will be converted into one fully paid and non-assessable ordinary share of the Company as the surviving company. As a result, current shareholders of the Company, other than Parent, will no longer have any equity interest in, or be shareholders of, the Company upon completion of the Merger. As a result, our shareholders, other than Parent, will not have the opportunity to participate in the earnings and growth of the Company and they will not have the right to vote on corporate matters. Similarly, our current shareholders, other than Parent, will not be exposed to the risk of loss in relation to their investment in the Company.

At the effective time of the Merger, each vested share option pursuant to the Company Option Plan shall be cancelled and converted into the right to receive a cash amount equal to (a) the total number of Shares subject to such vested share option immediately prior to the effective time multiplied by (b) the excess of $4.15 over the exercise price payable per Share issuable under such vested share option.

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As of the effective time of the Merger, each unvested company option shall be cancelled and converted into the right to receive a restricted cash award in an amount equal to (a) the total number of Shares subject to such unvested share option immediately prior to the effective time of the Merger multiplied by (b) the excess of $4.15 over the exercise price payable per Share issuable under such unvested share option. Restricted cash awards shall be subject to the same vesting conditions applicable to the unvested share options without giving effect to the transactions contemplated in the Merger Agreement and unvested restricted cash awards are not transferable by means of sale, assignment, exchange, pledge or otherwise; provided, however, that the restricted cash awards shall automatically become fully vested, exercisable and payable and be released from any restrictions on transfer (other than transfer restrictions applicable to the unvested share options) and repurchase or forfeiture rights, immediately upon termination of its holder’s employment or service with the surviving company or its affiliate to which such holder provides services as an employee, consultant or director within twelve (12) months of the effective time of the Merger without cause, unless provided otherwise in an applicable agreement in respect of the restricted cash awards. On the date, and to the extent, that the unvested share options would have become vested without giving effect to the transactions contemplated in the Merger Agreement, such corresponding portion of the restricted cash awards shall be converted into dollars and will be delivered to the holder of such restricted cash awards, net of any applicable withholding taxes.

Directors and Management of the Surviving Company

If the Merger is completed, the current memorandum of association and articles of association of the Company will be replaced in its entirety by the memorandum of association and articles of association of Merger Sub, as in effect prior to the completion of the Merger (except that, at the effective time, Article I of the memorandum of association of the surviving company shall be amended to read as follows: “The name of the Company is Pansoft Company Limited,” the articles of association of the surviving company shall refer to the name of the surviving company as “Pansoft Company Limited” and Article II of the memorandum of association of the surviving company shall be amended to read as follows: “The Registered Office of the Company shall be at the offices of AMS Trustees Limited, Sea Meadow House, Blackburne Highway, (P.O. Box 116), Road Town, Tortola, British Virgin Islands, or at such other place in the British Virgin Islands as the directors may decide”). In addition, the directors of Merger Sub immediately prior to the completion of the Merger (identified below in Annex D—“Directors and Executive Officers of each Filing Person”) will become the directors of the surviving company and the officers of the Company will remain the officers of the surviving company.

Primary Benefits and Detriments of the Merger

The primary benefits of the Merger to the Company’s unaffiliated shareholders include, without limitation, the following:

•	the current and historical market prices of the Shares, including the fact that the merger consideration of $4.15 per Share represents a premium of (i) approximately 106.0% over the closing price of $2.01 on January 6, 2012, the last trading day prior to the Company’s announcement on January 9, 2012 that it had received a “going private” proposal; (ii) approximately 33% over the Company’s volume weighted average price of $3.12 over the twelve-month period ended January 6, 2012; (iii) approximately 30% over the Company’s volume weighted average price of $3.18 over the 30-day period ended [May 16, 2012], the last trading day prior to the announcement of the execution of the merger agreement; (iv) approximately 29% over the Company’s volume weighted average price of $3.22 over the 90-day period ended [May 16, 2012]; and (v) approximately 30% over the closing price of $3.18 on May 16, 2012;

And

•	the avoidance of the risk associated with any possible decrease in our future revenues and free cash flow, growth or value, and the risks related to our substantial leverage, following the Merger.

The primary detriments of the Merger to the Company’s unaffiliated shareholders include, without limitation, the following:

•	such shareholders will cease to have an interest in the Company and, therefore, will no longer benefit from possible increases in the future revenues and free cash flow, growth or value of the Company or payment of dividends on the Shares, if any; and

•	in general, the receipt of cash pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under other applicable tax laws. As a result, a U.S. Holder (as defined under “Material U.S. Federal Income Tax Consequences”) of the Shares who receives cash in exchange for all of such U.S. Holder’s Shares in the Merger generally will be required to recognize gain as a result of the Merger for U.S. federal income tax purposes if the amount of cash received exceeds such U.S. Holder’s aggregate adjusted tax basis in such Shares.

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The primary benefits of the Merger to the Buyer Filing Persons include the following:

•	if the Company successfully executes its business strategies, the value of their equity investment could increase because of possible increases in future revenues and free cash flow, increases in the underlying value of the Company or the payment of dividends, if any, that will accrue to the Buyer Filing Persons;

•	the Company will no longer have continued pressure to meet quarterly forecasts set by analysts. In contrast, as a publicly traded company, the Company currently faces public shareholders and investment analyst pressure to make decisions that may produce better short term results, but which may not over the long term lead to a maximization of its equity value;

•	the reduction of the costs and administrative burden associated with operating the Company as a publicly traded company, including the costs associated with regulatory filings and compliance requirements.

•	the Company will have more freedom to focus on long-term strategic planning in a highly competitive business with increasing competition and regulation;

•	the Company will have more flexibility to change its capital spending strategies without public market scrutiny or analysts’ quarterly expectations; and

•	the Company will be able to deploy new services or change its pricing strategies to attract customers without public market scrutiny or the pressure to meet quarterly forecasts set by analysts.

The primary detriments of the Merger to the Buyer Filing Persons include the following:

•	all of the risk of any possible decrease in our revenues, free cash flow or value following the Merger will be borne by the Buyer Filing Persons;

•	the business risks facing the Company, including increased competition and government regulation, will be borne by the Buyer Filing Persons;

•	an equity investment in the surviving company by the Buyer Filing Persons following the Merger will involve substantial risk resulting from the limited liquidity of such an investment; and

•	following the Merger, there will be no trading market for the surviving company’s equity securities.

The Company’s Net Book Value and Net Earnings

The table below sets out the direct or indirect interest in the Company’s net tangible book value for the Parent before and immediately after the Merger, based on the historical net tangible book value the Company as of December 31, 2011 and net earnings are based on historical net earnings on June 30, 2011.

	Ownership Prior to the Merger				Ownership After the Merger
	Net Book Value		Earnings		Net Book Value		Earnings
Name	$’000%		$’000%		$’000%		$’000%
Timesway Group Limited	$11,030,091	63%	1,393,232	63%	$17,603 ,000	100%	2,223,468	100%

For more information on the shareholdings of the Parent and its relationships with certain of the Buyer Filing Parties, please see “Annex D” attached to this proxy statement.

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Plans for the Company after the Merger

Following the completion of the Merger, Parent anticipates that the Company will continue to conduct its operations substantially as they are currently being conducted, except that it will cease to be a publicly traded company and will instead be a wholly-owned subsidiary of Parent.

Subsequent to the completion of the Merger, the Company will no longer be subject to the Exchange Act and NASDAQ compliance and reporting requirements and the related direct and indirect costs and expenses, and may experience positive effects on profitability as a result of the elimination of such costs and expenses.

The Buyer Filing Persons have advised the Company that, except as set forth in this proxy statement, they do not have any current plans, proposals or negotiations that relate to or would result in any of the following:

•	an extraordinary corporate transaction, such as a Merger, reorganization or liquidation, involving the Company or any of its subsidiaries;

•	the sale or transfer of a material amount of the assets of the Company or any of its subsidiaries; or

•	any other material changes in the Company’s business, including with respect to the Company’s corporate structure or business.

Subsequent to the completion of the Merger, the Company’s management and board of directors will continuously evaluate and review the Company’s business and operations and may propose or develop new plans and proposals, including any of the foregoing actions and any actions to address the challenges referred to in “Special Factors — Purposes of and Reasons for the Merger” above, in each case, which they consider to be in the best interests of the surviving company and its shareholders. The Buyer Filing Persons expressly reserve the right to make any changes they deem appropriate to the operation of the surviving company in light of such evaluation and review in light of future developments.

Alternatives to the Merger

The board of directors of the Company did not independently determine to initiate a process for the sale of the Company. The Special Committee was formed on [January 7], 2012, in response to the receipt of the going private proposal letter from Parent on the same day. In light of Parent’s express intention not to sell its Shares to any third party, the Special Committee determined that there was no viable alternative to the proposed sale of the Company to the Buyer Filing Persons, and in light thereof, no attempt was made to contact third parties who might otherwise consider an acquisition of the Company. Since the Company’s receipt of the proposal letter from Parent on January 7, 2012, other than the Proposed Reverse Takeover by the Real Property Developer, the Company has not received any actionable offer from any third party for (a) a merger or consolidation of the Company with another company, (b) the sale or transfer of all or substantially all of the Company’s assets or (c) the purchase of all or a substantial portion of the Shares that would enable such person to exercise control of or significant influence over the Company. The Special Committee also took into account that, prior to the receipt of shareholder approval, the Company can terminate the Merger Agreement in order to enter into an acquisition agreement with respect to a superior proposal. In this regard, the Special Committee recognized that it has flexibility under the Merger agreement to respond to an alternative transaction proposed by a third party that is or is reasonably likely to result in a superior proposal, including the ability to provide information to and engage in discussions and negotiations with such party (and, if such proposal is a superior proposal, recommend such proposal to the Company’s shareholders).

Effects on the Company if the Merger is not Completed

If the Merger Agreement is not approved by the Company’s shareholders or if the Merger is not completed for any other reason, shareholders will not receive any payment for their Shares in connection with the Merger nor will the holders of any share options, Company Warrants or unit purchase options receive payment pursuant to the Merger Agreement. Instead, the Company will remain a publicly traded company with the Parent holding a majority of the outstanding Shares, the Shares will continue to be listed and traded on NASDAQ, provided that the Company continues to meet NASDAQ’s listing requirements, and the Company will remain subject to SEC reporting obligations. Therefore, the Company’s shareholders will continue to be subject to similar risks and opportunities as they currently are with respect to their ownership of our Shares. Accordingly, if the Merger is not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of your Shares, including the risk that the market price of the Shares may decline to the extent that the current market price reflects a market assumption that the Merger will be completed.

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Parent may be required to pay the Company and its affiliates (other than Parent and Merger Sub) a termination fee and reimburse the Company and its affiliates for their expenses in connection with the Merger, in each case, as described under the caption “The Merger Agreement—Termination Fee and Reimbursement of Expenses” beginning on page 55.

If the Merger is not completed, from time to time, the Company’s board of directors will evaluate and review, among other things, the business, operations, dividend policy and capitalization of the Company and make such changes as are deemed appropriate and continue to seek to identify strategic alternatives to enhance shareholder value. If the Merger Agreement is not adopted by the Company’s shareholders or if the Merger is not completed for any other reason, there can be no assurance that any other transaction acceptable to the Company will be offered, or that the business, prospects or results of operations of the Company will not be adversely impacted.

Financing

The Company and Parent estimate that the total amount of funds required to complete the merger and related transactions, including payment of fees and expenses in connection with the merger, is anticipated to be approximately $8,399,393. This amount is expected to be provided through debt financing of approximately $8,400,000.

In connection with its entry into the merger, Parent entered into a banking facility letter with Citic Bank International Limited (“Citic”). The banking facility letter provides a term loan facility of up to an aggregate of $8,400,000 in principal, to be used to finance the merger and related transactions. The banking facility is to be drawn down in a single lump sum. The banking facility will be available until the earlier of (a) three (3) months after June 12, 2012 or (b) the date the facility is fully drawn or otherwise cancelled.

Interest under the facility will accrue from day to day (on a 360 day year basis) at an annual rate equal to LIBOR plus 2.7%. Parent will be required to obtain an RMB standby letter of credit from China CITIC Bank Corporation Limited (or another bank acceptable to Citic) for at least 105% of the principal advanced under the facility. Other than the requirement that the Parent obtain a standby letter of credit, the banking facility requires no collateral. The final maturity date of the facility will be the earlier of six (6) months from the date of drawdown or fourteen (14) days before expiration of the standby letter of credit. All principal will be repayable on the final maturity date, and accrued interest is payable in arrears on the last day of each interest period. Because the Parent has not yet obtained the standby letter of credit, it is impossible to determine the earliest final maturity date; however, the latest final maturity date is March 12, 2013, which represents nine (9) months after June 12, 2012, as described above. The Parent has no current plans or arrangements to refinance the Citic facility.

The banking facility requires that loan proceeds be deposited in a commercial bank or trust company and that proceeds not be repatriated to the People's Republic of China. If a drawdown notice is provided to Citic and the facility is not drawn down, Parent agrees to compensate Citic for any losses associated with the loss of use of such funds.

In addition to the interest payments mentioned above, Parent has paid Citic an initial fee of $42,000 and a commitment fee at an annual rate equal to 0.5% on the daily undrawn balance of the banking facility, beginning from June 12, 2012. If the Citic facility falls through or is unavailable, there are currently no alternative financing arrangements or plans and no guarantees or expectations of any such alternatives.

Liability Cap and Limitation on Remedies

Our right to receive payment of a termination fee of $350,000 plus our out-of-pocket costs and expenses incurred in connection with the Merger from Parent (or the guarantors pursuant to the limited guaranties), is our sole and exclusive remedy for any loss or damage suffered as a result of the failure of the Merger to be completed under certain circumstances or for a breach or failure to perform under the Merger Agreement or otherwise.

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Parent and Merger Sub are entitled to an injunction or injunctions to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions thereof against the Company, this being in addition to all other remedies to which they are entitled at law or in equity. Subject to such equitable remedies Parent or Merger Sub may be entitled to, this is the sole and exclusive remedy of Parent and Merger Sub against us for any loss or damage suffered as a result of the failure of the Merger to be completed under certain circumstances or for a breach or failure to perform under the Merger Agreement or otherwise. While Parent and Merger Sub may pursue both a grant of specific performance and monetary damages, they shall not be permitted or entitled to receive both a grant of specific performance that results in the completion of the Merger and monetary damages.

The maximum aggregate liability of Parent and Merger Sub for monetary damages in connection with the Merger Agreement is limited to the termination fee and reimbursement of expenses.

Interests of Certain Persons in the Merger

In considering the recommendation of the Special Committee and our board of directors with respect to the Merger, you should be aware that each of the Continuing Parties has interests in the transaction that are different from, and/or in addition to, the interests of our shareholders generally. The Company’s board of directors and the Special Committee were aware of such interests and considered them, among other matters, in reaching their decisions to adopt the Merger Agreement and approve the transactions contemplated by the Merger Agreement, including the Merger, and recommend that our shareholders vote in favor of adopting the Merger Agreement and approving the transactions contemplated by the Merger Agreement, including the Merger.

Interests of Continuing Parties

As the result of the Merger, Parent will own 100% of the Company immediately following the completion of the Merger, and Mr. Wang and Mr. Lin may be deemed to share beneficial ownership of the Company based on their shared control of Parent. Because of the Continuing Parties’ interests in the surviving company, each of them will enjoy the benefits from any future earnings and growth of the Company after the Merger which, if the Company is successfully managed, could exceed the value of their original investments in the Company, including the amount paid by Parent as merger consideration to the unaffiliated shareholders in the Merger. The Continuing Parties will also bear the corresponding risks of any possible decreases in the future earnings, growth or value of the Company. Their investment in the surviving company will be illiquid, with no public trading market for the surviving company’s shares and no certainty that an opportunity to sell their shares in the surviving company at an attractive price, or that dividends paid by the surviving company will be sufficient to recover their investment.

The Merger may also provide additional means to enhance shareholder value for the Continuing Parties, including improved profitability due to the elimination of the expenses associated with public company reporting and compliance; increased flexibility and responsiveness in management of the business to achieve growth and respond to competition without the restrictions of short-term earnings comparisons; and additional means for making liquidity available to Continuing Parties, such as through dividends or other distributions.

Treatment of Existing Share Options, Including Those Held by Officers and Directors

At the effective time of the Merger, each vested share option pursuant to the Company Option Plan shall be cancelled and converted into the right to receive a cash amount equal to (a) the total number of Shares subject to such vested share option immediately prior to the effective time multiplied by (b) the excess of $4.15 over the exercise price payable per Share issuable under such vested share option.

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As of the effective time, each unvested company option shall be cancelled and converted into the right to receive a restricted cash award in an amount equal to (a) the total number of Shares subject to such unvested share option immediately prior to the effective time of the Merger multiplied by (b) the excess of $4.15 over the exercise price payable per Share issuable under such unvested share option. Restricted cash awards shall be subject to the same vesting conditions applicable to the unvested share options without giving effect to the transactions contemplated in the Merger Agreement and the restricted cash awards are not transferable by means of sale, assignment, exchange, pledge or otherwise; provided, however, that a restricted cash award shall automatically become fully vested, exercisable and payable and be released from any restrictions on transfer (other than transfer restrictions applicable to the unvested share options) and repurchase or forfeiture rights, immediately upon termination of its holder’s employment or service with the surviving company or its affiliate to which such holder provides services as an employee, consultant or director within twelve (12) months of the effective time of the Merger without cause, unless provided otherwise in an applicable agreement in respect of the restricted cash award. On the date, and to the extent, that the unvested share options would have become vested without giving effect to the transactions contemplated in the Merger Agreement, such corresponding portion of the restricted cash awards shall be converted into dollars and will be delivered to the holder of such restricted cash awards, net of any applicable withholding taxes.

The table below sets forth, as of May 31, 2012, for each of our directors and senior executives:

•	The number of vested share options held by such persons; and

•	The cash payment that may be made in respect of such vested share options upon completion of the Merger, calculated by multiplying (a) the excess of $4.15 over the respective per Share exercise price of such vested share options by (b) the number of Shares subject to such vested share options.

Directors and Senior Executives	Number of Shares Underlying Options	Exercise Price	Number of Vested Shares	Resulting Consideration in the Form of Cash
Tony Luh	7,000	$2.74	7,000	9,870
Samuel Shen	7,000	$2.74	7,000	9,870
Allen Zhang	9,000	$2.74	9,000	12,690

Indemnification and Insurance

Pursuant to the Merger Agreement, Parent and Merger Sub have agreed that:

•	The indemnification, advancement and exculpation provisions of certain indemnification agreements by and among the Company and its directors and certain executive officers, as in effect at the effective time will survive the Merger and should not be amended or modified for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights of the current or former directors, officers or employees of the Company or any subsidiaries.

•	From and after the effective time, each of Parent and the surviving company will (and will cause its subsidiaries to comply with their respective obligations to) indemnify and hold harmless the current and former directors or officers of the Company or any subsidiaries against liabilities in connection with any claim, action, suit, proceeding or investigation arising out of or related to such persons’ services as directors, officers or employees of the Company or its subsidiaries, or services performed by such persons at the request of the Company or its subsidiaries at or prior to the effective time.

•	The memorandum and articles of association of the Company will contain provisions with respect to exculpation and indemnification that are at least as favorable to the directors, officers or employees of the Company as those contained in the memorandum and articles of association of the Company as in effect on May 16, 2012, except to the extent prohibited by the BVI Business Companies Act or any other applicable law, which provisions will not be amended, repealed or otherwise modified for a period of six (6) years from the effective time in any manner that would adversely affect the rights of the indemnified parties, unless such modification is required by law.

•	The Company will maintain the Company’s and its subsidiaries’ directors and officers liability insurance for a period of six (6) years after the effective time on terms with respect to coverage and amount no less favorable than the existing insurance; provided that the Company should not be required to expend in any one year an amount in excess of 300% of the current annual premium paid by the Company for such insurance. In addition, the surviving company may purchase a six-year “tail” prepaid policy prior to the effective time on terms and conditions providing substantially equivalent benefits as the existing directors’ and officers’ liability insurance maintained by the Company.

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The Special Committee

On January 7, 2012, our board of directors established a Special Committee of directors to consider the proposal from Parent and to take any actions it deems appropriate to assess the fairness and viability of such proposal. The Special Committee is composed of independent directors— Dr. Paul Gillis, Mr. Tony Luh and Mr. Samuel Shen. Other than their receipt of board and special committee compensation (which are not contingent upon the completion of the Merger or the Special Committee’s or our board of directors’ recommendation of the Merger) and their indemnification and liability insurance rights under the Merger Agreement, none of the members of the Special Committee has a financial interest in the Merger or any of transactions contemplated thereby and none of them is related to any of the Buyer Filing Persons. Our board of directors did not place any limitations on the authority of the Special Committee regarding its investigation and evaluation of the Merger.

We have compensated, and will continue to compensate, the members of the Special Committee in exchange for their service in such capacity at a rate of $6,000 per month for each member of the Special Committee (the payment of which is not contingent upon the completion of the Merger or the Special Committee’s or the board’s recommendation of the Merger).

Position with the Surviving Company

After completion of the Merger, Mr. Hugh Wang expects to continue to serve as chairman of the board of directors of the surviving company and Mr. Guoqiang Lin expects to continue to serve as chief executive officer of the surviving company. It is anticipated that the other executive officers of the Company will hold positions with the surviving company that are substantially similar to their current positions.

Related Party Transactions

We have adopted an audit committee charter, which requires the audit committee to review and approve all related party transactions on an ongoing basis.

In addition to the arrangements in connection with the Merger discussed elsewhere in this proxy statement, we completed the following transactions with related parties in 2012:

Transactions among Certain Directors, Shareholders and Affiliates

As of April 30, 2012, amounts due from related parties were RMB 373,000 to rent 900 square meters of office space at Shun Tai Plaza from Jinan Fast Science & Technology Co. Ltd which is controlled by Guoqi Lin, the brother of Guoqiang Lin, Pansoft’s CEO.

Amounts due from or due to related parties were non-interest bearing and payable on demand.

(We obtained a market evaluation report from Jinan Golden Bridge Real Estate Consulting Firm, which advised that market prices for comparable space in this building range from RMB 328,000 to 558,450. The related party transaction was approved by the audit committee of the Company.)

Other Related Party Transactions

For a description of other related party transactions, please see “Item 7. Major Shareholders and Related Party Transactions” included in our Annual Report on Form 20-F for the fiscal year ended June 30, 2011, incorporated by reference into this proxy statement. Please see “Where You Can Find More Information” beginning on page 66.

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Fees and Expenses

Fees and expenses incurred or to be incurred by the Company and the Buyer Filing Persons in connection with the Merger are estimated at the date of this proxy statement to be as follows:

Description	Amount

Legal fees and expenses	$300,000
Financial advisory fees and expenses	$200,000
Accounting expenses	$0
Special committee fees	$162,000
Printing, proxy solicitation and mailing costs	$15,000
Filing fees	$2,000
Miscellaneous	$5,000
Total	$684,000

These expenses will not reduce the merger consideration to be received by the Company’s shareholders. If the Merger is completed, the party incurring any costs and expenses in connection with the Merger and the Merger Agreement shall pay such costs and expenses, except that costs and expenses incurred in connection with the printing and mailing of this proxy statement and Schedule 13E-3 shall be shared equally by Parent and the Company.

Share Ownership of the Company Directors and Officers and Voting Commitments

The Parent owns approximately 63% of the total outstanding Shares.

Litigation Related to the Merger

We are not aware of any lawsuit that challenges the Merger, the Merger Agreement or any of the transactions contemplated thereby.

Accounting Treatment of the Merger

The Merger is expected to be accounted for, at historical cost, as a merger of entities under common control in a manner similar to a pooling-of-interests, in accordance with Accounting Standards Codification 805-50, “Business Combinations – Related Issues.”

Regulatory Matters

The Company does not believe that any material federal or state regulatory approvals, filings or notices are required in connection with the Merger other than the approvals, filings or notices required under the federal securities laws and the filing of the plan of merger (and supporting documentation as specified in the BVI Business Companies Act) with the British Virgin Islands Registrar of Companies and in the event the merger becomes effective, a copy of the certificate of merger being given to the shareholders and creditors of the Company and Merger Sub as at the time of the filing of the plan of merger and notice of merger published in the British Virgin Islands Gazette.

Appraisal Right

Please see “Dissenters’ Rights—Requirements for Exercising Dissenters’ Rights” beginning on page 57.

Certain Material U.S. Federal Income Tax Consequences

Please see “Material U.S. Federal Income Tax Consequences” beginning on page 62.

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MARKET PRICE OF THE COMPANY’S SHARES, DIVIDENDS AND OTHER MATTERS

Market Price of the Shares

Our Shares have been listed on The NASDAQ Capital Market under the symbol “PSOF” since September 2008. Prior to that time, there was no public market for our Shares. The following table sets forth the high and low closing sale prices, as reported on the NASDAQ Capital Market for our Shares for the periods indicated:

	High	Low
Annual Highs and Lows:
Fiscal Year 2011	$5.34	$2.57
Fiscal Year 2010	$7.50	$3.50
Fiscal Year 2009	$7.46	$1.30

Quarterly Highs and Lows
First quarter ended September 30, 2011	$4.01	$2.10
Second quarter ended December 31, 2011	$2.79	$1.59
Third quarter ended March 31, 2012	$3.55	$1.92

Quarterly Highs and Lows
First quarter ended September 30, 2010	$5.34	$3.55
Second quarter ended December 31, 2010	$5.08	$3.32
Third quarter ended March 31, 2011	$4.88	$3.65
Fourth quarter ended June 30, 2011	$4.06	$2.57

Quarterly Highs and Lows
First quarter ended September 30, 2009	$6.80	$3.50
Second quarter ended December 31, 2009	$7.50	$5.10
Third quarter ended March 31, 2010	$6.73	$5.20
Fourth quarter ended June 30, 2010	$7.18	$4.50

Quarterly Highs and Lows
First quarter ended September 30, 2008	$7.46	$3.90
Second quarter ended December 31, 2008	$5.51	$1.30
Third quarter ended March 31, 2009	$2.85	$1.56
Fourth quarter ended June 30, 2009	$6.19	$2.20

Monthly Highs and Lows
April 2012	$3.30	$2.86
May 2012	$3.99	$3.15

On January 6, 2012, the last trading day immediately prior to the Company’s announcement on January 9, 2012 that it had received a “going private” proposal, the reported closing sales price of our Shares on NASDAQ was $2.01 per Share. The merger consideration of $4.15 per Share represents a premium of approximately 106% to the closing trading price of $2.01 per Share on January 6, 2012 and a 78% premium over the Company’s 30 trading day average price $2.33 as quoted by NASDAQ on January 6, 2012, the last trading day prior to the Company’s announcement on January 9, 2012 that it had received a “going private” proposal. On June 29, 2012, the most recent practicable date before the printing of this proxy statement, the high and low reported sales price of our Shares was $3.97 and $3.96, respectively. You are urged to obtain a current market price quotation for your Shares in connection with voting your Shares.

Dividend Policy

We have not paid any dividends on our Shares since our IPO. We do not expect to declare or pay any dividends prior to the Merger, and under the terms of the Merger Agreement, are prohibited from doing so without Parent’s prior written approval. We do not anticipate paying cash dividends in the foreseeable future.

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We are a holding company incorporated in the British Virgin Islands. We rely on dividends from Pansoft Jinan Co., Ltd., a company with limited liability incorporated in China and an indirect wholly owned subsidiary of the Company (“Pansoft PRC”), to fund the payment of dividends, if any, to our shareholders. The principal laws, rules and regulations governing dividends paid by PRC operating entities include the Company Law of the PRC (1993), as amended in 2005, the Wholly Foreign Owned Enterprise Law (1986), as amended in 2000, the Wholly Foreign Owned Enterprise Law Implementation Rules (1990), as amended in 2001, and the EIT Law.

Under these laws and regulations, PRC entities, including wholly owned foreign enterprises and domestic companies in China, may pay dividends only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, our PRC subsidiaries, including Pansoft PRC and other domestic companies, are required to set aside at least 10% of their after-tax profit based on PRC accounting standards each year to their statutory capital reserve fund until the cumulative amount of such reserve reaches 50% of their respective registered capital. These reserves are not distributable as cash dividends.

We may be considered to be a “resident enterprise” under the EIT Law and could be subject to the uniform 25% enterprise income tax rate for our global income, including dividends, provided that dividends paid between “qualified resident enterprises” may be exempt from enterprise income tax. Please see “Item. 10 Additional Information—E. Taxation—Material PRC Income Tax Considerations” in the Company’s Annual Report on Form 20-F for the year ended June 30, 2011, which is incorporated herein by reference. If we are considered to be a “non-resident enterprise” under the EIT Law, we may be subject to the enterprise income tax rate of 25% or 10% on our income sourced from China. Please see “Item. 10 Additional Information—E. Taxation—Material PRC Income Tax Considerations” in the Company’s Annual Report on Form 20-F for the year ended June 30, 2011, which is incorporated herein by reference. As a result, the amount available for distribution to our shareholders would be reduced.

Our board of directors has complete discretion over distribution of dividends. Even if our board of directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant.

THE EXTRAORDINARY GENERAL MEETING

We are furnishing this proxy statement to you, as a holder of our Shares, as part of the solicitation of proxies by the Company’s board of directors for use at the extraordinary general meeting described below.

Date, Time and Place of the Extraordinary General Meeting

The extraordinary general meeting will be held on ___________ , 2012 , at __________ a.m. (Beijing time) at 3/F Qilu Software Park Building, Jinan Hi-Tech Zone, Jinan, Shandong, People’s Republic of China 250101, People’s Republic of China.

Proposals to be Considered at the Extraordinary General Meeting

At the meeting, you will be asked to consider and vote upon:

THAT the agreement and plan of merger dated as of May 16, 2012 among Parent, Merger Sub and the Company (such agreement and plan of merger being in the form attached as Annex A to this proxy statement, which will be produced and made available for inspection at the extraordinary general meeting) and any and all transactions contemplated thereby be and are hereby authorized, approved and adopted by the Company; or

THAT the chairman of the extraordinary general meeting be instructed to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the resolution approving the Merger to be proposed at the extraordinary general meeting.

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If the Merger is completed, each outstanding Share other than the Excluded Shares and the Dissenters Shares shall be cancelled in exchange for the right to receive the per Share merger consideration of $4.15 per Share in cash without interest in accordance with the terms and conditions set forth in the Merger Agreement. At the effective time, all of the Shares (other than the Excluded Shares and the Dissenters Shares) shall be cancelled and cease to exist. Each Share (other than the Excluded Shares and the Dissenters Shares) will thereafter represent only the right to receive the per Share merger consideration without interest, and each Dissenters Share will thereafter represent only the right to receive the fair value of such Share as determined under the BVI Business Companies Act. Each Excluded Share will be cancelled for no consideration. At the effective time, each outstanding ordinary share, par value $0.001 per share, of Merger Sub will be converted into one fully paid and non-assessable ordinary share, par value $0.0059 per share, of the Company as the surviving company.

Our Board’s Recommendation

Our board of directors, acting upon the unanimous recommendation of the special committee of our board of directors:

•	determined that the Merger, on the terms and subject to the conditions set forth in the Merger Agreement, is substantively and procedurally fair to, and in the best interests of, the Company and its unaffiliated shareholders, and declared it advisable to enter into the Merger Agreement;

•	adopted the Merger Agreement and approved the transactions contemplated by the Merger Agreement, including the Merger; and

•	recommends that the Company’s shareholders vote FOR the adoption of the Merger Agreement.

Record Date; Shares Entitled to Vote

You are entitled to vote at the extraordinary general meeting if Shares are registered in your name at the close of business on ______, 2012, the record date or you hold a valid proxy from such registered owner. If you are the registered holder of the Shares at the close of business on the record date, the deadline for you to lodge your proxy card and vote is ____, 2012 at _______ a.m. (Beijing time). Each outstanding Share on the record date entitles the registered holder to one vote on each matter submitted to the shareholders for approval at the extraordinary general meeting and any adjournment thereof. Please see “Procedures for Voting” below for additional information.

Quorum

A quorum of our shareholders is necessary to have a valid shareholders’ meeting. The required quorum for the transaction of business at the extraordinary general meeting is the presence, in person or by proxy, of shareholders holding not less than 50% of the votes of Shares that are entitled to vote on the record date. We expect, as of the record date, there will be ____ Shares entitled to be voted at the extraordinary general meeting. In the event that a quorum is not present at the extraordinary general meeting, we currently expect that we will adjourn the extraordinary general meeting to solicit additional proxies in favor of the adoption of the Merger Agreement.

Shareholder Vote Required to Adopt the Merger Agreement

Under the BVI Business Companies Act and the Merger Agreement, we cannot complete the Merger unless the Merger Agreement is adopted by an affirmative vote of shareholders representing a majority of the Shares present and voting in person or by proxy as a single class at the extraordinary general meeting.

Voting Information

Holders of record of our Shares may vote their Shares by attending the extraordinary general meeting and voting their Shares in person, or by completing the enclosed proxy card in accordance with the instructions set forth on the proxy card. The deadline to lodge your proxy card is ___________, 2012 at ___________ a.m. (Beijing time).

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Shareholders who hold their Shares in “street name,” meaning in the name of a bank, broker or other person who is the record holder, must either direct the record holder of their Shares how to vote their Shares or obtain a proxy from the record holder to vote their Shares at the extraordinary general meeting.

Shareholders who have questions or requests for assistance in completing and submitting proxy cards should contact _________________________.

Voting of Proxies and Failure to Vote

All Shares represented by valid proxies will be voted at the extraordinary general meeting in the manner specified by the holder. If a shareholder returns a properly signed proxy card but does not indicate how the shareholder wants to vote, Shares represented by that proxy card will be voted FOR the proposal to adopt the Merger Agreement and approve the transactions contemplated by the Merger Agreement, including the Merger, and FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in favor of the adoption of the Merger Agreement and the approval of the transactions contemplated by the Merger Agreement, including the Merger, in the event that there are insufficient proxies received to pass the resolution approving the Merger during the extraordinary general meeting unless the shareholder appoints a person other than the chairman of the meeting as proxy, in which case the Shares represented by that proxy card will be voted (or not submitted for voting) as the proxy determines.

If a shareholder fails to vote by proxy or in person, it will be more difficult for the Company to obtain the necessary quorum to transact business at the extraordinary general meeting and to obtain required votes described in “Vote Required”; provided, however, that the meeting will have quorum if Parent votes by proxy or in person at the meeting, as Parent holds approximately 63% of the common shares, enough to obtain quorum and to approve the proposals before the shareholders.

Brokers or other nominees who hold our Shares in “street name” for customers who are the beneficial owners of such Shares may not give a proxy to vote those customers’ Shares in the absence of specific instructions from those customers.

Revocability of Proxies

Registered holders of our Shares may revoke their proxies in one of three ways:

•	First, a registered shareholder can revoke a proxy by written notice of revocation given to the chairman of the extraordinary general meeting before the extraordinary general meeting commences. Any written notice revoking a proxy should also be sent to Pansoft Company Limited, 3/F Qilu Software Park Building, Jinan Hi-Tech Zone, Jinan, Shandong, People’s Republic of China 250101

•	Second, a registered shareholder can complete, date and submit a new proxy card bearing a later date than the proxy card sought to be revoked to the Company no less than 48 hours prior to the extraordinary general meeting.

•	Third, a registered shareholder can attend the meeting and vote in person. Attendance, by itself, will not revoke a proxy. It will only be revoked if the registered shareholder actually votes at the extraordinary general meeting.

If a shareholder holds Shares through a broker and has instructed the broker to vote the shareholder’s Shares, the shareholder must follow directions received from the broker to change those instructions.

Rights of Shareholders Who Object to the Merger

Shareholders who continue to hold their Shares in their own name until the completion of the Merger will have the right to seek appraisal and payment of the fair value of their Shares if the Merger is completed, but only if they deliver to the Company, before the vote is taken, a written objection to the Merger and subsequently comply with all procedures and requirements of Section 179 of the BVI Business Companies Act for the exercise of appraisal rights, which is attached as Annex C to this proxy statement. The fair value of your Shares as determined under that statute could be more than, the same as, or less than the merger consideration you would receive pursuant to the Merger Agreement if you do not exercise appraisal rights with respect to your Shares.

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Who to Call for Assistance

If you need assistance, including help in changing or revoking your proxy, please contact _______________, which is acting as a proxy solicitation agent and information agent in connection with the Merger as follows:

Solicitation of Proxies

We will ask banks, brokers and other custodians, nominees and fiduciaries to forward our proxy solicitation materials to the beneficial owners of Share. We will reimburse these nominee holders for their customary clerical and mailing expenses incurred in forwarding the proxy solicitation materials to the beneficial owners and in obtaining voting instructions from those owners. We will pay all expenses of filing, printing and mailing this proxy statement.

Other Business

We are not currently aware of any business to be acted upon at the extraordinary general meeting other than the matters discussed in this proxy statement.

THE MERGER AGREEMENT

This section of the proxy statement describes the material terms of the Merger Agreement but does not purport to describe all of the terms of the Merger Agreement. The following summary is qualified in its entirety by reference to the complete text of the Merger Agreement, which is attached as Annex A to this proxy statement and is incorporated into this proxy statement by reference. We urge you to read the full text of the Merger Agreement because it is the legal document that governs the Merger. This description of the Merger Agreement has been included to provide you with information regarding its terms.

Structure and Completion of the Merger

The Merger Agreement provides for the merger of Merger Sub with and into the Company upon the terms, and subject to the conditions, of the Merger Agreement. If the Merger is completed, the Company will cease to be a publicly traded company. The closing will occur on the second business day immediately after all of the closing conditions have been satisfied or waived. At the closing, Merger Sub and the Company will execute a plan of merger and file the plan of merger and other related documents with the Registrar of Companies of the British Virgin Islands. The Merger will become effective upon such filing or at such time thereafter within 90 days of registration of the plan of merger by the Registrar of Companies of the British Virgin Islands as agreed by Parent, Merger Sub and the Company.

We expect that the Merger will be completed during the third calendar quarter of 2012, after all conditions to the Merger have been satisfied or waived. We cannot specify when, or assure you that, all conditions to the Merger will be satisfied or waived; however, we intend to complete the Merger as promptly as practicable.

Memorandum and Articles of Association; Directors and Officers of the Surviving Company

Upon completion of the Merger, the memorandum and articles of association of Merger Sub, as in effect at the effective time, will be the memorandum and articles of association of the surviving company (except that at the effective time, Article I of the memorandum of association of the surviving company will be amended to read as follows: “The name of the Company is Pansoft Company Limited,” the articles of association shall refer to the name of the surviving company as “Pansoft Company Limited” and Article II of the memorandum of association shall be amended to read as follows: “The Registered Office of the Company shall be at the offices of AMS Trustees Limited, Sea Meadow House, Blackburne Highway, (P.O. Box 116), Road Town, Tortola, British Virgin Islands, or at such other place in the British Virgin Islands as the directors may decide”). The directors of Merger Sub immediately prior to the effective time will become the directors of the surviving company and the officers of the Company immediately prior to the effective time will remain the officers of the surviving company.

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Merger Consideration

Each outstanding Share other than the Excluded Shares and the Dissenters Shares will be cancelled in exchange for the right to receive $4.15 in cash without interest.

Each Excluded Share will, by virtue of the Merger and without any action on the part of its holder, cease to be outstanding, automatically be cancelled and will cease to exist, and no consideration will be paid or payable in exchange therefor.

Each Dissenters Share will be entitled to receive only the payment resulting from the procedures set forth in Section 179 of the BVI Business Companies Act.

At the effective time, each outstanding ordinary share, par value $0.0001 per share, of Merger Sub will be converted into one fully paid and non-assessable ordinary share, par value $0.0059 per share, of the Company as the surviving company.

A Company shareholder will be deemed to be untraceable if (a) he has no registered address in the register of members (or branch register) maintained by the Company or, (b) on the last two (2) consecutive occasions on which a dividend has been paid by the Company a check payable to such shareholder either (i) has been sent to such shareholder and has been returned undelivered or has not been cashed or, (ii) has not been sent to such shareholder because on an earlier occasion a check for a dividend so payable has been returned undelivered, and in any such case no valid claim in respect thereof has been communicated in writing to the Company or (c) notice of the Company extraordinary general meeting convened to vote on the merger has been sent to such shareholder and has been returned undelivered. In the event that monies due to holders of Dissenters Shares and shareholders of the Company who are untraceable, such monies and any monies which are returned shall be held by the surviving company in a separate bank account for the benefit of holders of Dissenters Shares and shareholders of the Company who are untraceable. Monies unclaimed after a period of seven (7) years from the date of the notice of the extraordinary general meeting shall be forfeited and shall revert to the surviving company.

Treatment of Share Options

At the effective time, each outstanding, vested and unexercised option to purchase Shares under the Company Option Plan shall be cancelled and converted into the right to receive, as soon as reasonably practicable after the effective time of the Merger, a cash amount equal to the number of Shares underlying such option immediately prior to the effective time multiplied by the amount by which $4.15 exceeds the exercise price per Share of such vested option.

At the effective time, each outstanding and unvested option to purchase Shares under the Company Option Plan shall be cancelled and converted into the right to receive, as soon as reasonably practicable after the effective time of the Merger, a restricted cash award in an amount equal to the number of Shares underlying such option multiplied by the amount by which $4.15 exceeds the exercise price per Share of such unvested option. Such restricted cash awards will be subject to the same vesting conditions applicable to the unvested options without giving effect to the Merger and any such restricted cash awards will not be transferable; provided, however, that the restricted cash awards shall automatically become fully vested immediately upon termination of its holder’s employment or service with the surviving company or its affiliate to which such holder provides services as employee, consultant or as a director within twelve (12) months of the effective time of the Merger without cause, unless otherwise provided in the relevant agreement in respect of the restricted cash awards. On the date that the unvested options would have become vested without giving effect to the Merger, such corresponding portion of the restricted cash awards will be delivered to the holder of such restricted cash award, less any applicable withholding taxes.

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At the effective time, the Company Option Plan shall be terminated.

Exchange Procedures

At or prior to the effective time, Parent will deposit with the exchange agent for the benefit of the holders of the Shares, vested options to purchase Shares, Company Warrants and unit purchase options, an amount in cash sufficient for the exchange agent to make payments under the Merger Agreement. Promptly after the effective time (in any event within five (5) business days), the exchange agent will mail to each registered holder of the Shares (other than holders of the Excluded Shares or the Dissenters Shares) (a) a form of letter of transmittal specifying how the delivery of the merger consideration to registered holders of the Shares will be effected and (b) instructions for effecting the surrender of share certificates in exchange for the applicable merger consideration. Upon surrender of a share certificate or a declaration of loss or non-receipt, each registered holder of the Shares will receive an amount equal to (a) the number of Shares multiplied by (b) the per Share merger consideration.

Representations and Warranties

The Merger Agreement contains representations and warranties made by the Company to Parent and Merger Sub and representations and warranties made by Parent and Merger Sub to the Company, in each case, as of specific dates. The statements embodied in those representations and warranties were made for purposes of the Merger Agreement and are subject to important qualifications and limitations agreed by the parties in connection with negotiating the terms of the Merger Agreement (including the disclosure schedules delivered by the Company and Parent in connection therewith but not reflected in the Merger Agreement). In addition, some of those representations and warranties may be subject to a contractual standard of materiality different from that generally applicable to shareholders, may have been made for the principal purposes of establishing the circumstances in which a party to the Merger Agreement may have the right not to close the Merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise and allocating risk between the parties to the Merger Agreement rather than establishing matters as facts. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement, may have changed since the date of the Merger Agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this proxy statement.

The representations and warranties made by the Company to Parent and Merger Sub include representations and warranties relating to, among other things:

•	due incorporation, existence, good standing and authority to carry on the Company’s businesses;

•	the Company’s capitalization, the absence of preemptive or other similar rights or any debt securities that give its holders the right to vote with the Company’s shareholders and the absence of encumbrances on the Company’s ownership of the equity interests of its subsidiaries;

•	the Company’s corporate power and authority to execute and deliver, to perform its obligations under and to consummate the transactions under the Merger Agreement, and the enforceability of the Merger Agreement against the Company;

•	the declaration of advisability of the Merger Agreement and the Merger by the Special Committee and by the board of directors of the Company, and the approval of the Merger Agreement and the Merger by the board of directors of the Company;

•	the Company’s SEC filings since May 14, 2008 and the financial statements included therein;

•	compliance with the applicable rules and regulations of NASDAQ;

•	the required vote of the Company’s shareholders to adopt the Merger Agreement;

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•	the Company’s disclosure controls and procedures and internal controls over financial reporting;

•	the accuracy of the information provided in the Schedule 13E-3 and this proxy statement;

•	the absence of certain undisclosed liabilities;

•	the absence of a Company “Material Adverse Effect” (as defined below) and the absence of certain other changes or events from March 30, 2012 to May 16, 2012;

•	governmental consents and approvals;

•	the absence of violations of, default under, or material breach of, the governing documents of the Company and its subsidiaries, applicable law regarding the Company and its subsidiaries and certain agreements of the Company and its subsidiaries as a result of the Company entering into and performing under the Merger Agreement and consummating the transactions contemplated by the Merger Agreement;

•	the absence of secured creditors;

•	real property;

•	the absence of legal proceedings and governmental orders against the Company or its subsidiaries;

•	compliance with applicable laws, licenses and permits;

•	employee benefits plans;

•	labor matters;

•	environmental matters;

•	tax matters;

•	material contracts and the absence of any default under, or termination of, any material contract;

•	insurance matters;

•	intellectual property;

•	PRC subsidiaries;

•	suppliers;

•	the absence of a shareholder rights agreement and the inapplicability of any anti-takeover law to the Merger;

•	the receipt of an opinion from Duff & Phelps;

•	the absence of any undisclosed broker’s or finder’s fees; and

•	acknowledgement as to the absence of any other representations and warranties made by Parent and Merger Sub to the Company.

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Many of the representations and warranties in the Merger Agreement made by the Company are qualified as to “materiality” or “Material Adverse Effect.” For purposes of the Merger Agreement, a “Material Adverse Effect” means any change, circumstance, event, effect or occurrence that has or would reasonably be expected to have a material adverse effect on the business, consolidated results of operations, assets or financial condition of the Company and its Subsidiaries taken as a whole or would or would reasonably be expected to prevent or materially impair or delay the completion of the transactions contemplated by the Merger Agreement; provided, however, that none of the following shall constitute or be taken into account, individually or in the aggregate, in determining whether a Material Adverse Effect has occurred or may, or would occur, any change, circumstance, event, effect or occurrence:

i.	generally affecting (a) the industry in which the Company and its subsidiaries operate, (b) general business, economic or political conditions or (c) the credit or financial or capital markets, in the United States or elsewhere in the world, including changes in interest or exchange rates; and

ii.	to the extent arising out of or resulting from (a) changes in law or in generally accepted accounting principles or in accounting standards or the interpretation or enforcement thereof after May 16, 2012 or prospective changes in law or in generally accepted accounting principles or in accounting standards or the interpretation or enforcement thereof, or any changes in general regulatory or political conditions, (b) acts of war (whether or not declared), sabotage, armed hostility or terrorism, or any escalation or worsening of any such acts of war (whether or not declared), sabotage, armed hostility or terrorism, (c) pandemics, earthquakes, hurricanes, tornados or other natural disasters or other force majeure events, (d) any action taken by the Company or its subsidiaries that is required by the Merger Agreement or the failure by the Company or its subsidiaries to take any action that is prohibited by the Merger Agreement or with the advance written consent or at the written request of Parent or Merger Sub (other than for purposes of any representation or warranty given by the Company in relation to its authority relative to the Merger Agreement, governmental consents and approvals, absence of violations in relation to other contracts to which the Company is a party or absence of secured creditors of the Company), (e) any change or prospective change in the Company’s credit ratings, (f) any decline in the market price, or change in trading volume, of the capital stock of the Company, (g) any failure to meet any internal or public projections, forecasts, guidance, estimates, milestones, budgets or internal or published predictions of revenue, earnings, cash flow or cash position, (h) the completion of the transactions contemplated by, or the announcement of the execution of, the Merger Agreement (other than for purposes of any representation or warranty given by the Company in relation to its authority relative to the Merger Agreement, governmental consents and approvals, absence of violations in relation to other contracts to which the Company is a party or absence of secured creditors of the Company) or (i) any breach of the Merger Agreement by Parent or Merger Sub (it being understood that the exceptions in clauses (e), (f) and (g) shall not prevent or otherwise affect a determination that the underlying cause of any such change, prospective change, decline or failure referred to therein is a Material Adverse Effect);

iii.	provided, however, that any change, circumstance, effect, event or occurrence referred to in clauses (i) or (ii)(a), (b) or (c) shall be taken into account for purposes of such clauses only to the extent such change, circumstance, effect, event or occurrence does not adversely affect the Company and its subsidiaries, taken as a whole, in a materially disproportionate manner as compared to other participants in the industry in which the Company and its subsidiaries operate.

The representations and warranties made by Parent and Merger Sub to the Company include representations and warranties relating to, among other things:

•	their due incorporation, existence and good standing;

•	capitalization of Parent, Parent ownership of Merger Sub and the operations of Merger Sub;

•	their corporate power and authority to execute, deliver and perform their obligations under and to consummate the transactions contemplated by the Merger Agreement, and the enforceability of the Merger Agreement against them;

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•	solvency of the surviving company immediately following completion of the Merger;

•	the accuracy of the information provided by Parent or Merger Sub for inclusion in the Schedule 13E-3 and this proxy statement;

•	governmental consents and approvals;

•	the absence of violations of, default under, or material breach of, the governing documents of Parent or Merger Sub, applicable law regarding Parent or Merger Sub and certain agreements of Parent or Merger Sub as a result of Parent or Merger Sub entering into and performing under the Merger Agreement and consummating the transactions contemplated by the Merger Agreement;

•	the absence of secured creditors of Merger Sub;

•	the absence of legal proceedings against Parent and Merger Sub;

•	the absence of undisclosed interest in competitors;

•	the absence of undisclosed shares and other securities of, any other rights to acquire the shares and other securities of, or any other economic interest in, the Company, beneficially owned by Patent, Merger Sub or any guarantor;

•	the absence of certain agreements or compensation or equity arrangements;

•	the absence of any agreements among the Buyer Filing Persons or any of their respective affiliates with respect to any securities of the Company;

•	the absence of any undisclosed broker’s or finder’s fees;

•	independent investigation conducted by Parent and Merger Sub and non-reliance on the Company's estimates; and

•	acknowledgement as to the absence of any other representations and warranties made by Parent and Merger Sub to the Company.

Conduct of Business Prior to Closing

Under the Merger Agreement, the Company has agreed that, subject to certain exceptions in the Merger Agreement, from the date of the Merger Agreement until the earlier of the effective time or the termination of the Merger Agreement, the Company and its subsidiaries will conduct their businesses in the ordinary and usual course of business consistent with past practice and, to the extent consistent therewith, with no less diligence and effort than it would apply in the absence of the Merger Agreement, the Company and its subsidiaries will use their reasonable efforts to preserve intact their current business organizations, keep available the service of their current officers and employees and preserve their relationships with key customers, suppliers, distributors and others having material business dealings with them.

Subject to certain exceptions set forth in the Merger Agreement and the disclosure schedules the Company delivered in connection with the Merger Agreement, unless Parent consents in writing (which consent cannot be unreasonably withheld, conditioned or delayed), the Company will not and will not permit any of its subsidiaries to, among other things:

•	amend its organizational or governing documents;

•	authorize for issuance, issue, sell, pledge, transfer or otherwise dispose of any share capital or any securities convertible or exchangeable for any share capital or any equity equivalents, subject to certain exceptions;

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•	split, combine, subdivide or reclassify any of its share capital;

•	declare, set aside, or pay dividend or other distribution in respect of its share capital (except for dividends paid by any subsidiary to the Company or to any wholly owned subsidiary of the Company and periodic dividends and other periodic distributions by subsidiaries of the Company that are not wholly owned by the Company in the ordinary and usual course of business consistent with past practice);

•	enter into any agreement with respect to the voting of its share capital;

•	make any other actual, constructive or deemed distribution in respect of its share capital or otherwise make any payments to shareholders in their capacity as such;

•	redeem, repurchase or otherwise acquire any of its share capital, subject to certain exceptions;

•	place the Company or any of its subsidiaries into liquidation, dissolution, scheme of arrangement, merger, consolidation, restructuring, recapitalization or other reorganization (other than the Merger or any such transactions among wholly owned subsidiaries of the Company that are not obligors or guarantors of third party indebtedness);

•	incur or assume any new long-term or short-term interest bearing debt or borrowings, issue any new debt securities, modify or renew any existing long-term or short-term interest bearing debt or borrowings or debt securities, in each case except for debt or borrowings or debt securities that are incurred, assumed, modified or renewed in the ordinary course and usual course of business consistent with past practice and the aggregate amount (in the case of modification or renewal of existing debt or borrowings or debt securities, only with respect to the amount in excess of the existing debt or borrowings or debt securities, if any) does not exceed RMB1,000,000;

•	assume, guarantee, endorse or otherwise become liable or responsible for the obligations of any other person, except in the ordinary and usual course of business consistent with past practice and in amounts not material to the Company and its subsidiaries, taken as a whole, and except for guarantees of obligations of wholly owned subsidiaries of the Company;

•	make any loans, advances or capital contributions to, or investments in, any other person (other than to wholly owned subsidiaries of the Company) except pursuant to contracts in effect as of the date of the Merger Agreement which have either been filed as exhibits to the company reports filed with the SEC or identified in the Company’s disclosure schedule or for loans, advances, capital contributions or investments in an amount not to exceed RMB1,000,000 in the aggregate;

•	pledge or otherwise encumber its shares of capital stock;

•	mortgage or pledge any of its assets, tangible or intangible, having a value in excess of RMB2,000,000 or create or suffer to exist any material lien thereupon other than permitted liens;

•	except for limited exceptions, enter into, adopt, amend, extend or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock purchase agreement, pension, retirement, deferred compensation, labor, collective bargaining, employment, severance or other employee benefit agreement, trust, plan, fund, award or other arrangement for the benefit or welfare of any director, officer or employee with the title of vice president or above in any manner, or increase in any manner the compensation or fringe benefits of any director, officer or employee who do not have the title of vice president or above;

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•	acquire, sell, lease or dispose of any assets, in each case, other than (a) in the ordinary and usual course of business consistent with past practice or (b) any assets with a value or purchase price (including the value of assumed liabilities) not in excess of RMB1,000,000 in any transaction or related series of transactions;

•	except as may be required as a result of a change in law or in GAAP, change any of the accounting principles or practices used by it, which materially affects the consolidated assets, liabilities or results of operations of the Company and its subsidiaries;

•	acquire any corporation, partnership or other business organization or division thereof or any equity interest therein, in each case for consideration in excess of RMB1,000,000;

•	authorize any new capital expenditure or expenditures except (a) as specifically budgeted in the Company’s current plan approved by the board of directors of the Company that was made available to Parent which, individually, is in excess of RMB1,000,000 or, in the aggregate, are in excess of RMB5,000,000 or (b) if such expenditures are necessary to maintain existing assets in good repair, consistent with past practice;

•	make or revoke any material tax election, or settle or compromise any material tax liability, or change (or make a request to any taxing authority to change) any material aspect of its method of accounting for tax purposes;

•	pay, discharge or satisfy any material claims, liabilities or obligations, other than the payment, discharge or satisfaction of liabilities or obligations in the ordinary and usual course of business consistent with past practice;

•	waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which it is a party;

•	settle or compromise any pending or threatened suit, action or claim relating to the transactions contemplated by the Merger Agreement;

•	cancel, materially modify, terminate or grant a waiver of any rights under any material contract;

•	enter into a new contract that would be a material contract if in existence as of the date of the Merger Agreement or contains, unless required by applicable law, a change of control provision in favor of the other party or parties thereto or would otherwise require a payment to or give rise to any rights to such other party or parties in connection with the transactions contemplated by the Merger Agreement, or waive, release, cancel, convey or otherwise assign any material rights or claims under any such new contract;

•	enter into any material new line of business, other than in the ordinary course of business if such new line of business is related to, and a reasonable expansion of, the Company’s or its subsidiaries’ businesses that are conducted as of the date of the Merger Agreement; or

•	take, propose to take, or agree in writing or otherwise to take any of the foregoing actions.

Financing

Under the terms of the Merger Agreement, Parent is required to deliver copies of an executed loan agreement between Parent and a reputable bank, pursuant to which such bank commits to provide financing in an amount sufficient to pay all the merger consideration required to repurchase all the outstanding public shares, cancel all outstanding options and provide for Dissenters Shares and all transaction fees and expenses related to the merger. The Company has likewise agreed to cooperate as reasonably required by Parent to assist Parent in obtaining such financing; provided, however, that Company is not required to pay any commitment or other fee or to incur any liability or to provide any credit support in connection with the financing.

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Acquisition Proposals

Neither the Company nor its subsidiaries nor any officer, director, employee or representative of the Company or any of its subsidiaries will, directly or indirectly, (a) solicit, initiate or knowingly encourage any inquiry or the making of any proposal or offer or any other effort or attempt that constitutes, or may reasonably be expected to lead to, any acquisition proposal, (b) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to the Company or any of its subsidiaries, or take any other action to facilitate, any acquisition proposal or (c) enter into any letter of intent, agreement or agreement in principle with respect to an acquisition proposal.

Prior to obtaining the required shareholder approval of the Merger Agreement, if the Company receives an acquisition proposal from any person that did not result from a breach by the Company of its obligations set forth in the first paragraph of this section, (a) the Company and its representatives may contact such person to clarify the terms and conditions of the acquisition proposal so as to determine whether such acquisition proposal constitutes or could reasonably be expected to result in a superior proposal and (b) if the Special Committee determines in good faith, after consultation with and based upon the advice of its financial advisor and outside legal counsel, that such acquisition proposal constitutes or would reasonably be expected to result in a superior proposal, then the Company and its representatives may (i) furnish, pursuant to an executed confidentiality agreement in reasonably customary form, information with respect to the Company to the person who has made such acquisition proposal, (ii) engage in discussions or negotiations with the person making such acquisition proposal or (iii) approve, recommend, or otherwise declare advisable or propose to approve, recommend or declare advisable (publicly or otherwise) such an acquisition proposal.

Recommendations of the Special Committee and the Board of Directors

The board of directors of the Company will not:

•	change, withhold, withdraw, qualify or modify, or publicly propose to change, withhold, withdraw, qualify or modify, in a manner adverse to Parent or Merger Sub, the recommendation to the shareholders of the Company to vote in favor of the Merger Agreement and the Merger; or

•	subject to certain exceptions, authorize, cause or permit the Company or any of its subsidiaries to enter into any letter of intent, agreement, agreement in principle, acquisition agreement, merger agreement or other agreement with respect to any acquisition proposal.

However, prior to obtaining the required shareholder approval of the Merger Agreement, the board of directors of the Company may change, withhold, withdraw, qualify or modify its recommendation to the shareholders of the Company if the board of directors of the Company (acting upon recommendation of the Special Committee) has determined in good faith, after consultation with its financial advisor and outside legal counsel, that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable law; provided, however, that prior to taking such action:

•	the board of directors of the Company has given Parent at least five (5) business days’ prior written notice of its intention to take such action and a description of the reasons for taking such action;

•	the Company has negotiated in good faith with Parent during such notice period, to the extent Parent wishes to negotiate, to enable Parent to revise the terms of the Merger Agreement in such a manner that would obviate the need for taking such action; and

•	following the end of such notice period, the board of directors of the Company (acting upon recommendation of the Special Committee) shall have considered in good faith any revisions to the Merger Agreement, proposed in writing by Parent in a manner that would form a binding contract if accepted by the Company, and shall have determined in good faith, after consultation with its financial advisor and outside legal counsel, that failure to change, withhold, withdraw, qualify or modify its recommendation to the shareholders of the Company would be inconsistent with the directors’ fiduciary duties under applicable law.

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Shareholders’ Meeting

Unless the Merger Agreement is terminated, the Company shall take all actions necessary to cause an extraordinary general meeting of its shareholders to be duly called and held as soon as reasonably practicable after the SEC confirms that it has no further comments on the Schedule 13E-3 and this proxy statement. The board of directors of the Company shall recommend approval of the Merger Agreement, the plan of merger and the Merger by the Company’s shareholders and include its recommendation in this proxy statement and take all reasonable and lawful actions to solicit proxies from its shareholders to obtain the required shareholder approval of the Merger Agreement. In the event that the board of directors of the Company changes, withholds, withdraws, qualifies or modifies its recommendation to the shareholders of the Company, the Company shall nevertheless submit the Merger Agreement to the shareholders of the Company for approval at the extraordinary general meeting.

Indemnification; Directors’ and Officers’ Insurance

Pursuant to the Merger Agreement, Parent and Merger Sub have agreed that:

•	The indemnification, advancement and exculpation provisions of certain indemnification agreements by and among the Company and its directors and certain executive officers, as in effect at the effective time will survive the Merger and may not be amended or modified for a period of six (6) years from the effective time in any manner that would adversely affect the rights of the current or former directors or officers of the Company or any subsidiaries.

•	The memorandum and articles of association of the surviving company will contain provisions with respect to indemnification of present and former directors and officers of the Company that are no less favorable than presently set forth in the Company’s memorandum and articles of association, which provisions will not be amended, repealed or otherwise modified for a period of six (6) years after the effective time in any manner that would adversely affect the rights of the Company’s present and former directors or officers, unless required by law.

•	From and after the effective time, the surviving company will comply with all of the Company’s obligations and will cause its subsidiaries to comply with their respective obligations to indemnify (a) the current and former directors or officers of the Company or any subsidiaries against liabilities arising out of or in connection with (i) the fact that such party is or was a director or officer of the Company or such subsidiary, or (ii) any acts or omissions occurring before or at the effective time to the extent provided under the Company and its subsidiaries’ respective organizational and governing documents or agreements effective on the date of the Merger Agreement and to the fullest extent permitted by the BVI Business Companies Act or any other applicable law; and (b) such persons against all liabilities arising out of acts or omissions in connection with such persons serving as an officer, director or other fiduciary in any entity if such service was at the request or for the benefit of the Company or any of its subsidiaries.

•	The surviving company will maintain the Company’s and its subsidiaries’ directors and officers liability insurance for a period of six (6) years after the effective time on terms with respect to coverage and amount no less favorable than the existing insurance; provided that the surviving company will not be required to expend in any one year an amount in excess of 300% of the current annual premium paid by the Company for such insurance. The Company may purchase a six-year “tail” prepaid policy prior to the effective time on terms and conditions providing substantially equivalent benefits as the existing directors’ and officers’ liability insurance maintained by the Company.

Conditions to the Merger

The completion of the transactions contemplated by the Merger Agreement is subject to the satisfaction of the following conditions:

•	the Merger Agreement and the Merger being approved by the shareholders at the extraordinary general meeting; and

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•	no law of any governmental entity of competent jurisdiction, restraining, enjoining or otherwise preventing completion of the Merger and no governmental entity having instituted any judicial or administrative proceeding which continues to be pending seeking any such law; and

•	all authorizations, consents or approvals of a governmental entity required in connection with the execution and delivery of the Merger Agreement and the performance of the obligations thereunder shall have been made or obtained, subject to a material adverse effect exception.

The obligations of Parent and Merger Sub to consummate the Merger are also subject to the satisfaction, or waiver by Parent, of the following conditions:

•	the representations and warranties of the Company in the Merger Agreement being true and correct as of the date of the Merger Agreement and as of the closing date, except for such failures to be true and correct that have not had, and would not reasonably be expected to have, a material adverse effect.

•	the Company having performed or complied in all material respects with all covenants and agreements required to be performed or complied with by it under the Merger Agreement prior to or at the time of closing;

•	since the date of the Merger Agreement, there having been no effect, change, event or occurrence that has had or would reasonably be expected to have a material adverse effect; and

•	the Company having delivered to Parent a certificate, dated the closing date, signed by an executive officer of the Company, certifying as to the fulfillment of the conditions above.

The obligations of the Company to consummate the Merger are subject to the satisfaction, or waiver by the Company, of the following conditions:

•	the representations and warranties of Parent and Merger Sub in the Merger Agreement being true and correct in all material respects as of the date of the Merger Agreement and as of the closing date;

•	each of Parent and Merger Sub having performed or complied in all material respects with all covenants and agreements required to be performed or complied with by it under the Merger Agreement prior to or at the time of closing; and

•	each of Parent and Merger Sub having delivered to the Company a certificate, dated the closing date, signed by a designated director of Parent and a designated director of Merger Sub, certifying as to the fulfillment of the conditions above.

Termination of the Merger Agreement

The Merger Agreement may be terminated at any time prior to the effective time, whether before or after shareholder approval has been obtained:

by mutual written consent of the Company and Parent;

by either Parent or the Company, if:

•	the Merger is not completed within six months after the signing of the Merger Agreement (the “Termination Date”, provided that this termination right is not available to a party if the failure of the Merger to have been completed on or before the termination date was primarily due to the breach or failure of such party to perform in a material respect any of its obligations under the Merger Agreement;

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•	our shareholders do not adopt the Merger Agreement at the extraordinary general meeting or any adjournment or postponement thereof; or

•	any law or injunction having the effect of restraining, enjoining or otherwise prohibiting completion of the Merger becomes final and non-appealable; provided, that this termination right is not available to a party if the issuance of such final, non-appealable law or injunction is primarily due to the breach or failure of such party to perform in a material respect any of its obligations under the Merger Agreement.

by the Company:

•	if Parent or Merger Sub has breached any of its covenants or agreements under the Merger Agreement, or any representation or warranty made by Parent or Merger Sub under the Merger Agreement shall not be true and correct, such that the corresponding condition to closing would not be satisfied and such breach or inaccuracy cannot be cured by the Termination Date, or if curable, is not cured, within thirty (30) business days after written notice of such breach; provided that this termination right is not available to the Company if it is then in material breach of any of its representations, warranties, covenants or agreements under the Merger Agreement, such that the corresponding condition to closing would not be satisfied;

•	if all of the closing conditions to the completion of the Merger or to the obligations of Parent and Merger Sub to consummate the Merger are otherwise satisfied, and the Company has irrevocably confirmed by notice to Parent that all conditions to its obligation to consummate the Merger have been satisfied or that it will waive any such unsatisfied conditions, and the Merger shall not have been completed within three (3) business days after the delivery of such notice; or

•	prior to the receipt of the shareholders’ approval, in order to enter into an alternative acquisition agreement relating to a superior proposal;

by Parent, if:

•	the Company has breached any of its covenants or agreements under the Merger Agreement, or any representation or warranty made by it under the Merger Agreement shall not be true and correct, such that the corresponding condition to closing would not be satisfied and such breach or inaccuracy cannot be cured by the Company by the Termination Date, or if curable, is not cured, within thirty (30) business days after written notice of such breach; provided, that this termination right is not available to Parent if it is then in material breach of any of its representations, warranties, covenants or other agreements under the Merger Agreement, such that the corresponding condition to closing would not be satisfied;

•	the board of directors of the Company has changed, withheld, withdrawn, qualified or modified its recommendation to the shareholders of the Company in a manner adverse to Parent;

•	the board of directors of the Company has approved, recommended, or otherwise declared advisable or proposed to approve, recommend or declare advisable (publicly or otherwise) any acquisition proposal;

•	the Company has entered into an alternative acquisition agreement;

•	the Company or the board of directors of the Company has publicly announced its intention to do any of the foregoing; or

•	the Company has failed to include its recommendation to the shareholders of the Company in this proxy statement, or failed to hold the extraordinary general meeting to approve the Merger Agreement and the transactions contemplated thereby.

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Termination Fee and Reimbursement of Expenses

Parent is required to pay the Company a termination fee of $350,000 and fees and expenses incurred by Company if:

•	the Merger Agreement is terminated by the Company due to a material breach by Parent or Merger Sub; or

•	the Merger Agreement is terminated by the Company because (a) all of the closing conditions to the completion of the Merger or to the obligations of Parent and Merger Sub to consummate the Merger are otherwise satisfied, (b) the Company has irrevocably confirmed by notice to Parent that all conditions to its obligation to consummate the Merger have been satisfied or that it will waive any such unsatisfied conditions, and (c) the Merger shall not have been completed within three (3) business days after the delivery of such notice.

The Company is not required to pay any termination fee to Parent or Merger Sub.

Fees and Expenses

Whether or not the Merger is completed, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such expense except as otherwise provided in the Merger Agreement.

Modification or Amendment

The Merger Agreement may be amended by action taken by the Company, Parent and Merger Sub at any time before or after approval of the Merger by the shareholders of the Company but, after any such approval, no amendment shall be made which requires the approval of such shareholders under applicable law without such approval. The Merger Agreement may not be amended except by an instrument in writing signed on behalf of the Company, Parent and Merger Sub.

Extension and Waiver

At any time prior to the effective time, Parent and Merger Sub (as one party) and the Company (as one party) may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in the Merger Agreement or in any document, certificate or writing delivered pursuant to the Merger Agreement, or (c) waive compliance by the other party with any of the agreements or conditions contained in the Merger Agreement.

Remedies

Our right to receive payment of a termination fee of $350,000 plus our out-of-pocket costs and expenses incurred in connection with the Merger from Parent (or the guarantors pursuant to the limited guaranties), is our sole and exclusive remedy for any loss or damage suffered as a result of the failure of the Merger to be completed under certain circumstances or for a breach or failure to perform under the Merger Agreement or otherwise.

Parent and Merger Sub are entitled to an injunction or injunctions to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions thereof against the Company, this being in addition to all other remedies to which they are entitled at law or in equity. Subject to such equitable remedies Parent or Merger Sub may be entitled to, there is no remedy of Parent and Merger Sub against us for any loss or damage suffered as a result of the failure of the Merger to be completed under certain circumstances or for a breach or failure to perform under the Merger Agreement or otherwise. While Parent and Merger Sub may pursue both a grant of specific performance and monetary damages, they shall not be permitted or entitled to receive both a grant of specific performance that results in the completion of the Merger and monetary damages.

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The maximum aggregate liability of Parent and Merger Sub for monetary damages in connection with the Merger Agreement is limited to the termination fee and reimbursement of expenses.

PROVISIONS FOR UNAFFILIATED SHAREHOLDERS

No provision has been made to (a) grant the Company’s shareholders access to corporate files of the Company and other parties to the Merger or any of their respective affiliates or (b) to obtain counsel or appraisal services at the expense of the Company or any other such party or affiliate. Furthermore, the Special Committee believes that sufficient procedural safeguards were present, and will be present, to ensure the fairness of the merger to our unaffiliated shareholders without retaining an unaffiliated representative to act solely on behalf of such stockholders for purposes of negotiating a transaction or preparing a report concerning the fairness of the merger. The Special Committee believes that the independence of the members of the Special Committee and the retention by the Special Committee of its own legal counsel and financial advisor permitted the Special Committee to effectively represent the interests of unaffiliated shareholders.

DISSENTERS’ RIGHTS

The following is a brief summary of the rights of holders of the Shares to object to the Merger and receive cash equal to the appraised fair value of their Shares (“Dissenters’ Rights”). This summary is not a complete statement of the law, and is qualified in its entirety by the complete text of Section 179 of the BVI Business Companies Act, a copy of which is attached as Annex C to this proxy statement. If you are contemplating the possibility of objecting to the Merger, you should carefully review the text of Annex C, particularly the procedural steps required to perfect Dissenters’ Rights. These procedures are complex and you are advised to consult your British Virgin Islands legal counsel. If you do not fully and precisely satisfy the procedural requirements of the BVI Business Companies Act, you will lose your Dissenters’ Rights.

Requirements for Exercising Dissenters’ Rights

A dissenting registered shareholder of the Company is entitled to payment of the fair value of his Shares upon dissenting to the Merger.

The exercise of your Dissenters’ Rights will preclude the exercise of any other rights by virtue of holding Shares in connection with the Merger, other than the right to seek relief on the grounds that the Merger is void or unlawful. To preserve your Dissenters’ Rights, the following procedures must be followed:

•	you must give written notice of objection (“Notice of Objection”) to the Company prior to the vote to approve the Merger. The Notice of Objection must include a statement that you propose to demand payment for all your Shares if the Merger is approved by resolution of the shareholders at the extraordinary general meeting;

•	within twenty (20) days immediately following the date on which the vote approving the Merger is made, the Company must give written notice of the approval (“Approval Notice”) to all Dissenting Shareholders who have served a Notice of Objection;

•	within twenty (20) days immediately following the date on which the Approval Notice is given (the “Dissent Period”), the Dissenting Shareholder must give a written notice of his decision to dissent (a “Notice of Dissent”) to the Company stating his name and address, the number and class of the Shares with respect to which he dissents and demanding payment of the fair value of his Shares; and a dissenting shareholder must dissent in respect of all the Shares which he holds;

•	within seven (7) days immediately following (a) the date of expiry of the Dissent Period or (b) the date on which the plan of merger is filed with the Registrar of Companies of the British Virgin Islands, whichever is later, the Company, as the surviving company, must make a written offer (a “Fair Value Offer”) to each Dissenting Shareholder to purchase their Shares at a price determined by the Company to be the fair value of such Shares;

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•	if, within thirty (30) days immediately following the date of the Fair Value Offer, the Company and the Dissenting Shareholder fail to agree on a price at which the Company will purchase the Dissenting Shareholder’s Shares, then, within twenty (20) days immediately following the date of the expiry of such 30-day period;

•	the Company and the Dissenting Shareholder shall each designate an appraiser;

•	the two designated appraisers together shall designate a third appraiser;

•	the three appraisers shall fix the fair value of the Dissenting Shareholder Shares; and

•	under the BVI Business Companies Act, 2004, as amended the fair value of the Dissenting Shares will be determined at the close of business on the day prior to the date on which the vote to approve the Merger was taken, excluding any appreciation or depreciation in the value of the Shares, directly or indirectly, induced by the announcement of the Merger. Upon the surrender of the Dissenting Shareholder's certificates representing their Shares, the Company will pay, in cash, the fair value of the Shares determined by the appraisers.

All notices and petitions must be executed by or for the shareholder of record, fully and correctly, as such shareholder’s name appears on the register of members of the Company. If the Shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, these notices must be executed by or for the fiduciary. If the Shares are owned by or for more than one person such notices and petitions must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the notices or petitions for a shareholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the notice, he is acting as agent for the record owner. A person having a beneficial interest in Shares held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized above and in a timely manner to perfect whatever Dissenters’ Rights attached to the Shares.

If you do not satisfy each of these requirements, you cannot exercise Dissenters’ Rights and will be bound by the terms of the Merger Agreement. Submitting a proxy card that does not direct how the Shares represented by that proxy are to be voted will give the proxy discretion to vote as it determines appropriate. In addition, failure to vote your Shares, or a vote against the proposal to adopt the Merger Agreement and approve the transactions contemplated by the Merger Agreement, including the Merger, will not alone satisfy the notice requirement referred to above. You must send all notices to the Company 3/F Qilu Software Park Building, Jinan Hi-Tech Zone, Jinan, Shandong, People’s Republic of China 250101.

If you are considering dissenting, you should be aware that the fair value of your Shares determined under Section 179 of the BVI Business Companies Act could be more than, the same as, or less than the $4.15 in cash without interest for each Share of the Company that you would otherwise receive as consideration in the Merger. In addition, in any proceedings for determination of the fair value of the Shares covered by a Notice of Dissent, the Company and the Buyer Filing Persons intend to assert that the per Share merger consideration of $4.15 is equal to the fair value of each of your Shares.

The provisions of Section 179 of the BVI Business Companies Act are technical and complex. If you fail to comply strictly with the procedures set forth in Section 179, you will lose your Dissenters’ Rights. You are advised to consult your British Virgin Islands legal counsel if you wish to exercise Dissenters’ Rights.

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FINANCIAL INFORMATION

Selected Historical Financial Information

The following selected consolidated income statement data for the years ended June 30, 2011 and 2010, and the selected consolidated balance sheet data as of June 30, 2011 and 2010 are derived from our audited Consolidated Financial Statements included in Item 18 of our annual reports on Form 20-F for the years ended June 30, 2011 and 2010, and are qualified by reference to, and should be read in conjunction with, our consolidated financial statements, the related notes thereto, and Item 5—“Operating and Financial Review and Prospects” contained elsewhere therein. On December 11, 2009, we changed our fiscal year end from December 31 to June 30, and on March 25, 2010, we filed a transition report on Form 20-F to cover the transition period from January 1, 2009 to June 30, 2009.

Accordingly, the selected consolidated income statement data for the twelve months ended June 30, 2009 are derived from our unaudited consolidated financial statements. Our consolidated financial statement are prepared and presented in accordance with United States generally accepted accounting principles or U.S. GAAP. Our historical results do not necessarily indicate the results that may be expected for any future periods.

Selected Consolidated Statement of Financial Data

In USD	For the years ended June 30,
Income Statement	2011	2010	2009

Revenues	19,165,369	12,056,872	8,454,352
Cost of revenues	12,777,616	6,252,280	4,052,865
Gross profit	6,387,753	5,804,592	4,401,487

Selling expenses	1,105,160	367,776	151,309
General and administrative expenses	3,249,849	910,698	735,696
Professional fees	366,456	459,728	248,922
Stock based compensation	270,592	441,232	544,986
Income from operations	1,395,696	3,625,158	2,720,574

Investment income	279,233	208,824	-
Interest income	21,234	40,184	147,405
Finance cost	(80,383)	(19,915)	(3,802)
Change in fair value of contingent consideration	(232,310)	-	-
Government grant	164,713	18,895	160,981
Other income (expenses), net	226,245	65,134	10,223
Impairment loss on intangible assets	(428,028)	-	-
Gain on disposition of property & equipment	(368)	1,242	916
Total other income (expenses)	(49,664)	314,364	315,723

Income before income taxes	1,346,032	3,939,522	3,036,297
Provision for income taxes	476,011	694,597	505,380

Net income	870,021	3,244,925	2,530,917
Less: Net loss attributable to non-controlling interests	550,365	-	-
Net income attributable to holders of ordinary shares	1,420,386	3,244,925	2,530,917

Net income	870,021	3,244,925	2,530,917
Foreign currency translation adjustments	850,559	97,297	16,790
Comprehensive income	1,720,580	3,342,222	2,547,707
Comprehensive loss attributable to non-controlling interests	502,888	-	-
Comprehensive income attributable to holders of ordinary shares	2,223,468	3,342,222	2,547,707

Earnings per share, basic	0.26	0.60	0.47
Earnings per share, diluted	0.25	0.59	0.47

Weighted average Shares outstanding
Basic	5,389,323	5,438,232	5,438,232
Diluted	5,572,695	5,484,986	5,438,232

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In USD	For the years ended June 30,
	2011	2010	2009
Ratio of Earnings to Fixed Charges	2,460	33,318	o

(1) For purposes of calculating the ratio of earnings to fixed charges, earnings consist of income before income taxes plus fixed charges. Fixed charges consist of interest expense. The Ratio of Earnings to Fixed Charges should be read in conjunction with the Consolidated Financial Statements and Management’s Discussion and Analysis of Financial Condition and Results of Operations filed with the Company’s Annual Report on Form 20-F for the relevant fiscal years.

Market Price of the Shares

The net tangible book value per Share as of December 31, 2011 was $3.22 based on the weighted average number of diluted outstanding Shares during three month period ended at December 31, 2011.

TRANSACTIONS IN THE SHARES

Purchases by the Company

Period	Total Number of the Shares Repurchased	Range of Average Daily Prices Paid per Share	Average Price Paid per Share
2011 Fiscal
By Third Quarter
Total	100,000	$4.28	$428,031

2012 Fiscal
By Third Quarter
Total	82,600	$3.05	$252,154

All these treasury shares are granted to the individuals whose businesses were acquired by Pansoft as a part of compensation for acquisitions, by May 31, 2012.

Except for the repurchases set forth in the above table, there were no transactions with respect to the Company’s Shares by the Company since our initial public offering completed on September 8, 2008.

TRANSACTIONS IN THE SHARES

Except for the repurchases set forth in the above table, there were no transactions with respect to the Company’s Shares by the Company since our initial public offering on September 8, 2008.

Prior Public Offerings

On September 8, 2008, we completed a public offering of 1.2 million Shares at an issue price of $7.00 per Share and in connection with the offering, the Company sold to Anderson & Strudwick, Incorporated (the “placement agent”) warrants to purchase 120,000 common shares (the “placement agent warrants”), such amount representing 10% of the aggregate number of common shares sold by the Company pursuant to the Offering. The price paid by the placement agent for the placement agent warrants was $0.001 per warrant. The exercise price of the placement agent warrants is $8.40 per common share, representing 120% of the price of the common shares offered in the offering. The warrants have a life of four years.

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Transactions in Prior Two Years

The following table sets forth, on a quarterly basis, the share purchases by the Company in the last two years. Neither Parent nor any other Filing Person (other than Company) purchased any shares of the Company in such two years.

	Total Shares Purchased	Total Principal ($)	Average Cost/Per Share ($)	Range of Prices Paid per Share ($)
3 Month Period Ended 12/31/2010	49,900	218,280	4.37	4.02-4.58

3 Month Period Ended 3/31/2011	51,700	216,488	4.19	3.83-4.84

3 Month Period Ended 6/30/2011	20,400	71,074	3.48	2.67-4.21

3 Month Period Ended 9/30/2011	39,200	126,001	3.21	2.08-4.00

3 Month Period Ended 12/30/2011	20,000	45,556	2.28	1.80-2.81

3 Month Period Ended 3/31/2012	1,400	2,786	1.99	1.96-2.02

Total	182,600	680,185.34	3.73	1.80-4.84

After the receipt of the letter from Parent for a possible going private transaction, we have suspended our repurchase program.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF THE COMPANY

The following table sets forth information with respect to beneficial ownership of our Shares as of March 31, 2012 by:

▪	Each person who is known by us to beneficially own more than 5% of our outstanding Shares

▪	Each of our directors and named executive officers; and

▪	All directors and executive officers as a group.

The number and percentage of Shares beneficially owned are based on 5,438,232 Shares outstanding as of May 31, 2012. Information with respect to beneficial ownership has been furnished by each director, officer or beneficial owner of more than 5% of our Shares. Beneficial ownership is determined in accordance with the rules of the SEC and generally requires that such person have voting or investment power with respect to securities. In computing the number of Shares beneficially owned by a person listed below and the percentage ownership of such person, Shares underlying options, warrants or convertible securities held by each such person that are exercisable or convertible within 60 days of May 31, 2012 are deemed outstanding, but are not deemed outstanding for computing the percentage ownership of any other person. Except as otherwise indicated in the footnotes to this table, or as required by applicable community property laws, all persons listed have sole voting and investment power for all Shares shown as beneficially owned by them. Unless otherwise indicated in the footnotes, the address for each principal shareholder is in the care of Pansoft, 3/F, Qilu Software Park Building, Jinan Hi-tech Zone, Jinan 250101, Shandong, People’s Republic of China.

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	Number of Shares Beneficially Owned (1)	Percentage of Outstanding Shares
Name	Number	%
Directors and Executive Officers:
Hugh Wang (2)	3,425,494	63%
Guoqiang Lin (3)	3,425,494	63%
Allen Zhang (4)	9,000	0.17%
Samuel Shen (4)	48,248	0.89%
Paul Gillis	12,000	0.22%
Tony Luh (4)	12,433	0.23%
All Directors and Executive Officers (6 persons) as a group	3,507,175	64.49%

Principal Shareholder:
Timesway(5)	3,425,494	63%

(1)	Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the Shares.

(2)	Represents the 3,425,494 Shares held by Timesway. As a director of Timesway, Mr. Wang may be deemed to have beneficial ownership of Shares beneficially owned by Timesway and hereby disclaims beneficial ownership of such securities.

(3)	Represents the 3,425,494 Shares held by Timesway. Based on his shared control of Timesway, Mr. Lin may be deemed to have beneficial ownership of Shares beneficially owned by Timesway and hereby disclaims beneficial ownership of such securities.

(4)	Represents the number of Shares underlying options exercisable (33,000 shares) within 60 days of May 31, 2012.

(5)	Timesway is a British Virgin Islands company incorporated on July 31, 2001 by Mr. Wang, to hold a portion of the Shares of our company.

On October 29, 2010, we announced our share repurchasing program approved by our board and have re-acquired 182,600 shares in total through January 7, 2012. We suspended the repurchase program immediately upon receipt of the merger proposal from Parent. In January, 2012, we granted 100,000 shares from our treasury Shares to an individual as a part of compensation to acquire Beijing ITLamp Technology and have granted 82,600 shares to another individual as a part of compensation to acquire Hefei Langji Technology, therefore, as of May 31, 2012, we have 5,438,232 Shares issued and outstanding and 5,471,232 shares diluted. We are not aware of any arrangement that may, at a subsequent date, result in a change of control of our company.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a general discussion of material U.S. federal income tax consequences of the exchange of the Shares for cash pursuant to the Merger Agreement. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended, referred to as the “Code”, final and temporary U.S. Treasury Regulations promulgated thereunder, administrative pronouncements, and judicial decisions as of the date hereof, all of which are subject to change, possibly on a retroactive basis, and to differing interpretation, which may result in tax consequences different from those described below. This discussion is not binding on the U.S. Internal Revenue Service, referred to as the “IRS”, and the IRS may challenge any of the conclusions set forth below and a U.S. court may sustain such a challenge.

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This discussion does not address any U.S. federal estate, gift, or other non-income tax, or any state, local, or non-U.S. tax consequences of the Merger. This discussion is a summary for general information purposes only and does not consider all aspects of U.S. federal income taxation that may be relevant to particular shareholders in light of their individual investment circumstances or to certain types of shareholders subject to special tax rules, including holders that are (a) banks, financial institutions, or insurance companies; (b) regulated investment companies, mutual funds, or real estate investment trusts; (c) brokers or dealers in securities or currencies or traders in securities that elect to apply a mark-to-market accounting method; (d) tax-exempt organizations; (e) holders that own Shares as part of a straddle, hedge, constructive sale, conversion transaction, or other integrated investment; (f) holders that acquired Shares in connection with the exercise of employee share options or otherwise as compensation for services; (g) U.S. Holders (as defined below) that have a “functional currency” other than dollar; (h) retirement plans, individual retirement accounts, or other tax-deferred accounts; (i) U.S. expatriates; (j) persons subject to alternative minimum tax or (k) U.S. Holders that actually or constructively own 10% or more of our voting stock. This discussion assumes that Shares are held as capital assets, within the meaning of Section 1221 of the Code, at all relevant times. This discussion also does not address the tax consequence to holders of the Shares who exercise their Dissenters’ Rights (as described under “Dissenters’ Rights”).

As used herein, a “U.S. Holder” is any beneficial owner of the Shares that is (a) a citizen or individual resident of the United States for U.S. federal income tax purposes; (b) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia; (c) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (d) a trust which (i) is subject to the primary jurisdiction of a court within the United States and for which one or more U.S. persons have authority to control all substantial decisions, or (ii) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

If a partnership (including any entity classified as a partnership for U.S. federal income tax purposes) is a beneficial owner of the Shares, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of partnership. Any partner of a partnership holding Shares is urged to consult its own tax advisor.

ALL HOLDERS OF THE SHARES ARE ADVISED TO CONSULT THEIR TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE MERGER IN LIGHT OF THEIR PARTICULAR SITUATIONS, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL, NON-U.S., AND OTHER LAWS.

Consequences of Participation in the Merger

The receipt of cash as consideration in the Merger will be a taxable transaction for U.S. federal income tax purposes, and a U.S. Holder who so exchanges Shares for cash will generally recognize gain or loss in an amount equal to the difference between (a) the amount of cash received and (b) such U.S. Holder’s adjusted tax basis in the Shares exchanged therefore. Subject to the discussion under the caption “Passive Foreign Investment Company” below, such recognized gain or loss will generally be capital gain or loss, and will constitute long-term capital gain or loss if the U.S. Holder’s holding period for the Shares exchanged is greater than one year at the effective time of the Merger.

Long-term capital gains of non-corporate U.S. Holders are currently subject to U.S. federal income tax at a reduced rate. The ability to use any capital loss to offset other income or gain is subject to certain limitations under the Code. If a U.S. Holder acquired different blocks of the Shares at different times and different prices, such U.S. Holder must determine the adjusted tax basis and holding period separately with respect to each such block of the Shares.

Any gain or loss recognized by U.S. Holders will generally be treated as United States source gain or loss. However, in the event that we are deemed to be a PRC “resident enterprise” under the PRC tax law or gain from the disposition of the Shares is subject to tax in the PRC, you may be eligible to elect to treat such gain as PRC source gain under the income tax treaty between the United States and the PRC (the Agreement Between the Government of the United States of America and the Government of the People’s Republic of China for the Avoidance of Double Taxation and the Prevention of Tax Evasion With Respect to Taxes on Income, referred to as the “Treaty”). If we are not eligible for the benefits of the Treaty or you fail to make the election to treat any gain as PRC source, then you may not be able to use the foreign tax credit arising from any PRC tax imposed on the exchange of the Shares pursuant to the Merger Agreement unless such credit can be applied (subject to applicable limitations) against tax due on other income treated as derived from foreign sources. U.S. Holders are urged to consult their tax advisors regarding the tax consequences if PRC tax is imposed on gain on a disposition of our Shares, including the availability of the foreign tax credit under their particular circumstances.

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Passive Foreign Investment Company

Based on the past composition of our income and valuation of our assets, including goodwill, we believe that we were not a passive foreign investment company, or a “PFIC”, for U.S. federal income tax purposes for our taxable years ended June 30, 2010 and June 30, 2011 respectively, and we do not expect to become one for our current taxable year, although there can be no assurance in this regard.

In general, we will be a PFIC for any taxable year in which (a) at least 75% of our gross income is passive income or (b) at least 50% of the value of our assets (based on an average of the quarterly values) is attributable to assets that produce or are held for the production of passive income. For this purpose, passive income generally includes dividends, interest, royalties and rents (other than royalties and rents derived in the active conduct of a trade or business and not derived from a related person). If we own, directly or indirectly, at least 25% (by value) of the stock of another corporation, we will be treated, for purposes of the PFIC tests, as owning our proportionate share of the other corporation’s assets and receiving our proportionate share of the other corporation’s income. The determination of whether we are a PFIC is made annually. Accordingly, it is possible that we may become a PFIC in the current taxable year due to changes in our asset or income composition. Because we have valued our goodwill based on the market value of the Shares, a decrease in the price of the Shares may result in our becoming a PFIC.

If we are a PFIC for the current taxable year or have been a PFIC during any prior year in which a U.S. Holder held Shares and the U.S. Holder has not made a valid “deemed sale” election, mark-to-market election or qualified electing fund election, any gain recognized by a U.S. Holder on the disposition of a Share generally would be allocated ratably over such U.S. Holder’s holding period for the Share. The amount allocated to the taxable year of the disposition and to any year before we became a PFIC would be treated as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for that year and the interest charge generally applicable to underpayments of tax would be imposed on the resulting tax attributable to each such year. If a U.S. Holder has made a valid mark-to-market election with respect to its Shares, any gain the U.S. Holder recognizes would be treated as ordinary income and any loss would be treated as ordinary loss, but only to the extent of the net amount previously included in income as a result of the mark-to-market election

If we are a PFIC for the current taxable year or have been a PFIC during any prior year in which a U.S. Holder held Shares, a U.S. Holder generally would be required to file IRS Form 8621 with respect to the disposition of the Shares. The PFIC rules are complex, and each U.S. Holder should consult its own tax advisors regarding the applicable consequences of the merger to it if we are a PFIC or have been a PFIC during any prior year in which a U.S. Holder held Shares.

Information Reporting and Backup Withholding

A U.S. Holder may be subject, under certain circumstances, to information reporting and backup withholding with respect to the amount of cash received in the Merger. Under the backup withholding rules, a U.S. Holder may be subject to backup withholding unless the U.S. Holder is an exempt recipient and, when required, demonstrates this fact or provides a taxpayer identification number, makes certain certifications on IRS Form W-9, and otherwise complies with the applicable requirements. A U.S. Holder that does not provide its correct taxpayer identification number may also be subject to penalties imposed by the IRS.

Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a U.S. Holder’s U.S. federal income tax liability, if any, provided that the required procedures are followed. U.S. Holders should consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such an exemption.

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MATERIAL PRC INCOME TAX CONSEQUENCES

Under the EIT Law, which took effect on January 1, 2008, enterprises established outside of China whose “de facto management bodies” are located in the PRC are considered “resident enterprises”, and thus will generally be subject to the enterprise income tax at the rate of 25% on their global income. On December 6, 2007, the State Council adopted the Regulation on the Implementation of PRC Enterprise Income Tax Law, effective as of January 1, 2008, which defines the “de facto management body” as an establishment that has substantial management and control over the business, personnel, accounts and properties of an enterprise. Under the EIT Law and its implementation regulations, PRC income tax at the rate of 10% is applicable to any gain recognized on receipt of cash by a “non-resident enterprise” from transfer of its equity in a PRC resident enterprise, provided that the “non-resident enterprise” (i) does not have an establishment or place of business in the PRC or (ii) has an establishment or place of business in the PRC, but the relevant income is not effectively connected with the establishment or place of business, to the extent such gain is derived from sources within the PRC. Although there has not been a definitive determination of the Company’s status by the PRC tax authorities, the Company does not believe that it should be considered a resident enterprise under the EIT Law or that the gain recognized on the receipt of cash for our Shares should otherwise be subject to PRC tax to holders of such shares that are not PRC residents. In addition, under the Circular on Strengthening the Administration of Enterprises Income Tax on Non-resident Enterprises’ Equity Transfer Income (“Circular 698”, Guo Shui Han [2009] No. 698), issued by the State Administration of Taxation, which became effective as of January 1, 2008, if any non-resident enterprise transfers equity of a PRC resident enterprise, the non-resident enterprise may be subject to a 10% PRC income tax on the gain from such equity transfer; provided, however, that any purchase or sale of equity through the open market will not be subject to such taxation. Where the non-resident enterprise indirectly holds and transfers equity of a PRC resident enterprise held through an offshore holding company, which was established in a jurisdiction with either (a) an actual rate of tax of less than 12.5%; or (b) a tax exemption for the income arising out of the disposition, the non-resident enterprise shall be required to file with the relevant taxation authorities certain information about the transfer. Where any such taxation authorities, upon review and examination of the documents submitted by the non-resident enterprise, deem such offshore holding company to be a vehicle incorporated for the purpose of tax evasion, they have the power to re-classify the offshore share transfer transaction, deny the existence of the offshore holding company and impose a 10% income tax on the gain from such offshore share transfer after an examination by the State Administration of Taxation. Although there has not been a definitive determination on whether a purchase or sale of a public company’s shares would be subject to Circular 698, the Company does not believe that the gain recognized on the receipt of cash for its Shares pursuant to the Merger by its shareholders who are not PRC residents should be subject to Circular 698. If, however, the PRC tax authorities were to determine that the Company should be considered a resident enterprise or that the receipt of cash for its Shares should otherwise be subject to PRC tax, then any gain recognized on the receipt of cash for its Shares pursuant to the merger by its shareholders who are not PRC residents could be treated as PRC-source income that would be subject to PRC income tax at a rate of 10%. You should consult your own tax advisor for a full understanding of the tax consequences of the merger to you, including any PRC tax consequences.

MATERIAL BRITISH VIRGIN ISLANDS TAX CONSEQUENCES

The British Virgin Islands currently have no form of income, corporate or capital gains tax and no estate duty, inheritance tax or gift tax. No taxes, fees or charges will be payable (either by direct assessment or withholding) to the government or other taxing authority in the British Virgin Islands under the laws of the British Virgin Islands in respect of the Merger or the receipt of cash for our Shares under the terms of the Merger. This is subject to the qualification that registration fees will be payable by the Company to the Registrar of Companies in the British Virgin Islands to register the plan of Merger.

FUTURE SHAREHOLDER PROPOSALS

If the Merger is completed, we will not have public shareholders and there will be no public participants in any future shareholders’ meeting. However, if the Merger is not completed, an annual general meeting is expected to be held in December 2012.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this proxy statement, the documents attached hereto and the documents incorporated by reference in this proxy statement are forward-looking statements based on estimates and assumptions. These include statements as to such things as our financial condition, results of operations, plans, objectives, future performance and business, as well as forward-looking statements relating to the Merger. Such forward-looking statements are based on facts and conditions as they exist at the time such statements are made. Forward-looking statements are also based on current expectations, estimates and projections about our business and the Merger, the accurate prediction of which may be difficult and involve the assessment of events beyond our control. The forward-looking statements are further based on assumptions made by management. Forward-looking statements can be identified by forward-looking language, including words such as “believes,” “anticipates,” “expects,” “estimates,” “intends,” “may,” “plans,” “predicts,” “projects,” “will,” “would” and similar expressions, or the negative of these words. These statements are not guarantees of the underlying expectations or future performance and involve risks and uncertainties that are difficult to predict. Readers of this proxy statement are cautioned to consider these risks and uncertainties and not to place undue reliance on any forward-looking statements.

The following factors, among others, could cause actual results or matters related to the Merger to differ materially from what is expressed or forecasted in the forward-looking statements:

•	the satisfaction of the conditions to completion of the Merger, including the approval of the Merger Agreement by our shareholders;

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement;

•	debt financing may not be funded on at the effective time of the Merger because of the failure of Parent to meet the closing conditions or for other reasons, which may result in the Merger not being completed promptly or at all;

•	the effect of the announcement or pendency of the Merger on our business relationships, operating results and business generally;

•	the risk that the Merger may not be completed in a timely manner or at all, which may adversely affect our business and the prices of our Shares;

•	the potential adverse effect on our business, properties and operations because of certain covenants we agreed to in the Merger Agreement;

•	diversion of our management’s attention from our ongoing business operations;

•	the amount of the costs, fees, expenses and charges related to the Merger and the actual terms of the financings that will be obtained for the Merger;

•	the outcome of any legal proceedings, regulatory proceedings or enforcement matters that may be instituted against us and others relating to the Merger; and

•	other risks detailed in our filings with the SEC, including the information set forth under the caption “Item 3D. Risk Factors” in our Annual Report on Form 20−F for the year ended June 30, 2011. Please see “Where You Can Find More Information” beginning on page 66 for additional information.

Furthermore, the forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures, collaborations, dividends or investments made by the parties. We believe that the assumptions on which our forward-looking statements are based are reasonable. However, many of the factors that will determine our future results are beyond our ability to control or predict and we cannot guarantee any future results, levels of activity, performance or achievements. We cannot assure you that the actual results or developments we anticipate will be realized or, if realized, that they will have the expected effects on our business or operations. In light of the significant uncertainties inherent in the forward-looking statements, readers should not place undue reliance on forward-looking statements, which speak only as of the date on which the statements were made and it should not be assumed that the statements remain accurate as of any future date. All subsequent written and oral forward-looking statements concerning the Merger or other matters addressed in this proxy statement and attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Further, forward-looking statements speak only as of the date they are made and, except as required by applicable law or regulation, we undertake no obligation to update these forward-looking statements to reflect future events or circumstances.

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WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Exchange Act applicable to foreign private issuers and we file our annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC’s Public Reference Room at 100 F Street NE, Washington, D.C. 20549 at prescribed rates. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The information we file or furnish is also available free of charge on the SEC’s website at http://www.sec.gov.

You also may obtain free copies of the documents the Company files with the SEC by going to the “Investor Relations” section of our website at http://www.funtalk.com.cn. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference.

Because the merger is a “going private” transaction, the Company and the Buyer Filing Persons have filed with the SEC a Transaction Statement on Schedule 13E-3 with respect to the merger. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference therein, is available for inspection as set forth above. The Schedule 13E-3 will be amended to report promptly any material changes in the information set forth in the most recent Schedule 13E-3 filed with the SEC.

Statements contained in this proxy statement regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document attached as an exhibit hereto. The SEC allows us to “incorporate by reference” information into this proxy statement. This means that we can disclose important information by referring to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement. This proxy statement and the information that we later file with the SEC may update and supersede the information incorporated by reference. Similarly, the information that we later file with the SEC may update and supersede the information in this proxy statement. The Company’s annual report on Form 20-F filed with the SEC on originally on December 30, 201l, which was further amended and filed on January 3, January 20 and January 24, 2012, is incorporated herein by reference. The Company’s reports on Form 6-K furnished to the SEC since December 30, 2011 including, without limitation, the reports on Form 6-K furnished to the SEC on January 9, January 13, February 9, March 9 (two filings), March 30, May 17, May 24 and June 1 (two filings) 2012 respectively are incorporated herein by reference.

The reports, opinions or appraisals referenced in this proxy statement will be made available for inspection and copying at the principal executive officers of the Company during its regular business hours by you or your representative who has been so designated in writing.

We undertake to provide you without charge to each person to whom a copy of this proxy statement has been delivered, upon request, by first class mail or other equally prompt means, within one business day of receipt of the request, a copy of any or all of the documents incorporated by reference into this proxy statement, other than the exhibits to these documents, unless the exhibits are specifically incorporated by reference into the information that this proxy statement incorporates.

Requests for copies of our filings should be directed to Allen Zhang, our chief financial officer, at the address and phone numbers provided in this proxy statement.

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THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE EXTRAORDINARY GENERAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT.

THIS PROXY STATEMENT IS DATED _________________, 2012. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO SHAREHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

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ANNEX A: Agreement and Plan of Merger

AGREEMENT AND PLAN OF MERGER

among

Timesway Group Limited,

Genius Choice Capital Limited

and

Pansoft Company Limited

(dated as of May 16, 2012)

ANNEX A

(the “Agreement”)

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of May 16, 2012 is by and among Timesway Group Limited, a company limited by shares incorporated under the laws of the British Virgin Islands (“Parent”), Genius Choice Capital Limited, a company limited by shares incorporated under the laws of the British Virgin Islands and a direct wholly owned Subsidiary of Parent (“Merger Sub”), and Pansoft Company Limited, a company limited by shares incorporated under the laws of the British Virgin Islands (the “Company”). Certain capitalized terms used in this Agreement are used as defined in Section 9.10.

WHEREAS, the respective Boards of Directors of each of the Parent and Merger Sub have approved the merger of Merger Sub with and into the Company (the “Merger”), with the Company surviving the Merger upon the terms and subject to the conditions set forth in this Agreement and becoming a direct wholly owned Subsidiary of Parent as a result of the Merger, and have approved the execution, delivery and performance by Parent and Merger Sub, as the case may be, of this Agreement and the consummation of the Merger and the other transactions contemplated hereby;

WHEREAS, the Board of Directors of the Company (the “Company Board”), acting upon the unanimous recommendation of a special committee of the Company Board (the “Special Committee”), has (i) determined that it is in the best interests of the Company and its shareholders, and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance by the Company of this Agreement and consummation of the transactions contemplated hereby, including the Merger and (iii) resolved to recommend the approval of this Agreement by the shareholders of the Company pursuant to Part IX of the British Virgin Islands Business Companies Act, 2004, as amended (the “BVI Companies Law”).

NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

THE MERGER

SECTION 1.1 The Merger. At the Effective Time, upon the terms and subject to the conditions of this Agreement and in accordance with the BVI Companies Law, Merger Sub shall be merged with and into the Company. Following the Merger, the Company shall continue as the surviving corporation (the “Surviving Corporation”) and the separate corporate existence of Merger Sub shall cease.

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SECTION 1.2 Effective Time. Subject to the provisions of this Agreement, Parent, Merger Sub and the Company shall execute a plan of merger (the “BVI Plan of Merger”) in the form contained in Appendix 1 hereto and the parties hereto shall file the BVI Plan of Merger and other documents required to effect the Merger pursuant to the BVI Companies Law with the Registrar of Corporate Affairs of the British Virgin Islands (the “Registry”) as provided in Section 171(2) of the BVI Companies Law on the Closing Date. The Merger shall become effective upon registration of the BVI Plan of Merger by the Registry or on such date not exceeding 30 days after the date of registration of the Merger as Parent and the Company shall agree, acting in their sole discretion, and as shall be provided in the BVI Plan of Merger in accordance with the BVI Companies Law (the “Effective Time”).

SECTION 1.3 Closing of the Merger. Unless otherwise mutually agreed in writing between the Company, Merger Sub and Parent, the closing of the Merger (the “Closing”) will take place at 10:00 a.m. (Beijing time), on the second business day immediately after satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions at the Closing) unless another date or time is agreed in writing by Parent and the Company (such date being the “Closing Date”), at the offices of Morgan Lewis & Bockius LLP, at Suite 823, No.1, Guanghua Road, Chaoyang District, Beijing, China or another place agreed in writing by Parent and the Company.

SECTION 1.4 Effects of the Merger. The Merger shall have the effects specified in the BVI Companies Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, the Surviving Corporation shall succeed to and assume all the rights, property of every description, including choses in action, and the business, undertaking, goodwill benefits, immunities and privileges, mortgages, charges or security interests and all contracts, obligations, claims, debts and liabilities of Merger Sub and the Company in accordance with the BVI Companies Law.

SECTION 1.5 Memorandum and Articles of Association. At the Effective Time and after the registration of the BVI Plan of Merger, the amended and restated memorandum of association and articles of association of Merger Sub shall become the amended and restated memorandum of association and articles of association (“Articles of Association”) of the Surviving Corporation (except that, at the Effective Time, Article I of the memorandum of association shall be amended to read as follows: “The name of the corporation is Pansoft Company Limited”, the Articles of Association shall refer to the name of the Surviving Corporation as “Pansoft Company Limited” and Article II of the memorandum of association shall be amended to read as follows: “The Registered Office of the Company shall be at the offices of AMS Trustees Limited, Sea Meadow House, Blackburne Highway, (P.O. Box 116), Road Town, Tortola, British Virgin Islands, or at such other place in the British Virgin Islands as the directors may decide”), in each case, until thereafter changed or amended as provided therein or by applicable Law.

SECTION 1.6 Directors. The parties hereto shall take all necessary actions so that the directors of Merger Sub immediately prior to the Effective Time shall at the Effective Time become the directors of the Surviving Corporation (unless otherwise determined by Parent prior to the Effective Time), each to hold office in accordance with the Articles of Association until their respective death, resignation, or removal or until their respective successors are duly elected and qualified.

SECTION 1.7 Officers. Except as otherwise provided herein, the officers of the Company immediately prior to the Effective Time shall continue as officers of the Surviving Corporation, each to hold office in accordance with the Articles of Association until successors are duly elected or appointed and qualified.

ARTICLE II

CONVERSION OF SECURITIES

SECTION 2.1 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of any of the parties hereto or any other shareholders of the Company:

(a) Securities of Merger Sub. Each ordinary share, par value US$1.00 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and nonassessable ordinary share, par value US$0.0059 per share, of the Surviving Corporation. Such ordinary shares shall be the only issued and outstanding shares of the Surviving Corporation, which fact will be reflected in the register of members of the Surviving Corporation.

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(b) Merger Consideration. Each ordinary share, par value US$0.0059 per share, of the Company issued and outstanding immediately prior to the Effective Time (individually, a “Share” and collectively, the “Shares”) (other than Shares to be cancelled in accordance with Section 2.1(c) and any Dissenters Shares), shall be cancelled in exchange for the right to receive an amount in cash equal to US$4.15 per Share without interest (the “Merger Consideration”). As of the Effective Time, all of the Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist and the register of members of the Company will be updated accordingly. Each Share (other than Shares to be cancelled in accordance with Section 2.1(c) and any Dissenters Shares) shall thereafter represent only the right to receive the Merger Consideration without interest, and any Dissenters Shares shall thereafter represent only the right to receive the applicable payments due and owing as referred to in Section 2.6.

(c) Cancellation of Shares. Each Share issued and outstanding immediately prior to the Effective Time that is beneficially owned (as determined pursuant to Rule 13d-3 under the Exchange Act) by (i) Parent, Merger Sub or the Company as treasury shares (if applicable) or (ii) any direct or indirect wholly owned Subsidiary of the Company (collectively, the “Excluded Shares”) shall, by virtue of the Merger and without any action on the part of its holder, automatically be cancelled and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor.

(d) Untraceable and Dissenting Shareholders. Remittances for the Merger Consideration shall not be sent to shareholders who are untraceable unless and until, except as provided below, they notify the Exchange Agent of their current contact details prior to the Effective Time. A Company shareholder will be deemed to be untraceable if (i) he has no registered address in the register of members (or branch register) maintained by the Company or (ii) notice of the Company Shareholders Meeting has been sent to such shareholder and has been returned undelivered. Monies due to holders of Dissenters Shares and shareholders of the Company who are untraceable shall be returned to the Surviving Corporation on demand and held in a non-interest bearing bank account for the benefit of the holders of Dissenters Shares and shareholders of the Company who are untraceable. Monies unclaimed after a period of seven years from the date of the notice of the Company Shareholders Meeting shall be forfeited and shall revert to the Surviving Corporation. It is acknowledged that holders of Dissenters Shares and shareholders of the Company who are untraceable who, after the Effective Time, wish to receive any monies otherwise payable in respect of the Merger within applicable time limits or limitation periods will be advised by the Exchange Agent, Parent or Merger Sub, as applicable, to contact the Surviving Corporation.

(e) Certain Adjustments. Notwithstanding any provision of this Article II to the contrary, if between the date of this Agreement and the Effective Time the outstanding Shares or securities convertible into or exchangeable or exercisable for Shares shall have been changed into a different number of shares or a different class by reason of the occurrence or record date of any stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction, the Merger Consideration shall be appropriately adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction.

SECTION 2.2 Treatment of Company Options. (a) As soon as practicable following the date of this Agreement, the Company (or, as applicable, the Company Board or the Compensation Committee of the Company Board) shall take such action as may be reasonably necessary (including using its reasonable efforts to obtain any applicable consents and/or amendments) to effect the following provisions of this Section 2.2. The Company shall take all actions reasonably necessary to ensure that from and after the Effective Time neither Parent nor the Surviving Corporation will be required to issue Shares or any other consideration (other than as required by this Section 2.2) to any Person pursuant to or in settlement of Company Options.

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(b) As of the Effective Time, each option to purchase Shares (a “Company Option”) pursuant to the Company’s 2008 Stock Incentive Plan (the “Company Option Plan”) that is then outstanding, vested and unexercised (a “Vested Company Option”) shall be cancelled and converted into the right to receive as soon as reasonably practicable after the Effective Time, a cash amount equal to (i) the total number of Shares subject to such Vested Company Option immediately prior to the Effective Time multiplied by (ii) the excess, if any, of (x) the Merger Consideration over (y) the exercise price payable per Share issuable under such Vested Company Option. To the extent such Vested Company Option’s exercise price is higher than the Merger Consideration, the holder of such Vested Company Option will receive no payment. As of the Effective Time, each Company Option that is then outstanding and unvested (an “Unvested Company Option”) shall be cancelled and converted into the right to receive as soon as reasonably practicable after the Effective Time, a restricted cash award (“RCA”) in an amount equal to (i) the total number of Shares subject to such Unvested Company Option immediately prior to the Effective Time multiplied by (ii) the excess, if any, of (x) the Merger Consideration over (y) the exercise price payable per Share issuable under such Unvested Company Option. To the extent such Unvested Company Option’s exercise price is higher than the Merger Consideration, the holder of such Unvested Company Option will receive no payment. RCAs shall be subject to the same vesting conditions and vesting schedules applicable to the Unvested Company Options without giving effect to the transactions contemplated herein and unvested RCAs are not transferable by means of sale, assignment, exchange, pledge or otherwise. On the date, and to the extent, that the Unvested Company Options would have become vested without giving effect to the transactions contemplated herein, such corresponding portion of the RCAs shall be converted into US dollars and will be delivered to the holder of such RCAs, net of any applicable withholding taxes, as soon as practicable thereafter. The holder of the RCAs is personally responsible for the proper reporting and payment of all taxes related to the distribution.

(c) As provided herein, unless otherwise determined by Parent, the Company Option Plan shall terminate as of the Effective Time.

SECTION 2.3 Exchange Fund. (a) Prior to the Effective Time, Parent shall appoint a commercial bank or trust company, with the Company’s prior approval (such approval not to be unreasonably withheld), to act as exchange agent hereunder for the purpose of cancelling the Shares in exchange for the Merger Consideration (the “Exchange Agent”). Parent shall enter into a paying agent agreement with the Paying Agent, in form and substance reasonably acceptable to the Company and Parent.

(b) At or prior to the Effective Time, Parent shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the holders of Shares and Vested Company Options an amount in cash sufficient to make payments under Section 2.1(b), Section 2.2 and Section 2.6 (in the case of payments under Section 2.6, an amount equal to the number of Dissenters Shares multiplied by the Merger Consideration). Any cash deposited with the Exchange Agent pursuant to this Section 2.3(b) shall hereinafter be referred to as the “Exchange Fund.” Any amounts in the Exchange Fund in excess of the aggregate amounts payable under Article II shall be returned to the Surviving Corporation in accordance with Section 2.7.

SECTION 2.4 Exchange Procedures. Promptly after the Effective Time (and in any event within five business days thereafter), the Surviving Corporation shall cause the Exchange Agent to mail to each registered holder of Shares (other than holders of Excluded Shares or Dissenters Shares) (i) a form of letter of transmittal (which shall be in customary form for a company incorporated in the British Virgin Islands reasonably acceptable to Parent and the Company and specify how the delivery of the Merger Consideration to the registered holders of the Shares shall be effected); and (ii) instructions for effecting the surrender of any and all share certificates which have been issued representing Shares (the “Certificates”) in exchange for the applicable Merger Consideration. Upon surrender of a Certificate (or declaration of loss or non-receipt and, if applicable, indemnity in the required form and in compliance with Section 2.10) to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, each holder of such Certificate and each registered holder of Shares not represented by a Certificate (“Uncertificated Shares”) shall be entitled to receive in exchange therefor the Merger Consideration, without interest, for each Share formerly represented by such Certificate or Uncertificated Share, and the Certificate so surrendered shall forthwith be cancelled. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition of payment that (A) the Certificate so surrendered shall be properly endorsed or shall otherwise be in proper form for transfer and (B) the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Certificate surrendered and shall have established to the reasonable satisfaction of the Surviving Corporation that such Tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 2.4, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration as contemplated by this Article II, without interest.

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SECTION 2.5 Transfer Books; No Further Ownership Rights. The Merger Consideration paid in respect of the Shares upon the surrender for exchange of Certificates or for Uncertificated Shares in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares previously represented by such Certificates or Uncertificated Shares, and at the Effective Time, the register of members of the Company shall be closed and thereafter there shall be no further registration of transfers on the register of members of the Surviving Corporation of Shares that were outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of Certificates or Uncertificated Shares that evidenced ownership of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided for herein or by applicable Law. Subject to the last sentence of Section 2.6, if, at any time after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article II.

SECTION 2.6 Dissenting Shares. No Person who has validly exercised such Person’s appraisal rights pursuant to Section 179 of the BVI Companies Law shall be entitled to receive the Merger Consideration with respect to the Shares owned by such Person (“Dissenters Shares”) unless and until such Person shall have effectively withdrawn or lost such Person’s appraisal rights under the BVI Companies Law. If a holder of Dissenters Shares effectively withdraws its demand for, or loses its rights to, appraisal rights pursuant to Section 179 of the BVI Companies Law with respect to any Dissenters Shares, such Shares shall cease to be Dissenters Shares. Each Dissenters Share shall be entitled to receive only the payment resulting from the procedure in Section 179 of the BVI Companies Law. The Company shall promptly give Parent (i) copies of notices of objection, notices of dissent, any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Law that are received by the Company relating to Company shareholders’ rights of appraisal and (ii) the opportunity to direct or approve all offers, negotiations and proceedings with respect to demand for appraisal under the BVI Companies Law. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal, offer to settle or settle any such demands or approve any withdrawal of any such demands.

SECTION 2.7 Termination of Exchange Fund. Any portion of the Exchange Fund (including any income or proceeds thereof or of any investments thereof) which remains undistributed to the holders of Shares (other than the Excluded Shares and the Dissenters Shares) for nine months after the Effective Time shall be delivered to the Surviving Corporation on the instruction of the Surviving Corporation, and any holder of Shares (other than the Excluded Shares and the Dissenters Shares) who has not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation and Parent (subject to this Agreement and abandoned property, escheat and similar laws) for the Merger Consideration exchangeable for such Shares to which such holder is entitled, without any interest on any portion thereof. Any such portion of the Exchange Fund remaining unclaimed by such holders of Shares at such time as time at which amounts would otherwise escheat to or become property of any Governmental Entity shall, to the extent permitted by Law, become the property of the Surviving Corporation or its designee, free and clear of any claims or interest of any Person previously entitled thereto.

SECTION 2.8 No Liability. None of the Parent, Merger Sub, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any Merger Consideration from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

SECTION 2.9 Investment of the Exchange Funds. Pending distribution to the holders of the Shares (other than Excluded Shares and Dissenters Shares), the Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent on a daily basis; provided that such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-l or P-I or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of investment. Any interest and other income resulting from such investments shall become a part of the Exchange Fund, and any amounts in excess of the aggregate amounts payable under Section 2.1(b), Section 2.2 and Section 2.6 (in the case of payments under Section 2.6, an amount equal to the number of Dissenters Shares multiplied by the Merger Consideration) shall be returned to the Parent in accordance with Section 2.7. To the extent that there are any losses with respect to any such investments, or the Exchange Fund diminishes for any reason below the level required for the Exchange Agent to make prompt cash payment under Section 2.1(b), Section 2.2 and Section 2.6 (in the case of payments under Section 2.6, an amount equal to the number of Dissenters Shares multiplied by the Merger Consideration), Parent shall, or shall cause the Surviving Corporation to, promptly replace or restore the cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient for the Exchange Agent to make such payments under Section 2.1(b), Section 2.2 and Section 2.6 (in the case of payments under Section 2.6, an amount equal to the number of Dissenters Shares multiplied by the Merger Consideration). Except as contemplated by Section 2.9 hereof, the Exchange Fund shall not be used for any other purpose.

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SECTION 2.10 Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit or declaration of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation or by the Exchange Agent, an indemnity or the posting by such Person of a bond in such reasonable amount as the Surviving Corporation or the Exchange Agent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect to the Shares formerly represented thereby pursuant to this Agreement.

SECTION 2.11 Withholding Rights. Each of the Surviving Corporation, Parent and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as it reasonably determines is required to deduct and withhold with respect to the making of such payment under any provision of U.S. federal, state, local or foreign Tax Law. To the extent that amounts are so withheld and paid over to the appropriate Government Authority by the Surviving Corporation, Parent or Exchange Agent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect to which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be.

SECTION 2.12 Agreement of Fair Value. Parent, Merger Sub and the Company respectively agree that the Merger Consideration represents the fair value of the Shares for the purposes of Section 179 of the BVI Companies Law.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as (A) disclosed in the Company SEC Reports filed with, or furnished to, the Securities and Exchange Commission (the “SEC”) on or after March 30, 2012 (the “Audit Date”) and prior to the date hereof (other than disclosures in such Company SEC Reports contained in the “Risk Factors” and “Forward-Looking Statements” sections thereof or any other disclosures of risks or uncertainties in the Company SEC Reports to the extent they are cautionary, predictive or forward-looking in nature) or (B) set forth in the section of the disclosure schedule delivered to Parent by the Company on the date hereof (the “Company Disclosure Schedule”) that specifically relates to a specified section or subsection of this Article III or any other section or subsection of this Agreement to the extent that it is reasonably apparent that such information is relevant to such other section or subsection, the Company hereby represents and warrants to Parent and Merger Sub that:

SECTION 3.1 Organization and Qualification; Subsidiaries. (a) The Company and each of its Subsidiaries is a corporation or legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of the jurisdiction of its incorporation and has all requisite corporate, partnership or similar power and authority to own, lease and operate its properties and to carry on its businesses as now conducted and proposed by the Company to be conducted. The Company and each of its Subsidiaries is duly qualified or licensed and in good standing (with respect to jurisdictions that recognize the concept of good standing) to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not reasonably be expected to have a Material Adverse Effect.

(b) Accurate and complete copies of the memorandum and articles of association of the Company, as in effect as of the date of this Agreement, have been publicly filed by the Company as part of the Company SEC Reports.

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SECTION 3.2 Capitalization of the Company and Its Subsidiaries. (a) The authorized shares of the Company consist of 30,000,000 Shares of par value of US$0.0059. As of March 30, 2012 (the “Capitalization Date”), (i)5,438,232 Shares were issued and outstanding; and (ii) 33,000 Shares were reserved for issuance upon exercise of the Company Options. From the Capitalization Date through the date of this Agreement, no options, warrants or other rights to purchase Shares have been issued or granted and no Shares have been issued.

(b) All of the outstanding shares of the Company’s wholly owned Subsidiaries (“Wholly Owned Subsidiaries”) has been duly authorized, and validly issued, and is fully paid and nonassessable and owned by the Company, directly or indirectly, free and clear of any Lien (as hereinafter defined) or any other limitation or restriction (including any restriction on the right to vote or sell the same, except as may be provided as a matter of Law).

(c) Each Company Option (i) was granted in compliance with all applicable Laws in all material respects and all of the terms and conditions of the Company Option Plan, (ii) has an exercise price per Share equal to or greater than the fair market value of a Share on the date of such grant, and (iii) has a grant date identical to the date on which the Company Board or the Compensation Committee of the Company Board actually awarded such Company Option.

SECTION 3.3 Authority Relative to This Agreement. (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, subject only to approval of this Agreement and the consummation of the transactions contemplated hereby by the Required Company Vote. The Company Board, acting upon the unanimous recommendation of the Special Committee, has (i) by resolution approved, and declared advisable, the Merger, this Agreement and the other transactions contemplated hereby; (ii) determined that such transactions are advisable and fair to, and in the best interests of, the Company and its shareholders; and (iii) resolved to recommend that the shareholders of the Company approve and adopt this Agreement. No other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than, with respect to the Merger, the Required Company Vote (as defined in Section 3.3(b) hereof). This Agreement has been duly and validly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by the other parties hereto, constitutes a valid, legal and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

(b) The Company Board, acting upon the unanimous recommendation of the Special Committee, has directed that this Agreement be submitted to the shareholders of the Company for their approval at a meeting to be held for that purpose. The only vote of the holders of any class or series of shares of the Company necessary to approve this Agreement and the transactions contemplated hereby, including the Merger, is the affirmative vote of shareholders representing a majority of the Shares (including the Excluded Shares) present and voting in person or by proxy as a single class at the Company Shareholders Meeting or any adjournment or postponement thereof (the “Required Company Vote”).

SECTION 3.4 SEC Reports; Financial Statements. (a) The Company has timely filed or furnished, as applicable, all required forms, reports and documents with the SEC since May 14, 2008 (collectively, the “Company SEC Reports”), each of which has complied in all material respects with all applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), each as in effect on the dates such forms, reports and documents were filed.

(b) The audited and unaudited consolidated financial statements of the Company included (or incorporated by reference) in the Company SEC Reports complied, or in the case of Company SEC Reports filed after the date of this Agreement, will comply, as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto as in effect at the time of filing and fairly present, or in the case of Company SEC Reports filed after the date of this Agreement, will fairly present, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and changes in shareholders’ equity for the periods then ended (subject, in the case of the unaudited interim financial statements, to normal year-end adjustments that are not material in the aggregate and the exclusion of certain notes in accordance with the rules of the SEC relating to unaudited financial statements). Such financial statements have been prepared in accordance with the U.S. generally accepted accounting principles (“US GAAP”) applied on a consistent basis, except as specifically indicated in the notes thereto and subject, in the case of the unaudited financial statements, to the absence of footnotes.

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(c) The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of The NASDAQ Capital Market.

(d) The Proxy Statement to be sent to the shareholders of the Company in connection with the Company Shareholders Meeting (including any amendment or supplement or document incorporated by reference) and the Rule 13E-3 transaction statement on Schedule 13E-3 relating to the adoption of this Agreement by the shareholders of the Company (as amended or supplemented from time to time and including any document incorporated by reference therein, the “Schedule 13E-3”) shall not, on the date the Proxy Statement (including any amendment or supplement thereto) is first mailed to shareholders of the Company or at the time of the Company Shareholders Meeting or, in the case of the Schedule 13E-3, on the date it (and any amendment or supplement to it) is filed with the SEC, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement and the Schedule 13E-3 will comply as to form in all material respects with the requirements of the Exchange Act. Notwithstanding the foregoing, the Company makes no representation with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement or the Schedule 13E-3.

SECTION 3.6 Absence of Changes. Except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto, from the Audit Date to the date of this Agreement, the Company and its Subsidiaries have conducted their respective businesses in all material respects in the ordinary course of business consistent with past practice and there has not been:

(a) any change in the financial condition, business or results of their operations or any circumstance, event, occurrence or development which has had, or would reasonably be expected to have a Material Adverse Effect;

(b) any material change in any method of accounting or accounting practice by the Company or any of its Subsidiaries;

(c) any amendment to the memorandum and articles of association (or other similar governing instrument) of the Company or any of its Subsidiaries;

(d) any adoption of, resolution to approve or petition or similar proceeding or order in relation to, a plan of complete or partial liquidation, dissolution, scheme of arrangement, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries;

(e) any receiver, trustee, administrator or other similar Person appointed in relation to the affairs of the Company or its property or any part thereof; or

(f) any agreement to do any of the foregoing.

SECTION 3.7 Consents and Approvals; No Violations. (a) Except for (i) compliance with the applicable requirements of, the Exchange Act, including, without limitation, joining of the Company in the filing of the Schedule 13E-3, the furnishing of Form 6-K with the proxy statement relating to the Company Shareholders Meeting (as amended or supplemented from time to time, the “Proxy Statement”), and the filing or furnishing of one or more amendments to the Schedule 13E-3 and such Form 6-K to respond to comments of the SEC, if any, on such documents, (ii) compliance with the rules and regulations of The NASDAQ Capital Market, (iii) the filing of the BVI Plan of Merger with the Registry pursuant to the BVI Companies Law and related documentation, and (iv) consent or approval or filing with any applicable Governmental Antitrust Entity, no filing with or notice to, and no permit, authorization, consent or approval of, any supranational, national, state, municipal or local court or tribunal or administrative, governmental or regulatory body, agency or authority (a “Governmental Entity”) is necessary for the execution and delivery by the Company of this Agreement or the consummation by the Company of the transactions contemplated hereby, except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notice would not reasonably be expected to have a Material Adverse Effect.

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(b) The execution, delivery and performance of this Agreement by the Company do not, and the consummation by the Company of the transactions contemplated hereby will not constitute or result in (i) any breach of any provision of the respective memorandum and articles of association (or similar governing documents) of the Company or any of its Subsidiaries, (ii) a violation or breach of, or (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration of any obligation or the creation of any Lien other than Permitted Liens) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument (each, a “Contract”) or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound (collectively, the “Company Agreements”), or (iii) (assuming receipt of the Required Company Vote) violate any Law applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, except in the case of (ii) or (iii) for violations, breaches or defaults which would not reasonably be expected to have a Material Adverse Effect.

SECTION 3.8 Property. (a) Section 3.8 of the Company Disclosure Schedule sets forth all of the real property owned by the Company and its Subsidiaries (“Owned Real Property“) that is material to the business of the Company and its Subsidiaries. Except in any such case as would not reasonably be expected to have a Material Adverse Effect, each of the Company and its Subsidiaries has good and marketable title to each parcel of Owned Real Property, free and clear of all Liens, except Permitted Liens.

(b) The Company has made available to Parent copies of all leases, subleases and other agreements (the “Real Property Leases”), in each case, that are material to the business of the Company and its Subsidiaries under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy any real property (“Leased Real Property”). Except as would not reasonably be expected to have a Material Adverse Effect, each Real Property Lease constitutes a valid and legally binding obligation of the Company or its Subsidiaries, enforceable in accordance with its terms, subject to the Bankruptcy and Equity Exception, and is in full force and effect. Except as would not reasonably be expected to have a Material Adverse Effect, each of the Company and its Subsidiaries has a good and valid leasehold interest in each parcel of Leased Real Property, free and clear of all Liens, except Permitted Liens.

SECTION 3.9 Legal Proceedings. As of the date of this Agreement, there is no suit, claim, action, proceeding or investigation pending against the Company or any of its Subsidiaries or any of their respective properties or assets which (a) has, or if decided adversely against the Company would reasonably be expected to have a Material Adverse Effect or (b) questions the validity of this Agreement or any action to be taken by the Company in connection with the consummation of the transactions contemplated hereby or could otherwise prevent or delay the consummation of the transactions contemplated by this Agreement.

SECTION 3.10 Company Permits; Compliance with Applicable Laws. The Company and its Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the “Company Permits”), except for failures to hold such permits, licenses, variances, exemptions, orders and approvals which would not reasonably be expected to have a Material Adverse Effect.

SECTION 3.11 Labor Matters. (a) There are no labor or collective bargaining agreements that pertain to Employees of the Company or any of its Subsidiaries.

(b) Except as would not be reasonably likely to have a Material Adverse Effect, as of the date hereof, each of the Company and its Subsidiaries is in compliance in all material respects with all applicable Laws of the PRC relating to employment, termination, wages and hours and social security, in each case, with respect to each of their employees, officers, consultants, independent contractors providing individual services, agents or directors of the Company or any Subsidiary of the Company.

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SECTION 3.12 Taxes.

(a) Except as would not reasonably be expected to have a Material Adverse Effect, each of the Company and its Subsidiaries has prepared (or caused to be prepared) and timely filed, or has caused to be timely filed on its behalf (taking into account any extension of time within which to file), all Tax Returns required to be filed by it, and all such filed Tax Returns are true, complete and accurate in all material respects. All Taxes shown to be due on such Tax Returns, or otherwise required to be paid by the Company or a Subsidiary, have been timely paid, except as would not reasonably be expected to have a Material Adverse Effect.

(b) The most recent financial statements contained in the Company SEC Reports reflect an adequate reserve for all material Taxes payable by the Company and its Subsidiaries for all Taxable periods and portions thereof through the date of such financial statements.

(c) As of the date of this Agreement, no audit or other administrative or court proceedings are pending with respect to any Taxes of the Company or any Subsidiary and no notice thereof has been received.

(d) For purposes of this Agreement:

“Taxes” includes all forms of taxation, whenever created or imposed, by a local, municipal, state, foreign, federal or other Governmental Entity, or in connection with any agreement with respect to Taxes including all interest, penalties and additions imposed with respect to such amounts.

“Tax Returns” means all federal, state, local, provincial and foreign returns, declarations, statements, claims, reports, schedules, forms and information returns and any amended thereof, with respect to Taxes.

SECTION 3.13 Material Contracts. (a) Except for this Agreement and except for Contracts filed as exhibits to the Company SEC Reports, as of the date hereof, none of the Company or its Subsidiaries is a party to nor are any of the Company’s or its Subsidiaries’ properties or assets bound by:

(i) any Contract that would be required to be filed by the Company pursuant to Item 4 of the Instructions to Exhibits of Form 20-F under the Exchange Act;

(ii) any Contract relating to the formation, creation, operation, management or control of a partnership, joint venture, limited liability company or similar arrangement; and

(iii) any Contract between the Company or any of its Subsidiaries and any director or executive officer of the Company or any Person beneficially owning five percent or more of the outstanding Shares required to be disclosed pursuant to Item 7B or Item 19 of Form 20-F under the Exchange Act (all such Contracts described in clauses (i) through (x) collectively, the “Material Contracts”).

(b) Each of the Material Contracts constitutes the valid and legally binding obligation of the Company or its Subsidiaries, enforceable in accordance with its terms subject to the Bankruptcy and Equity Exception and is in full force and effect, except where the failure to be valid and binding or to be in full force and effect would not reasonably be expected to have a Material Adverse Effect.

SECTION 3.14 Intellectual Property. (a) Except as would not reasonably be expected to have a Material Adverse Effect, the Company and its Subsidiaries own or possess adequate licenses or other valid rights to use (in each case, free and clear of any Liens except Permitted Liens and nonexclusive licenses entered into in the ordinary course of business), all Intellectual Property used or held for use in connection with the business of the Company and its Subsidiaries as currently conducted.

(b) Neither the Company nor any of its Subsidiaries has received any written notice of any assertion or claim with respect to any Intellectual Property used by the Company or its Subsidiaries, which, if adversely determined against the Company or any of its Subsidiaries, would reasonably be expected to have a Material Adverse Effect.

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For purposes of this Agreement, “Intellectual Property” means (i) all trademarks, trademark rights, trade names, trade name rights, trade dress and other indications of origin, corporate names, brand names, logos, certification rights, service marks, applications for trademarks and for service marks, know-how and other proprietary rights and information, the goodwill associated with the foregoing and registration in the PRC of, and applications in the PRC to register, the foregoing, including any extension, modification or renewal of any such registration or application; (ii) all inventions, discoveries and ideas (whether patentable or unpatentable and whether or not reduced to practice), in the PRC, all improvements thereto, and all patents, patent rights, applications for patents (including, without limitation, divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in the PRC; (iii) all licenses (whether the Company is licensor or licensee) and other agreements relating to any Intellectual Property described in (i) or (ii); (iv) nonpublic information, trade secrets and confidential information and rights in the PRC to limit the use or disclosure thereof by any person; (v) writings and other works, whether copyrightable or not, in the PRC, and all registrations or applications for registration of copyrights in the PRC, and any renewals or extensions thereof; (vi) all mask works and all applications, registrations and renewals in connection therewith, in the PRC; (vii) all computer software (including data and related documentation); (viii) any similar intellectual property or proprietary rights; and (ix) all copies and tangible documentation thereof and any claims or causes of action arising out of or relating to any infringement or misappropriation of any of the foregoing.

SECTION 3.15 Opinion of Financial Advisor. Duff & Phelps, LLC (the “Company Financial Advisor”) has delivered to the Special Committee its written opinion, dated May 11, 2012, to the effect that, as of such date, and subject to the various assumptions, qualifications and limitations set forth therein, the Merger Consideration is fair to the holders of Shares (other than the Excluded Shares) from a financial point of view. It is agreed and understood that such opinion may not be relied on by Parent or Merger Sub.

SECTION 3.16 No Additional Representations. Except for the representations and warranties made by the Company in this Article III, neither the Company nor any other Person makes any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective business, operations, assets, liabilities, condition (financial or otherwise) or prospects or any information provided to Parent, Merger Sub or any of its Affiliates or Representatives, notwithstanding the delivery or disclosure to Parent or any of its Affiliates or Representatives of any documentation, forecasts or other information in connection with the transactions contemplated hereby, and each of Parent and Merger Sub acknowledge the foregoing. Except in the event of fraud, neither the Company nor any other Person will have or be subject to any liability or indemnity obligations to Parent, Merger Sub or any other Person resulting from the distribution or disclosure or failure to distribute or disclose to Parent, Merger Sub or any of its Affiliates or Representatives, or their use of, any information, unless and to the extent such information is expressly included in or required by the representations and warranties contained in this Article III.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

OF PARENT AND MERGER SUB

Except as set forth in the section of the disclosure schedule delivered by Parent to the Company prior to the execution of this Agreement (the “Parent Disclosure Schedule”) that specifically relates to a specified section or subsection of this Article IV or any other section or subsection of this Agreement to the extent that it is reasonably apparent that such information is relevant to such other section or subsection, Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

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SECTION 4.1 Organization; Standing. Each of Parent and Merger Sub is a legal entity duly incorporated, validly existing and in good standing under the Laws of the British Virgin Islands and has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its businesses as now conducted and proposed by it to be conducted and is duly licensed or qualified to do business and is in good standing (with respect to jurisdictions that recognize the concept of good standing) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be duly incorporated, existing and in good standing, or to have such power and authority, or to be so licensed and qualified would not, individually or in the aggregate, reasonably be expected to prevent or materially impair the ability of Parent and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement. Parent has made available to the Company complete and correct copies of the memorandum and articles of association or other similar organizational documents, as in effect as of the date of this Agreement, of each of Parent and Merger Sub.

SECTION 4.2 Capitalization. (a) As of the date of this Agreement, the authorized share capital of Parent consists solely of 50,000 ordinary shares, par value US$1.00 per share. As of the Capitalization Date, all the outstanding ordinary shares of Parent are duly authorized, validly issued, fully paid and non-assessable.

(b) The authorized share capital of Merger Sub consists solely of 50,000 ordinary shares, par value US$1.00 per share. All of the issued and outstanding share capital of Merger Sub is, and at the Effective Time will be, owned by Parent, free and clear of any Lien. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, and it has not conducted any business prior to the date hereof and has no, and prior to the Effective Time, will have no, assets, liabilities or obligations of any nature other than those incident to its formation and capitalization and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

SECTION 4.3 Authority Relative to this Agreement. (a) Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. No other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and constitutes a valid, legal and binding agreement of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b) The Board of Directors of Parent (the “Parent Board”), the Board of Directors of Merger Sub (the “Merger Sub Board”), and Parent as the sole shareholder of Merger Sub, have duly and validly approved by resolution and authorized the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by Parent and Merger Sub, as the case may be, and taken all corporate actions required to be taken by the Parent Board, the Merger Sub Board and by Parent as the sole shareholder of Merger Sub for the consummation of the transactions.

SECTION 4.4 Financing. Within two months as of the execution hereof, Parent shall have delivered to the Company true, correct and complete copies of an executed loan agreement (the “Loan Agreement”) by and between, among others, Parent and a reputable bank (the “Funding Provider”) pursuant to which the Funding Provider has committed to provide cash in an aggregate amount set forth in the Loan Agreement, subject to the terms and conditions therein (the “Financing”), the proceeds of which shall be used in part to finance the consummation of the Merger and the other transactions contemplated by this Agreement and the amount of no less than the Exchange Fund shall be paid by the Funding Provider directly to the bank account designated by the Exchange Agent. As of the date of delivery to the Company pursuant to this Agreement, the Loan Agreement shall have not been amended or modified, no such amendment or modification is contemplated (other than amendments or modifications that are permitted by Section 5.4), and the obligations and commitments contained in the Loan Agreement shall have not been withdrawn, terminated or rescinded in any respect and no such withdrawal, termination or rescission shall have been contemplated. The net proceeds contemplated by the Loan Agreement will be sufficient for Merger Sub and the Surviving Corporation to pay the aggregate Merger Consideration in accordance with Section 2.1(b), the aggregate amount of consideration payable in respect of Company Options in accordance with Section 2.2, the aggregate amount of consideration payable in respect of Dissenters Shares in accordance with Section 2.6, and any other amounts required to be paid in connection with the consummation of the transactions contemplated hereby and to pay all related fees and expenses (such aggregate amount, the “Minimum Equity Amount”). The Loan Agreement shall contain all of the conditions precedent to the obligations of the parties thereunder to make the Financing available to Parent on the terms therein.

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SECTION 4.5 Solvency. Neither Parent nor Merger Sub is entering into the transactions contemplated hereby with the intent to hinder, delay or defraud either present or future creditors. Assuming (a) satisfaction of the conditions to Parent’s obligation to consummate the Merger, and after giving effect to the transactions contemplated hereby, including the Financing and the payment of the aggregate Merger Consideration, the aggregate amount of consideration payable in respect of Company Options in accordance with Section 2.2 and the aggregate amount of consideration payable in respect of Dissenters Shares in accordance with Section 2.6 (assuming the appraised value of any Dissenters Share is equal to or less than the Merger Consideration), amounts required to be paid in connection with the consummation of the transactions contemplated hereby and all related fees and expenses and (b) the accuracy of the representations and warranties of the Company set forth in Article III hereof (for such purposes, such representations and warranties shall be true and correct in all material respects without giving effect to any materiality or “Material Adverse Effect” qualification or exception), the Surviving Corporation will, immediately after the Effective Time and after the consummation of the transactions contemplated hereby, be able to pay its debts as they fall due as required by the BVI Companies Law.

SECTION 4.6 Information Supplied. None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement or the Schedule 13E-3 shall, in the case of the Proxy Statement, on the date the Proxy Statement (including any amendment or supplement thereto) is first mailed to shareholders of the Company or at the time of the Company Shareholders Meeting or, in the case of the Schedule 13E-3, on the date it and any amendment or supplement to it is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading.

SECTION 4.7 Consents and Approvals; No Violations; Secured Creditors. (a) Except for (i) compliance with the applicable requirements of the Exchange Act, including, without limitation, joining of Parent and Merger Sub (and certain of their Affiliates) in the filing of the Schedule 13E-3, the filing or furnishing of one or more amendments to the Schedule 13E-3 and the filing of one or more amendments to Schedule 13D, (ii) compliance with the rules and regulations of The NASDAQ Capital Market, (iii) the filing of the BVI Plan of Merger with the Registry pursuant to the BVI Companies Law and related documentation, and (iv) consent or approval or filing with applicable Governmental Antitrust Entities, no filing with or notice to, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the execution and delivery by Parent or Merger Sub of this Agreement or the consummation by Parent or Merger Sub of the transactions contemplated hereby, except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notice would not, individually or in the aggregate, reasonably be expected to prevent or materially impair the ability of Parent and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.

(b) The execution, delivery and performance of this Agreement by Parent or Merger Sub do not, and the consummation by Parent or Merger Sub of the transactions contemplated hereby will not constitute or result in (i) any breach of any provision of the respective memoranda and articles of association (or similar governing documents) of Parent or Merger Sub or any of Parent’s Subsidiaries, (ii) a violation or breach of, or (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration of an obligation or the creation of any Lien other than Permitted Liens) under, any of the terms, conditions or provisions of any Contract or obligation to which Parent or Merger Sub or any of Parent’s Subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound or (iii) violate any Law applicable to Parent or Merger Sub or any of Parent’s Subsidiaries or any of their respective properties or assets, except in the case of (ii) or (iii) for violations, breaches or defaults which would not, individually or in the aggregate, reasonably be expected to prevent or materially impair the ability of Parent and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.

(c) Merger Sub does not have any secured creditors.

SECTION 4.8 Legal Proceedings. As of the date of this Agreement, there is no suit, claim, action, proceeding or investigation pending or, to Parent’s knowledge, threatened in writing against Parent or Merger Sub, other than any such suit, claim, action, proceeding or investigation that would not reasonably be expected, individually or in the aggregate, to prevent or materially impair the consummation of the transactions contemplated by this Agreement.

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SECTION 4.9 Interest in Competitors. Parent and Merger Sub do not own any interest, nor do any of their respective Affiliates insofar as such Affiliate-owned interest would be attributed to Parent or Merger Sub under any applicable antitrust or competition laws, in any entity or person that derives revenues of a material amount from products, services or lines of business within the Company’s products, services or lines of business.

SECTION 4.10 Parent Ownership of Company Securities. As of the date of this Agreement, Parent and Merger Sub do not beneficially own (as such term is used in Rule 13d-3 promulgated under the Exchange Act) any Shares or other securities of the Company or any options, warrants or other rights to acquire Shares or other securities of, or any other economic interest (through derivative securities or otherwise) in, the Company, except for (a) the Excluded Shares and (b) the Company Options.

SECTION 4.11 Certain Arrangements. Except as set forth in Section 4.11 of the Parent Disclosure Schedule, as of the date of this Agreement, there are no agreements, arrangements or understandings, whether or not legally enforceable, (i) between Parent, Merger Sub or any of their Affiliates, on the one hand, and any member of the Company’s management, directors or shareholders, on the other hand, with respect to any securities of the Company, (ii) pursuant to which any shareholder of the Company would be entitled to receive consideration on a per Share basis in connection with the Merger in any form or nature in an amount in excess of the Merger Consideration or (iii) pursuant to which any shareholder of the Company (other than the Parent itself insofar as its status as a shareholder of the Company is concerned) has agreed to vote to approve this Agreement or the Merger or agreed to vote against any Superior Proposal.

SECTION 4.12 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Parent or Merger Sub or any of their Affiliates.

SECTION 4.13 Independent Investigation. Parent and Merger Sub have conducted their own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of the Company and its Subsidiaries, which investigation, review and analysis was performed by Parent, Merger Sub, their respective Affiliates and Representatives. Each of Parent and Merger Sub acknowledges that it, its Affiliates and their respective Representatives have been provided reasonable access to the personnel, properties, facilities and records of the Company and its Subsidiaries for such purpose. In entering into this Agreement, each of Parent and Merger Sub acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any statements, representations or opinions of any of the Company, its Affiliates or their respective Representatives (except the representations and warranties of the Company set forth in Article III).

SECTION 4.14 Non-Reliance on Forward-Looking Company Estimates. In connection with the due diligence investigation of the Company by Parent and Merger Sub, Parent and Merger Sub have received and may continue to receive from the Company certain forward-looking estimates, projections and other forecasts for the business of the Company and its Subsidiaries and certain future plans and budget information. Each of Parent and Merger Sub acknowledges that these estimates, projections, forecasts, plans and budgets and the assumptions on which they are based were prepared for specific purposes and may vary significantly from each other. Further, each of Parent and Merger Sub acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, forecasts, plans and budgets, that Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, plans and budgets so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans and budgets), and that neither Parent nor Merger Sub is relying on any estimates, projections, forecasts, plans or budgets furnished by the Company, its Subsidiaries or their respective Affiliates and Representatives, and neither Parent nor Merger Sub shall, and shall cause its Affiliates and their respective Representatives not to, hold any such Person liable with respect thereto.

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COVENANTS RELATED TO CONDUCT OF BUSINESS

SECTION 5.1 Conduct of Business of the Company. Except as required by applicable Law or as expressly contemplated by this Agreement, during the period from the date hereof to the earlier of the Effective Time or the termination of this Agreement in accordance with Article VIII, the Company will, and will cause each of its Subsidiaries to, conduct its operations in the ordinary and usual course of business consistent with past practice and, to the extent consistent therewith, with no less diligence and effort than would be applied in the absence of this Agreement, use its reasonable efforts to preserve intact its current business organizations, keep available the service of its current officers and employees and preserve its relationships with key customers, suppliers and others having material business dealings with it. Without limiting the generality of the foregoing, and except as required by applicable Law or as otherwise expressly provided in this Agreement or the Company Disclosure Schedule, from the date hereof until the earlier of the Effective Time or the termination of this Agreement in accordance with Article VIII, the Company will not and will not permit its Subsidiaries to, without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed),

(a) amend its memorandum of association and articles of association (or other similar governing instrument);

(b) authorize for issuance, issue, sell, pledge, dispose of, transfer, deliver or agree or commit to issue, sell, pledge, dispose of, transfer or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any shares or any other securities convertible into or exchangeable for any shares or any equity equivalents (including, without limitation, any stock options or stock appreciation rights), except for (i) the issuance of Shares as required to be issued upon exercise or settlement of Company Options outstanding on the date of this Agreement, (ii) the withholding of Company securities to satisfy tax obligations with respect to Company Options, (iii) the acquisition by the Company of its securities in connection with forfeiture of Company Options, (iv) the acquisition by the Company of its securities in connection with the net exercise of Company Options in accordance with the terms thereof or (v) the issuance of Company securities as required to comply with any employment agreement as in effect on the date hereof;

(c) (i) split, combine, subdivide or reclassify any of its shares; (ii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its shares (except for dividends paid by any Subsidiary to the Company or to any Wholly Owned Subsidiary and periodic dividends and other periodic distributions by Subsidiaries that are not Wholly Owned Subsidiaries in the ordinary and usual course of business consistent with past practice); (iii) enter into any agreement with respect to the voting of its shares, (iv) make any other actual, constructive or deemed distribution in respect of any of its shares or otherwise make any payments to shareholders in their capacity as such; or (v) redeem, repurchase or otherwise acquire any of its shares or any shares of any of its Subsidiaries, except (A) the withholding of Company’s securities to satisfy Tax obligations with respect to Company Options, or (B) the acquisition by the Company of its securities in connection with the forfeiture of Company Options or (C) the acquisition by the Company of its securities in connection with the net exercise of Company Options in accordance with the terms thereof;

(d) place the Company or any of its Subsidiaries into liquidation, dissolution, scheme of arrangement, merger, consolidation, restructuring, recapitalization or other reorganization (other than the Merger or any such transactions among Wholly Owned Subsidiaries of the Company that are not obligors or guarantors of third party indebtedness);

(e) (i) (A) incur or assume any new long-term or short-term interest-bearing debt or borrowings, or issue any new debt securities or (B) modify or renew any existing long-term or short-term interest-bearing debt or borrowings or debt securities, in each case, except for debt or borrowings or debt securities (X) that are incurred, assumed, modified or renewed, as the case may be, in the ordinary and usual course of business consistent with past practice and (Y) the aggregate amount of which (in the case of (B) only with respect to the amount in excess of the existing debt or borrowings or debt securities, if any) does not exceed RMB 1,000,000; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person, except in the ordinary and usual course of business consistent with past practice and in amounts not material to the Company and its Subsidiaries, taken as a whole, and except for guarantees of obligations of Wholly Owned Subsidiaries of the Company; (iii) make any loans, advances or capital contributions to, or investments in, any other person (other than to Wholly Owned Subsidiaries of the Company) except (A) pursuant to Contracts in effect as of the date hereof which have either been filed as exhibits to the Company SEC Reports or identified in Section 5.1(e)(iii) of the Company Disclosure Schedule or (B) for loans, advances, capital contributions or investments in an amount not to exceed RMB 1,000,000 in the aggregate; (iv) pledge or otherwise encumber shares of capital stock of the Company or its Subsidiaries; or (v) mortgage or pledge any of its assets, tangible or intangible, having a value in excess of RMB 2,000,000 or create or suffer to exist any material Lien thereupon other than Permitted Liens;

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(f) except as may be required by Law or pursuant to any Contract in existence on the date of execution of this Agreement, enter into, adopt, amend, extend or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase agreement, pension, retirement, deferred compensation, labor, collective bargaining, employment, severance or other employee benefit agreement, trust, plan, fund, award or other arrangement for the benefit or welfare of any director, officer or employee with the title of vice president or above in any manner, or (except as required under agreements existing on the date hereof) increase in any manner the compensation or fringe benefits of any director, officer or employee who do not have the title of vice president or above other than in the ordinary course of business consistent with past practice or pay any benefit not required by any plan and arrangement as in effect as of the date hereof (including, without limitation, the granting of stock appreciation rights or performance units);

(g) acquire, sell, lease or dispose of any assets, in each case, other than (i) in the ordinary and usual course of business consistent with past practice (it being understood and agreed that the acquisition of all or substantially all of the assets or any of the outstanding shares or other equity securities of any Person is not in the ordinary and usual course of business) or (ii) any assets with a value or purchase price (including the value of assumed liabilities) not in excess of RMB 1,000,000 in any transaction or related series of transactions;

(h) except as may be required as a result of a change in Law or in US GAAP, change any of the accounting principles or practices used by it, which materially affects the consolidated assets, liabilities or results of operations of the Company and its Subsidiaries;

(i) (i) acquire (by merger, consolidation, or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any equity interest therein, in each case for consideration in excess of RMB 1,000,000; or (ii) authorize any new capital expenditure or expenditures except (A) as specifically budgeted in the Company’s current plan approved by the Company Board that was made available to Parent which, individually, is in excess of RMB1,000,000 or, in the aggregate, are in excess of RMB 5,000,000 or (B) if such expenditures are necessary to maintain existing assets in good repair, consistent with past practice;

(j) make or revoke any material Tax election, or settle or compromise any material Tax liability, or change (or make a request to any taxing authority to change) any material aspect of its method of accounting for Tax purposes;

(k) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of liabilities or obligations in the ordinary and usual course of business consistent with past practice;

(l) settle or compromise any pending or threatened suit, action or claim relating to the transactions contemplated hereby;

(m) (i) cancel, materially modify, terminate or grant a waiver of any rights under any Material Contract, (ii) enter into a new Contract that (A) would be a Material Contract if in existence as of the date of this Agreement or (B) contains, unless required by applicable Law, a change of control provision in favor of the other party or parties thereto or would otherwise require a payment to or give rise to any rights to such other party or parties in connection with the transactions contemplated by this Agreement or (iii) waive, release, cancel, convey or otherwise assign any material rights or claims under any such Material Contract or new Contract;.

(n) enter into any material new line of business, other than in the ordinary course of business if such new line of business is related to, and a reasonable expansion of, the Company’s or its Subsidiaries’ businesses that are conducted as of the date of this Agreement; or

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(o) take, propose to take, or agree in writing or otherwise to take, any of the actions described in Sections 5.1(a) through 5.1(n).

SECTION 5.2 Conduct of Business of Parent and Merger Sub. Subject to the conditions of this Agreement and the rights of Parent hereunder, from the date of this Agreement to the Effective Time, neither Parent nor Merger Sub will, without the prior written consent of the Company, take any action or fail to take any action that would reasonably be expected to (a) result in any of the conditions to effect the Merger becoming incapable of being satisfied or (b) individually or in the aggregate, prevent or delay in any material respect the consummation of the Merger or the other transactions contemplated by this Agreement.

SECTION 5.3 Access to Information. Subject to applicable Laws, between the date hereof and the Effective Time, upon reasonable advance notice from Parent, the Company will use reasonable efforts to give Parent and Merger Sub and their authorized representatives (including counsel, financial advisors and auditors) reasonable access (so long as such access does not unreasonably interfere with the operation of the Company or its Subsidiaries) during normal business hours to its employees, officers, agents, contracts and properties and to all books and records of the Company and its Subsidiaries, will use reasonable efforts to permit Parent and Merger Sub to make such inspections as Parent and Merger Sub may reasonably require and will cause the Company’s officers and those of its Subsidiaries to furnish Parent and Merger Sub with such financial and operating data and other information with respect to the business, properties and personnel of the Company and its Subsidiaries as Parent or Merger Sub may from time to time reasonably request; provided that no investigation pursuant to this Section 5.3 shall affect or be deemed to modify any of the representations or warranties made by the Company. Notwithstanding the foregoing, none of Parent, Merger Sub or their Representatives shall have access to any books, records, documents or other information (i) to the extent that access to such books, records, documents or other information would violate the terms of a confidentiality agreement with a third party (provided, however, that at the request of Parent, the Company shall use its reasonable efforts to obtain waivers from such third parties), (ii) to the extent that the disclosure of such books, records, documents or other information would result in the loss of attorney-client privilege, (iii) to the extent the disclosure of such books, records, documents or other information is prohibited by applicable Law, (iv) to the extent disclosure of such books, records, documents or other information, as reasonably determined by the Company’s counsel, would be reasonably likely to result in antitrust difficulties for the Company (or any of its Affiliates), or (v) to the extent the Company determines in good faith that such books, records, documents or other information involves trade secrets of the Company or its Subsidiaries.

SECTION 5.4 Financing. (a) Subject to the terms and conditions of this Agreement, each of Parent and Merger Sub shall use its reasonable efforts to obtain the Financing on the terms and conditions described in the Loan Agreement, and shall not permit any amendment or modification to be made to, or any waiver of any provision under, the Financial Agreement if such amendment, modification or waiver (i) reduces the aggregate amount of the Financing (including by increasing the amount of fees to be paid unless the Financing is increased by a corresponding amount) to an amount that would be less than the Minimum Equity Amount or (ii) imposes new or additional conditions or otherwise expands, amends or modifies any of the conditions to the Financing in a manner that would reasonably be expected to materially delay or prevent the funding of the Financing at the Effective Time. Parent shall promptly deliver to the Company copies of any such amendment, modification or replacement.

(b) Subject to the terms and conditions of this Agreement, each of Parent and Merger Sub shall use its reasonable efforts (i) to maintain in effect the Loan Agreement (subject to any amendment, modification or waiver permitted under Section 5.4(a)), (ii) to satisfy on a timely basis all conditions in the Loan Agreement that are within its control, (iii) to consummate the Financing in an amount that is equal to or greater than the Minimum Equity Amount at or prior to the Effective Time and (iv) to enforce its rights under the Loan Agreement.

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(c) Prior to the Closing Date, the Company shall use its reasonable efforts to provide to Parent and Merger Sub, and shall cause each of its Subsidiaries to use its reasonable efforts to provide, and shall use its reasonable efforts to cause its Representatives, including legal and accounting advisors, to provide all cooperation reasonably requested by Parent in connection with the arrangement of the Financing (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries), which reasonable efforts shall include at the request of the Funding Provider, (i) delivering such officer’s and other certificates as reasonably required by the Funding Provider and as are, in the good faith determination of the persons executing such certificates, accurate, (ii) entering into any customary agreements to pledge, guarantee, grant security interests in, and otherwise grant Liens on, the Company’s or its Wholly Owned Subsidiaries’ assets, and other customary documentation in connection with the Financing, in each case as may be reasonably requested by Parent and on terms reasonably satisfactory to Parent; provided, however, that no obligation of the Company or its Wholly Owned Subsidiaries under any such agreement, pledge, guarantee, grant or other documentation contemplated by this clause (ii) shall be effective until at or as of the Effective Time, (iii) on a confidential basis providing Parent and the Funding Provider as promptly as practicable with financial and other pertinent information with respect to the Company and its Wholly Owned Subsidiaries as reasonably required by Parent or the Funding Provider and is customary in connection with the Financing, (iv) making the Company’s executive officers and other senior employees reasonably available to assist the Funding Provider in connection with providing the Financing (including, without limitation, by participating in meetings, presentations and due diligence sessions and assisting in the preparation of appropriate and customary materials reasonably required in connection with the Financing), (v) using its reasonable efforts to cause its independent accountants to cooperate with and assist Parent in preparing customary and appropriate information packages and offering materials as the Funding Provider may reasonably request for use in connection with the offering and/or syndication of securities and other matters contemplated by the Loan Agreement and (vi) taking all reasonable corporate actions, subject to the occurrence of the Closing, to permit consummation of the Financing; provided, that in each case, (A) the Company shall not be required to pay any commitment or other similar fee or incur any other liability in connection with the Financing, (B) no credit support in connection with the Financing will be provided by the Company or any of its Subsidiaries and no new indebtedness of the Company or any of its Subsidiaries, nor any assets of the Company or any of its Subsidiaries, may be used in the provision of funding for the Exchange Fund except if it only becomes effective at the Effective Time; and (C) the effectiveness of any documentation executed by the Company or any of its Subsidiaries shall be subject to the Closing having occurred.

(d) Parent shall promptly, upon the termination of this Agreement, reimburse the Company for all reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Company or any of its Subsidiaries in connection with the cooperation of the Company and its Subsidiaries contemplated by this Section 5.4 and shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all liabilities or losses suffered or incurred by any of them in connection with the arrangement of the Financing and any information used in connection therewith (except with respect to any information provided by or on behalf of the Company or any of its Subsidiaries) . Parent and Merger Sub acknowledge and agree that the Company and its Subsidiaries and their respective Representatives shall not, prior to the Effective Time, incur any liability to any person under any financing that Parent and Merger Sub may raise in connection with the transactions contemplated by this Agreement.

ARTICLE VI

ADDITIONAL AGREEMENTS

SECTION 6.1 Preparation of the Proxy Statement and Schedule 13E-3. (a) As promptly as practicable after the execution of this Agreement, the Company, with the assistance and cooperation of Parent and Merger Sub, shall prepare the Proxy Statement and cause the Proxy Statement to be mailed to the shareholders of the Company as promptly as practicable after having cleared the SEC comments on the Schedule 13E-3. Each of Parent, Merger Sub and the Company shall furnish all information concerning itself and its Affiliates that is required to be included in the Proxy Statement. The Company will provide Parent with a reasonable opportunity to review, comment on and approve (such approval not to be unreasonably withheld or delayed) the initial Proxy Statement and any amendment or supplement thereto prior to filing with the SEC and will provide Parent with a copy of all such filings with the SEC. If at any time prior to the Effective Time, any information relating to the Company, Parent or Merger Sub, or any of their respective Affiliates, directors or officers, should be discovered by the Company, Parent or Merger Sub which should be set forth in an amendment or supplement to the Proxy Statement, so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the party which discovers such information shall promptly notify the other party and an appropriate amendment or supplement describing such information shall be disseminated to the shareholders of the Company to the extent required by Law.

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(b) Parent, Merger Sub, their Affiliates and the Company shall prepare and file with the SEC the Schedule 13E-3. Parent, Merger Sub and the Company shall cause the Schedule 13E-3 to comply with the rules and regulations promulgated by the SEC and respond promptly to any comments of the SEC or its staff regarding the Schedule 13E-3. Each party shall, as promptly as practicable after the receipt thereof, provide to the other party copies of any written comments and advise the other party of any oral comments, with respect to the Schedule 13E-3 received from the staff of the SEC.

SECTION 6.2 Acquisition Proposals. (a) The Company will not, nor will it permit any of its Subsidiaries to, nor will it authorize or permit any officer, director or employee of or any investment banker, attorney, accountant or other advisor or representative (each, a “Representative”) of, the Company or any of its Subsidiaries to, directly or indirectly, (i) solicit, initiate or knowingly encourage any inquiry or the making of any proposal or offer or any other effort or attempt that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal (as hereinafter defined), (ii) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to the Company or any of its Subsidiaries, or take any other action to facilitate, any Acquisition Proposal or (iii) enter into any letter of intent, agreement or agreement in principle with respect to an Acquisition Proposal. Notwithstanding anything in the foregoing to the contrary, if, at any time following the date of this Agreement and prior to the time that, but not after, the Required Company Vote is obtained, the Company receives an Acquisition Proposal from any Person that did not result from a breach by the Company of this Section 6.2, (A) the Company and its Representatives may contact such Person to clarify the terms and conditions thereof so as to determine whether such Acquisition Proposal constitutes or could reasonably be expected to result in a Superior Proposal (as hereinafter defined) and (B) if the Special Committee determines in good faith, after consultation with and based upon the advice of its financial advisor and outside legal counsel, that such Acquisition Proposal constitutes or would reasonably be expected to result in a Superior Proposal and that such Acquisition Proposal has a reasonable prospect of success (taking into consideration (i) whether Company has been notified by Parent that Parent would oppose or support such Acquisition Proposal and (ii) whether such Acquisition Proposal is reasonably likely to be approved in light of such opposition or support), then the Company and its Representatives may (x) furnish, pursuant to an executed confidentiality agreement in reasonably customary form, information (including non-public information) with respect to the Company to the Person who has made such Acquisition Proposal, (y) engage in or otherwise participate in discussions or negotiations with the Person making such Acquisition Proposal or (z) after having complied with Section 6.2(b), approve, recommend, or otherwise declare advisable or propose to approve, recommend or declare advisable (publicly or otherwise) such an Acquisition Proposal. The parties acknowledge that, until such time as Parent notifies the Company in writing that it is willing to support a third party’s Acquisition Proposal, (i) Parent intends to oppose any such Acquisition Proposal and does not intend to sell any of Parent’s shares of the Company to any such third party, (ii) by virtue of such opposition, any such Acquisition Proposal, if placed before the Company’s shareholders for approval, would fail to receive a majority vote in favor of approval and (iii) any such Acquisition Proposal therefore lacks a reasonable prospect of success.

(b) The Company Board will not (i) change, withhold, withdraw, qualify or modify, or publicly propose to change, withhold, withdraw, qualify or modify, in a manner adverse to Parent or Merger Sub, the recommendation to the shareholders of the Company to vote in favor of this Agreement and the Merger (the “Company Board Recommendation”) (actions described in this clause (i) referred to as a “Change of Recommendation”) or (ii) except immediately prior to or concurrently with the termination of this Agreement pursuant to Section 8.3(c), authorize, cause or permit the Company or any of its Subsidiaries to enter into any letter of intent, agreement, agreement in principle, acquisition agreement, merger agreement or other agreement with respect to any Acquisition Proposal (other than a confidentiality agreement referred to in Section 6.2(a) entered into in compliance with Section 6.2(a) (each, an “Alternative Acquisition Agreement”). Notwithstanding anything to the contrary set forth in this Agreement, prior to the time the Required Company Vote is obtained, but not after, the Company Board may effect a Change of Recommendation if the Company Board (acting upon recommendation of the Special Committee) has determined in good faith, after consultation with its financial advisor and outside legal counsel, that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law; provided, however, that prior to taking such action, (i) the Company Board has given Parent at least ten business days’ prior written notice of its intention to take such action and a description of the reasons for taking such action, (ii) the Company has negotiated, or has caused its Representatives to negotiate, in good faith with Parent during such notice period, to the extent Parent wishes to negotiate, to enable Parent to revise the terms of this Agreement and (iii) following the end of such notice period, the Company Board (acting upon recommendation of the Special Committee) shall have considered in good faith any revisions to this Agreement, if applicable, proposed in writing by Parent in a manner that would form a binding contract if accepted by the Company, and shall have determined in good faith, after consultation with its financial advisor and outside legal counsel, that failure to effect a Change of Recommendation would be inconsistent with the directors’ fiduciary duties under applicable Law.

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(c) Nothing contained in this Section 6.2 shall be deemed to prohibit the Company from complying with its disclosure obligations under United States federal or state Law, or other applicable Laws, with regard to an Acquisition Proposal, including taking and disclosing to the Company’s shareholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act (or any similar communication to shareholders in connection with the making or amendment of a tender offer or exchange offer).

(d) The Company agrees that it will, as promptly as reasonably practicable (and in any event within 24 hours), notify Parent and Merger Sub if any Acquisition Proposal or any request for non-public information is received by the Company Board, indicating, in connection with such notice, the name of such Person, the material terms and conditions of such Acquisition Proposal and if the Company has any intention to provide non-public information to such Person; and will as promptly as reasonably practicable (and in any event within 24 hours) advise Parent and Merger Sub of any material amendments, developments, discussions or negotiations with respect to any such Acquisition Proposal or request.

SECTION 6.3 Shareholders Meeting. Subject to Article VIII, the Company shall take, in accordance with applicable Law and its memorandum and articles of association, all actions necessary to cause an extraordinary general meeting of its shareholders (the “Company Shareholders Meeting”) to be duly called and held as soon as reasonably practicable after the SEC confirms that it has no further comments on the Schedule 13E-3 and Proxy Statement. Subject to Section 6.2, the Company Board shall (a) recommend approval of this Agreement, the BVI Plan of Merger and the Merger by the Company’s shareholders and include the Company Board Recommendation in the Proxy Statement and (b) take all reasonable and lawful actions to solicit proxies from its shareholders to obtain the Required Company Vote for such approval.

SECTION 6.4 Reasonable Efforts. (a) Subject to the terms and conditions of this Agreement, each party will use its reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws promptly to consummate the Merger and the other transactions contemplated by this Agreement, including preparing, executing and filing promptly all documentation to effect all necessary notices, reports and other filings and to obtain promptly all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or Governmental Entity in order to consummate the Merger and the other transactions contemplated by this Agreement. In furtherance and not in limitation of the foregoing, to the extent applicable, each party hereto agrees to promptly provide to each relevant Governmental Authority with jurisdiction over enforcement of any applicable antitrust or competition Laws (“Governmental Antitrust Entity”) non-privileged information and documents (i) requested by any Governmental Antitrust Entity or (ii) that are necessary, proper or advisable to permit consummation of the transactions contemplated by this Agreement, and use its reasonable efforts to take or cause to be taken all other actions necessary, proper or advisable consistent with this Section 6.4 to cause the expiration or termination of the applicable waiting periods, or receipt of required authorizations, as applicable, under all applicable antitrust Laws as soon as practicable.

(b) In furtherance and not in limitation of the covenants of the parties contained in Sections 6.4(a), each of Parent and the Company shall use its reasonable efforts to resolve such objections if any, as may be asserted any applicable Governmental Entity or other person with respect to the transactions contemplated hereby under any antitrust Law.

SECTION 6.5 Public Announcements. The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by Parent and the Company. Thereafter, and subject to the provisions of Section 6.2, each of Parent and the Company will consult with one another before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement, including, without limitation, the Merger, and shall not issue any such press release or make any such public statement prior to obtaining the approval of such other party (such approval not to be unreasonably withheld or delayed), except as may be required by Law, applicable fiduciary duties or by any applicable listing agreement with or rules of a national securities exchange or interdealer quotation service or by the request of any Governmental Entity, as determined by Parent or the Company, as the case may be.

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SECTION 6.6 Indemnification; Directors’ and Officers’ Insurance. (a) From and after the Effective Time, each of Parent and the Surviving Corporation agrees that it will (and will cause its Subsidiaries to comply with their respective obligations to) indemnify and hold harmless (including any obligations to advance funds for expenses) each individual who at the Effective Time is, or at any time prior to the Effective Time was, a director or officer of the Company or its Subsidiary (the “Indemnified Parties”) against any and all costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or related to such Indemnified Parties’ good faith service as a director, officer or employee of the Company or its Subsidiaries or services performed by such persons at the request of the Company or its Subsidiaries at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, including, for the avoidance of doubt, in connection with (i) the approval of this Agreement, the Merger or the other transactions contemplated by this Agreement and (ii) actions to enforce this provision or any other indemnification or advancement right of any Indemnified Party. The indemnification, advancement and exculpation provisions of certain indemnification agreements by and among the Company and its directors and certain executive officers, as in effect on the date hereof shall survive the Merger and shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of the Indemnified Parties. The Articles of Association will contain provisions with respect to exculpation and indemnification that are at least as favorable to the directors, officers or employees of the Company as those contained in the memorandum and articles of association of the Company as in effect on the date hereof, except to the extent prohibited by the BVI Companies Law or any other applicable Law, which provisions will not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of the Indemnified Parties, unless such modification is required by Law.

(b) Parent or the Surviving Corporation shall have the right, but not the obligation, to assume and control the defense of any threatened or actual litigation, claim or proceeding relating to any acts or omissions covered under this Section 6.6 (each, a “Claim”) unless there is a conflict of interest between Parent and the Surviving Corporation, on the one hand, and the Indemnified Party, on the other (for the avoidance of doubt, conflict of interest shall be deemed to exist in the event of any threatened or actual litigation, claim or proceeding relating to the Transactions), but in any event, no such Claim shall be settled or compromised without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed); provided, that none of Parent or the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any such Claim for which indemnification has been sought by an Indemnified Party hereunder, unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such Claim or such Indemnified Party otherwise consents in writing to such settlement, compromise or consent. Each of Parent, the Surviving Corporation and the Indemnified Parties shall cooperate in the defense of any Claim and shall provide access to properties and individuals as reasonably requested and furnish or cause to be furnished records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

(c) For a period of six (6) years after the Effective Time, Parent shall cause the Surviving Corporation to maintain the Company’s and its Subsidiaries’ existing policies of directors’ and officers’ liability insurance (including for acts or omissions occurring in connection with this Agreement and the consummation of the transactions contemplated hereby) for the benefit of each Indemnified Party covering each Indemnified Party by the Company’s directors’ and officers’ liability insurance on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof; provided that if such insurance cannot be so maintained or obtained at such costs, Parent shall maintain or obtain as much of such insurance as can be so maintained or obtained at an annual premium amount not in excess of 300 percent of the current annual premium paid by the Company for such insurance (the “Maximum Premium”). The Company may prior to the Effective Time at its option purchase, for an amount not to exceed the aggregate Maximum Premium for six years, a six year “tail policy” on terms and conditions providing substantially equivalent benefits as the existing policies of directors’ and officers’ liability insurance maintained by the Company. If such prepaid “tail policy” has been obtained by the Company prior to the Closing, it shall be deemed to satisfy all obligations to obtain insurance pursuant to this Section 6.6(c) and Parent shall cause the Surviving Corporation to maintain such policies in full force and effect, and continue to honor the respective obligations thereunder.

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(d) If Parent or the Surviving Corporation or any of their respective successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation shall assume all of the obligations set forth in this Section 6.6.

(e) The provisions of this Section 6.6 shall survive the consummation of the Merger and are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their heirs and legal representatives, each of which shall be a third-party beneficiary of the provisions of this Section 6.6.

(f) The agreements and covenants contained in this Section 6.6 shall not be deemed to be exclusive of any other rights to which any such Indemnified Party is entitled, whether pursuant to Law, contract or otherwise. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries or their respective officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 6.6 is not prior to or in substitution for any such claims under any such policies.

SECTION 6.7 Notification of Certain Matters. The Company shall, upon obtaining knowledge of any of the following, give prompt notice to Parent, and Parent shall, upon obtaining knowledge of any of the following, give prompt notice to the Company, of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty of such party contained in this Agreement, which is qualified as to materiality, to be untrue or inaccurate, or any representation or warranty of such party not so qualified, to be untrue or inaccurate in any material respect, at or prior to the Effective Time, (ii) any material failure of the Company or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, (iii) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be likely to cause any condition to the obligations of any party to effect the transactions contemplated hereby not to be satisfied, (iv) any notice of, or other communication relating to, a default or event which, with notice or lapse of time or both, would become a default, received by it or any of its Subsidiaries subsequent to the date of this Agreement and prior to the Effective Time, under any contract or agreement material to the financial condition, properties, businesses, results of operations or prospects of it and its Subsidiaries taken as a whole to which it or any of its Subsidiaries is a party or is subject, (v) any notice or other communication from any Governmental Entity in connection with the Merger, (vi) any actions, suits, claims, investigations or other proceedings (or communications indicating that the same may be contemplated) commenced or threatened against the Company or any of its Subsidiaries which, in each case, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.9 or 3.13 or which relate to the consummation of the Merger, (vii) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement, or (viii) any event or occurrence that has, or would reasonably be expected to have, a Material Adverse Effect with respect to it; provided, however, that the delivery of any notice pursuant to this Section 6.7 shall not cure such breach or non-compliance or limit or otherwise affect the remedies available hereunder to the party receiving such notice.

SECTION 6.8 Fees and Expenses. Whether or not the Merger is consummated, all Expenses (as hereinafter defined) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such Expenses. As used in this Agreement, “Expenses” includes all reasonable and documented out-of-pocket expenses (including, without limitation, all filing costs and reasonable fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its Affiliates) incurred by a party or on its behalf in connection with, or related to, the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, filing, printing and mailing of the Proxy Statement and the solicitation of shareholder approvals and all other matters related to the transactions contemplated hereby; provided, that Expenses incurred in connection with the printing and mailing of the Proxy Statement and Schedule 13E-3 and, to the extent applicable, filing fees with respect to Governmental Antitrust Entities shall be shared equally by Parent and the Company.

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SECTION 6.9 Delisting of Stock. Parent shall use reasonable efforts to cause the Shares of the Company to be de-listed from the NASDAQ Capital Market and the Company de-registered under the Exchange Act as promptly as practicable after the Effective Time.

SECTION 6.10 Resignations. To the extent requested by Parent in writing prior to Closing, on the Closing Date, the Company shall cause to be delivered to Parent duly signed resignations, effective as of the Effective Time, of the directors of the Company and the Subsidiaries designated by Parent.

SECTION 6.11 Merger Sub. Parent will take all reasonable actions necessary to (a) cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement and (b) ensure that, prior to the Effective Time, Merger Sub shall not conduct any business or make any investments other than as specifically contemplated by this Agreement, or incur or guarantee any indebtedness.

ARTICLE VII

CONDITIONS TO CONSUMMATION OF THE MERGER

SECTION 7.1 Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of each party to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Effective Time of each of the following conditions:

(a) This Agreement and the transactions contemplated hereby, including the Merger, shall have been approved and adopted by the Required Company Vote at the Company Shareholders Meeting in accordance with applicable Law and the memorandum and articles of association of the Company;

(b) There shall not be in effect any Law of any Governmental Entity of competent jurisdiction, restraining, enjoining or otherwise preventing consummation of the transactions contemplated by this Agreement and no Governmental Entity shall have instituted any judicial or administrative proceeding which continues to be pending seeking any such Law; and

(c) All authorizations, consents or approvals of a Governmental Entity required in connection with the execution and delivery of this Agreement and the performance of the obligations hereunder shall have been made or obtained, without any limitation, restriction or condition that has or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (or an effect on Parent and its Subsidiaries that, were such effect applied to the Company and its Subsidiaries, would have or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect), except for such authorizations, consents or approvals, the failure of which to have been made or obtained does not and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (or an effect on Parent and its Subsidiaries that, were such effect applied to the Company and its Subsidiaries, would have or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect).

SECTION 7.2 Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Effective Time of each of the following additional conditions, any or all of which may be waived in whole or part by Parent to the extent permitted by applicable Law:

(a) The representations and warranties of the Company set forth in this Agreement (after giving effect as to the “materiality” qualifications therein) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, only as of the specified date), except the failure to be true and correct has not had, and would not reasonably be expected to have a Material Adverse Effect.

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(b) The Company shall have performed or complied in all material respects with all covenants and agreements contained herein required to be performed or complied with by it prior to or at the time of the Closing.

(c) Since the date of this Agreement, there shall not have been any effect, change, event or occurrence that has had or would reasonably be expected to have a Material Adverse Effect.

(d) The Company shall have delivered to the Parent a certificate, dated the date of the Closing, signed by a designated director of the Company, certifying as to the fulfillment of the conditions specified in Section 7.2(a), 7.2(b) and 7.2(c).

SECTION 7.3 Conditions to the Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Effective Time of each of the following conditions, any or all of which may be waived in whole or in part by the Company to the extent permitted by applicable Law:

(a) The representations and warranties of Parent and Merger Sub contained in this Agreement, to the extent qualified by a materiality qualification, shall be true and correct and, to the extent not so qualified, shall be true and correct in all material respects, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, which need be true and correct, or true and correct in all material respects, as the case may be, only as of the specified date).

(b) Each of Parent and Merger Sub shall have performed or complied in all material respects with all covenants and agreements contained herein required to be performed or complied with by it prior to or at the time of the Closing.

(c) Each of Parent and Merger Sub shall have delivered to the Company a certificate, dated the date of the Closing, signed by a designated director of Parent and a designated director of Merger Sub, certifying as to the fulfillment of the conditions specified in Section 7.3(a) and 7.3(b).

ARTICLE VIII

TERMINATION; AMENDMENT; WAIVER

SECTION 8.1 Termination by Mutual Agreement. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after receipt of the Required Company Vote, by mutual written consent of the Company and Parent by action of their respective Boards of Directors (in the case of the Company, acting upon the recommendation of the Special Committee).

SECTION 8.2 Termination by Either Parent or the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the Board of Directors of either Parent or the Company if:

(a) the Merger shall not have been consummated by the date falling [six] months from the date of this Agreement (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 8.2(a) shall not be available to a party if the failure of the Merger to have been consummated on or before the Termination Date was primarily due to the breach or failure of such party to perform in a material respect any of its obligations under this Agreement;

(b) the Company Shareholders Meeting shall have occurred and the Required Company Vote shall not have been obtained at the Company Shareholders Meeting or at any adjournment or postponement thereof; or

(c) any Law or injunction having the effect set forth in Section 7.1(b) shall be in effect and shall have become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 8.2(c) shall not be available to a party if the issuance of such final, non-appealable Law or injunction was primarily due to the breach or failure of such party to perform in a material respect any of its obligations under this Agreement.

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SECTION 8.3 Termination by the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the Company Board if:

(a) the representations and warranties of Parent or Merger Sub shall not be true and correct or Parent or Merger Sub shall have breached or failed to perform any of their covenants or agreements contained in this Agreement, which failure to be true and correct, breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.3(a) or 7.3(b) and (ii) cannot be cured by the Termination Date, or if capable of being cured, shall not have been cured within 30 days following receipt by Parent or Merger Sub of written notice of such breach or failure to perform from the Company stating the Company’s intention to terminate this Agreement pursuant to this Section 8.3(a) and the basis for such termination (or, if earlier, the Termination Date);

(b) if (i) all of the conditions set forth in Sections 7.1 and 7.2 (other than those conditions that by their nature are to be satisfied by actions taken at the Closing) have been satisfied, (ii) the Company has irrevocably confirmed by notice to Parent that all conditions set forth in Section 7.3 have been satisfied or that it is willing to waive any unsatisfied conditions in Section 7.3 and (iii) the Merger shall not have been consummated within three business days after the delivery of such notice; or

(c) prior to the receipt of the Requisite Company Vote, in order to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal that was unsolicited and did not otherwise result from a breach of Section 6.2(a); provided that the Company has complied in all material respects with the requirements of Section 6.2(b).

SECTION 8.4 Termination by Parent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by Parent if:

(a) (i) the representations and warranties of the Company shall not be true and correct or the Company shall have breached or failed to perform any of its covenants or agreements contained in this Agreement, which failure to be true and correct, breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.2(a) or 7.2(b) and (B) cannot be cured by the Termination Date, or if capable of being cured, shall not have been cured within 30 days following receipt by the Company of written notice of such breach or failure to perform from Parent stating Parent’s intention to terminate this Agreement pursuant to this Section 8.4(a) and the basis for such termination (or, if earlier, the Termination Date); or (ii) the Company shall have breached in any material respect its obligations under Section 6.2, which breach (A) would give rise to the failure of a condition set forth in Section 7.2(b) and (B) cannot be cured by the Termination Date, or if capable of being cured, shall not have been cured within (x) 10 business days following receipt of written notice of such breach from Parent or (y) any shorter period of time that remains between the date Parent provides written notice of such breach and the Termination Date; provided, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.4(a) if it is then in material breach of any representations, warranties, covenants or other agreements hereunder that would result in any condition to Closing set forth in Section 7.3(a) or Section 7.3(b) not being satisfied; or

(b) (i) the Company Board shall have effected a Change of Recommendation in a manner adverse to Parent; (ii) the Company Board shall have approved, recommended, or otherwise declared advisable or proposed to approve, recommend or declare advisable (publicly or otherwise) any Acquisition Proposal; (iii) the Company shall have entered into an Alternative Acquisition Agreement; (iv) the Company or the Company Board shall have publicly announced its intention to do any of the foregoing or (v) the Company shall have failed to include the Company Recommendation in the Proxy Statement, or failed to hold the Company Shareholders Meeting pursuant to Section 6.3.

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SECTION 8.5 Effect of Termination and Abandonment. (a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, written notice thereof shall be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall become void and of no effect with no liability on the part of any party hereto (or of any of its Representatives); provided, however, that (i) this Section 8.5, Section 6.8 and Article IX (in each case, subject to the terms thereof) shall remain in full force and effect and survive termination of this Agreement, (ii) no such termination shall relieve any party hereto of any liability or damages resulting from (A) any willful breach of any representations or warranties contained in this Agreement prior to such termination or (B) any breach of any covenant or agreement contained in this Agreement prior to such termination, and (iii) nothing shall relieve any party from liability for fraud.

(b) In the event that this Agreement is terminated by the Company pursuant to Section 8.3(a) or Section 8.3(b), then Parent shall (x) pay, or cause to be paid, to the Company or its designee a termination fee of US$350,000 (the “Parent Termination Fee”) in same-day funds, within two business days after such termination and (y) pay, or cause to be paid, to the Company in same-day funds, as promptly as possible (but in any event within two business days) following the delivery by the Company of an invoice therefore, all Expenses incurred by the Company and its Affiliates (other than Parent or Merger Sub) in connection with the transactions contemplated by this Agreement; it being understood that in no event shall Parent be required to pay the Parent Termination Fee on more than one occasion. In the event that the Company or its designee shall receive full payment of the Parent Termination Fee and the Expenses reimbursement payment pursuant to this Section 8.5(b), the receipt of the Parent Termination Fee together with such Expenses and Expenses under Section 5.4(d) shall be the sole and exclusive remedy of the Company and any Company Related Party, and shall deemed to be liquidated damages for any and all losses or damages suffered or incurred by the Company, its Subsidiaries or any other Person arising out of or in connection with this Agreement, any of the transactions contemplated hereby and thereby (and the abandonment or termination hereof or thereof) or any matter forming the basis for such termination, and none of the Company, any Company Related Party or any other Person shall be entitled to bring or maintain any claim, action or proceeding against any Parent Related Party arising out of or in connection with this Agreement, any of the transactions contemplated hereby and thereby (and the abandonment or termination hereof or thereof) or any matters forming the basis for such termination.

SECTION 8.6 Amendment. This Agreement may be amended by action taken by the Company, Parent and Merger Sub at any time before or after approval of the Merger by the Required Company Vote but, after any such approval, no amendment shall be made which requires the approval of such shareholders under applicable Law without such approval. This Agreement may not be amended except by an instrument in writing signed on behalf of the parties hereto.

SECTION 8.7 Extension; Waiver. At any time prior to the Effective Time, each party hereto (for these purposes, Parent and Merger Sub shall together be deemed one party and the Company shall be deemed the other party) may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document, certificate or writing delivered pursuant hereto, or (c) waive compliance by the other party with any of the agreements or conditions contained herein. Any agreement on the part of either party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of either party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

ARTICLE IX

MISCELLANEOUS

SECTION 9.1 Non-survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule or instrument delivered pursuant to this Agreement shall survive beyond the Effective Time. None of the covenants and agreements in this Agreement shall survive beyond the Effective Time, other than the covenants and agreements contained in this Article IX, the agreements of the Company, Parent and Merger Sub contained in Article II and those other covenants and agreements of the parties which by their terms apply or contemplate performance after the Effective Time until fully performed.

SECTION 9.2 Entire Agreement; Assignment. (a) This Agreement (including the Company Disclosure Schedule, the Parent Disclosure Schedule and other exhibits and annexes thereto) constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

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(b) Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by operation of Law (including, but not limited to, by merger or consolidation) or otherwise by any of the parties without the prior written consent of the other parties. This Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

SECTION 9.3 Notices. All notices, requests, instructions or other documents to be given under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by registered or certified mail, postage prepaid, by facsimile (which is confirmed) or overnight courier (with proof of delivery) to a party at the following address for such party:

if to Parent or to Merger Sub, to:

3rd Floor, Qilusoft Building, 1766 Xinluo Avenue, Hi-Tech Zone,
Jinan, Shandong, 250101
The People’s Republic of China
Attention: Hugh Wang

with a copy to (which shall not constitute notice):

Kaufman & Canoles, P.C.
Two James Center, 14th Floor
1021 East Cary Street
Richmond, Virginia 23219

Attention: Anthony W. Basch
Facsimile: (804) 771-5777

if to the Company, to:

Pansoft Company Limited
3rd Floor, Qilusoft Building, 1766 Xinluo Avenue, Hi-Tech Zone,
Jinan, Shandong, 250101
The People’s Republic of China
Attention: Allen Zhang

with a copy to (which shall not constitute notice):

Morgan Lewis & Bockius LLP
Suite 823, Beijing Kerry Center South Tower No.1 Guanghua Road, Chaoyang District
Beijing 10020, China
Facsimile: 86 10 5876 3501

or to such other address as the person to whom notice is given may have previously furnished to the other in writing in the manner set forth above. All notices, requests, instructions or other documents shall be deemed received on the date of actual receipt by the recipient thereof if received prior to 5 P.M. local time in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request, instruction or other document shall be deemed not to have been received until the next succeeding business day in the place of receipt.

SECTION 9.4 Governing Law and Venue.

(a) This Agreement shall be governed by and construed in accordance with the Laws of the State of New York, without giving effect to the choice of Law principles thereof.

(b) Any dispute, controversy or claim arising out of or relating to this Agreement or its subject matter (including a dispute regarding the existence, validity, formation, effect, interpretation, performance or termination of this Agreement) (each, a “Dispute”) shall be finally settled by arbitration.

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(i) The place of arbitration shall be Hong Kong, and the arbitration shall be administered by the Hong Kong International Arbitration Centre (the “HKIAC”) in accordance with the Arbitration Rules of the HKIAC in force at the date of commencement of the arbitration (the “HKIAC Rules”).

(ii) The arbitration shall be decided by a tribunal of three (3) arbitrators, whose appointment shall be in accordance with the HKIAC Rules.

(iii) Arbitration proceedings (including but not limited to any arbitral award rendered) shall be in English.

(iv) Subject to the agreement of the tribunal, any Dispute(s) that arise subsequent to the commencement of arbitration of any existing Dispute(s), shall be resolved by the tribunal already appointed to hear the existing Dispute(s).

(v) The award of the arbitration tribunal shall be final and conclusive and binding upon the parties as from the date rendered.

(vi) Judgment upon any award may be entered and enforced in any court having jurisdiction over a party or any of its assets. For the purpose of the enforcement of an award, the parties irrevocably and unconditionally submit to the jurisdiction of any competent court and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.

(c) By agreeing to arbitration, subject to the last sentence of Section 9.8, (i) the parties do not intend to deprive any court of competent jurisdiction of its ability to issue any form of provisional or equitable remedy, including but not limited to a preliminary injunction, injunction, action for specific performance or attachment in aid of the arbitration, or any interim or conservatory measure and (ii) a request for such provisional remedy or interim or conservatory measure by a party to a court shall not be deemed a waiver of this agreement to arbitrate.

SECTION 9.5 Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

SECTION 9.6 No Third Party Beneficiaries. Except as expressly set forth in Section 6.6, this Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. Each of Parent, Merger Sub and the Company hereby agrees that its representations, warranties and covenants in this Agreement are for the sole benefit of the other parties hereto. Persons other than the parties hereto may not rely on the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date hereof or as of any other date.

SECTION 9.7 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

SECTION 9.8 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

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SECTION 9.9 Interpretation. (a) The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” All terms defined in this Agreement shall have the defined meanings contained herein when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time, amended, qualified or supplemented, including (in the case of agreements and instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns.

(b) The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

SECTION 9.10 Definitions. (a) “Acquisition Proposal” means a bona fide written offer or proposal from any Person regarding any of the following (other than the transactions contemplated by this Agreement) involving the Company or any of its Subsidiaries, in a single transaction or series of related transactions: (i) any scheme of arrangement, merger, consolidation, share exchange, recapitalization, business combination or other similar transaction that, if consummated, would result in any Person beneficially owning 20 percent or more of the outstanding Shares; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets of the Company and its Subsidiaries equal to 20 percent or more of the Company’s consolidated assets; (iii) any tender offer or exchange offer for 20 percent or more of the outstanding Shares; (iv) any acquisition of 20 percent or more of the outstanding Shares; or (iv) any combination of the foregoing types of transactions if the sum of the percentage of consolidated assets and Shares involved is 20 percent or more.

(b) “Affiliate” means, as to any Person, (i) any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise and (ii) with respect to any natural Person, any member of the immediate family of such natural Person.

(c) “beneficial ownership” or “beneficially own” shall have the meaning provided in Section 13(d) of the Exchange Act and the rules and regulations thereunder.

(d) “business day” means any day other than a Saturday or Sunday or a day on which banks are required or authorized to close in New York, New York, the British Virgin Islands, Hong Kong or Beijing, China.

(e) “Company Related Party” means the Company and its Subsidiaries and any of their respective former, current and future officers, employees, directors, partners, shareholders, management members or Affiliates (excluding any Parent Related Party).

(f) “know” or “knowledge” means the actual, but not constructive or imputed, knowledge of a party concerned.

(g) “Law” means any United States federal, state or local, non-United States national, provincial or local, or multinational law, statute or ordinance, common law, or any rule, regulation, directive, treaty provision, governmental guidelines or interpretations having the force of law, Permits and Orders of any Governmental Entity.

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(h) “Lien” means, with respect to any asset (including, without limitation, any security) any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

(i) “Material Adverse Effect” means any change, circumstance, event, effect or occurrence that has or would reasonably be expected to have a material adverse effect on the business, consolidated results of operations, assets or financial condition of the Company and its Subsidiaries taken as a whole or would or would reasonably be expected to prevent or materially impair or delay the consummation of the transactions contemplated by this Agreement; provided, however, that none of the following shall constitute or be taken into account, individually or in the aggregate, in determining whether a Material Adverse Effect has occurred or may, or would occur: any change, circumstance, event, effect or occurrence:

(i) generally affecting (A) the industry in which the Company and its Subsidiaries operate, (B) general business, economic or political conditions or (C) the credit or financial or capital markets, in the United States or elsewhere in the world, including changes in interest or exchange rates;

(ii) to the extent arising out of or resulting from (A) changes in Law or in generally accepted accounting principles or in accounting standards or the interpretation or enforcement thereof after the date of this Agreement or prospective changes in Law or in generally accepted accounting principles or in accounting standards or the interpretation or enforcement thereof, or any changes in general regulatory or political conditions, (B) acts of war (whether or not declared), sabotage, armed hostility or terrorism, or any escalation or worsening of any such acts of war (whether or not declared), sabotage, armed hostility or terrorism, (C) pandemics, earthquakes, hurricanes, tornados or other natural disasters or other force majeure events, (D) any action taken by the Company or its Subsidiaries that is required by this Agreement or the failure by the Company or its Subsidiaries to take any action that is prohibited by this Agreement or with the advance written consent or at the written request of Parent or Merger Sub (other than for purposes of any representation or warranty contained in Sections 3.3 and 3.7), (E) any change or prospective change in the Company’s credit ratings, (F) any decline in the market price, or change in trading volume, of the capital stock of the Company, (G) any failure to meet any internal or public projections, forecasts, guidance, estimates, milestones, budgets or internal or published predictions of revenue, earnings, cash flow or cash position, (H) the consummation of the transactions contemplated by, or the announcement of the execution of, this Agreement (other than for purposes of any representation or warranty contained in Sections 3.3 and 3.7) or (I) any breach of this Agreement by Parent or Merger Sub (it being understood that the exceptions in clauses (E), (F) and (G) shall not prevent or otherwise affect a determination that the underlying cause of any such change, prospective change, decline or failure referred to therein is a Material Adverse Effect);

(iii) provided, further, however, that any change, circumstance, effect, event or occurrence referred to in clauses (i) or (ii)(A), (B) or (C) shall be taken into account for purposes of such clause only to the extent such change, circumstance, effect, event or occurrence does not adversely affect the Company and its Subsidiaries, taken as a whole, in a materially disproportionate manner as compared to other participants in the industry in which the Company and its Subsidiaries operate.

(j) “Parent Related Party” means Parent, Merger Sub, the Funding Provider, the parties to the Loan Agreement, or any of their respective former, current and future general or limited partners, shareholders, financing sources, managers, members, agents, directors, officers, employees or Affiliates.

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(k) “Permitted Liens” means (i) Liens for Taxes, assessments and other charges or levies by Governmental Entities not yet due and payable or that are being contested in good faith and by appropriate proceedings, (ii) mechanics’, carriers’, workmen’s, repairmen’s, materialmen’s or other similar Liens or security interests arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of the Company or any of its Subsidiaries or that secure a liquidated amount that is being contested in good faith and by appropriate proceedings, (iii) leases, subleases and licenses (other than capital leases and leases underlying sale and leaseback transactions) between the Company and its Subsidiaries or otherwise granted to third parties in the ordinary course of business by the Company or its Subsidiaries, (iv) Liens imposed by applicable Law; (v) pledges or deposits to secure obligations under workers’ compensation Laws or similar legislation or to secure public or statutory obligations; (vi) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business, (vii) easements, covenants and rights of way and other similar restrictions of record, and zoning, building and other similar restrictions which, individually or in the aggregate, do not and would not adversely affect in any material respect the current use of the applicable property owned, leased, used or held for use by the Company or any of its Subsidiaries, (viii) Liens (x) securing indebtedness or liabilities that are reflected in the Company SEC Reports, (y) incurred in the ordinary course of business since the date of the most recent Annual Report on Form 20-F filed with the SEC by the Company that have been disclosed to Parent in writing as of the date of this Agreement, or (z) securing indebtedness or liabilities that have otherwise been disclosed to Parent in writing as of the date of this Agreement; (ix) matters which would be disclosed by an accurate survey or inspect of the real property which do not materially impair the occupancy or use of such real property which they encumber; (x) minor encroachments including but not limited to foundations and retaining walls, (xi) standard survey and title exceptions and (xii) any other Liens that have been incurred or suffered in the ordinary course of business and that are not material in amount or do not materially detract from the value of or materially impair the existing use of the property affected by such Lien.

(l) “Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act).

(m) “PRC” means the People’s Republic of China.

(n) “Subsidiary” means, when used with reference to any entity, any corporation or other organization, whether incorporated or unincorporated, (i) of which such party or any other Subsidiary of such party is a general or managing partner, or (ii) the outstanding voting securities or interests of which, having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization, are directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries.

(o) “Superior Proposal” means an Acquisition Proposal that the Company Board (acting through the Special Committee) has determined, after consultation with its outside financial advisors and legal counsel, in its good faith judgment is reasonably likely to be consummated in accordance with its terms, taking into account all legal, regulatory and financial aspects (including certainty of closing, taking into account relevant factors such as the possible willingness of shareholders holding a majority of the shares of the Company to participate in such transactions) of the proposal and the Person making the proposal, and if consummated, would result in a transaction more favorable to the Company’s shareholders from a financial point of view than the transaction contemplated by this Agreement (including any revisions to the terms of this Agreement proposed by Parent in response to such proposal or otherwise); provided, that for purposes of the definition of “Superior Proposal”, references to the “20 percent” in the definition of Acquisition Proposal shall be deemed references to “50 percent”.

[signature page follows]

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IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

Timesway Group Limited

By:		/s/ Hugh Wang
	Name:	Hugh Wang
Title:

Genius Choice Capital Limited

By:		/s/ Hugh Wang
	Name:	Hugh Wang
Title:

Pansoft Company Limited

By:		/s/ Paul Gillis
	Name:	Paul Gillis
	Title:	Director

[Signature Page to Agreement and Plan of Merger]

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Appendix 1

PLAN OF MERGER

THIS PLAN OF MERGER is made on [●], 2012.

BETWEEN

(1)	Genius Choice Capital Limited, a company limited by shares incorporated under the laws of the British Virgin Islands on November 11, 2011, with its registered office situated at CCS Trustees Limited, 263 Main Street, P.O. Box 2196, Road Town, Tortola, British Virgin Islands (“Merger Sub”); and

(2)	PANSOFT COMPANY LIMITED, a company limited by shares incorporated under the laws of the British Virgin Islands on 28th day of September 2001 pursuant to the International Business Companies Act (Cap. 291) and which, immediately prior to its automatically re-registered under the BVI Business Companies Act, 2004 as amended on 1 January 2007, with its current registered office situated at AMS Trustees Limited, Sea Meadow House, Blackburne Highway, (P.O. Box 116), Road Town, Tortola, British Virgin Islands (“Pansoft” or “Surviving Company” and together with Merger Sub, the “Constituent Companies”).

WHEREAS

(a)	Merger Sub and Pansoft have agreed to merge (the “Merger”) on the terms and conditions contained or referred to in an agreement (the “Agreement”) dated May [●], 2012 made between Timesway Group Limited, Merger Sub and Pansoft, a copy of which is attached as Annex A to this Plan of Merger and under the provisions of Part IX of the British Virgin Islands Business Companies Act, 2004, as amended (the “Companies Law”).

(b)	This Plan of Merger is made in accordance with section 170 of the Companies Law.

WITNESSETH

CONSTITUENT COMPANIES

1.	The Constituent Companies to the Merger are Merger Sub and Pansoft Company Limited.

NAME OF THE SURVIVING COMPANY

2.	The name of the Surviving Company shall be Pansoft Company Limited.

REGISTERED OFFICE

3.	The Surviving Company shall have its registered office at the offices of Sea Meadow House, Blackburne Highway, (P.O. Box 116), Road Town, British Virgin Islands .

AUTHORISED AND ISSUED SHARE CAPITAL

4.	Immediately prior to the Merger, Merger Sub was authorized to issue a maximum of 50,000 shares of US$1.00 par value per share all of which have been issued.

5.	Immediately prior to the Merger the authorized share capital of Pansoft was authorized to issue a maximum of 30,000,000 common shares of US$0.0059 par value per share of which 5,438,232 common shares had been issued fully paid.

6.	The authorized share capital of the Surviving Company shall be authorized to issue a maximum of 50,000 shares of US$0.0059 par value per share.

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7.	On the Effective Date (as defined below) and in accordance with the terms and conditions of the Agreement:

(a)	Each common share, par value US$0.0059 per share, of Pansoft, other than (i) any Dissenters Shares (as defined in the Agreement); and (ii) Excluded Shares (as defined in the Agreement); and (iii) any common shares beneficially owned (as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934) by any direct or indirect wholly owned subsidiary of Pansoft (“Carve-out Shares”) shall be cancelled in exchange for the right to receive the Merger Consideration (as defined in the Agreement).

(b)	All Carve-out Shares shall be cancelled for no consideration.

(c)	Dissenters Shares shall be cancelled in exchange for a payment resulting from the procedure in section 179 of the Companies Law unless any holders of Dissenters Shares fail to exercise or withdraw their appraisal rights in which event they shall receive the Merger Consideration.

(d)	Each share of Merger Sub shall be converted into and continue as a common share of the Surviving Company.

8.	On the Effective Date the common shares of the Surviving Company shall:

(a)	be entitled to one vote per share;

(b)	be entitled to such dividends as the board of directors of the Surviving Company may from time to time declare;

(c)	in the event of a winding-up or dissolution of the Surviving Company, whether voluntary or involuntary or for the purpose of a reorganization or otherwise or upon any distribution of capital, be entitled to the surplus assets; and

(d)	generally be entitled to enjoy all of the rights attaching to ordinary shares;

in each case as set out in the Memorandum of Association and Articles of Association of the Surviving Company.

EFFECTIVE DATE

9.	The Merger shall take effect on [●], 2012, after the date this Plan of Merger is registered by the Registrar of Companies (the “Effective Date”).

PROPERTY

10.	On the Effective Date the rights, property of every description including choses in action, and the business, undertaking, goodwill, benefits, immunities and privileges of each of the Constituent Companies shall immediately vest in the Surviving Company which shall be liable for and subject, in the same manner as the Constituent Companies, to all mortgages, charges or, security interests and all, contracts, obligations, claims, debts and liabilities of each of the Constituent Companies.

MEMORANDUM OF ASSOCIATION AND ARTICLES OF ASSOCIATION OF THE SURVIVING COMPANY

11.	The Memorandum of Association and Articles of Association of Merger Sub immediately prior to the Effective Date, shall become the Memorandum of Association and Articles of Association of the Surviving Company (save for references to the name and the registered office) on the Effective Date. A copy of the amended and restated Memorandum of Association and Articles of Association of the Surviving Company are attached as Annex B to the Plan of Merger.

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DIRECTORS BENEFITS

12.	There are no amounts or benefits payable to the directors of the Constituent Companies on the Merger becoming effective.

DIRECTORS OF THE SURVIVING COMPANY

13.	The names and addresses of the directors of the Surviving Company are as follows:

NAME	ADDRESS
[●]	[●]

[●]	[●]

SECURED CREDITORS

14.	(a)	Merger Sub has no secured creditors; and

	(b)	Pansoft has no secured creditors.

RIGHT OF TERMINATION

15.	This Plan of Merger may be terminated pursuant to the terms and conditions of the Agreement.

Each of the undersigned, being all of the Directors of each of the Constituent Companies, has executed this Plan of Merger, which may be executed by facsimile and in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument, on the date indicated alongside the names below.

For and on behalf of Genius Choice Capital Limited:

[Name]	Date:
Director

For and on behalf of PANSOFT COMPANY LIMITED:

[Name]	Date
Director

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ANNEX B: Opinion of Duff & Phelps as Financial Advisor

Opinion of Duff & Phelps

Duff & Phelps was engaged to provide an opinion to the special committee as to the fairness, from a financial point of view, to the holders of ordinary shares, par value US $0.0059 per share, of Pansoft (individually, a “Share” and collectively, the “Shares”), other than holders of the Excluded Shares, of the per Share consideration to be received by such holders of the Shares in connection with the merger (without giving effect to any impact of the merger on any particular holder of the Shares other than in their capacity as a holder of Shares).

Duff & Phelps rendered its written opinion to the special committee on May 11, 2012 that, as of such date and subject to the assumptions, qualifications and limiting conditions set forth therein, the $4.15 cash per Share consideration to be received by the holders of the Shares (other than holders of the Excluded Shares) in the merger was fair, from a financial point of view, to such holders (without giving effect to any impact of the merger on any particular holder of the Shares other than in their capacity as a holder of Shares). The full text of the written opinion of Duff & Phelps is attached as part of this Annex B and is incorporated herein by reference.

The full text of the written opinion should be read carefully in its entirety for a description of the assumptions made, procedures followed, matters considered and qualifications and limitations of the review undertaken in connection with the opinion. The opinion of Duff & Phelps was addressed to the special committee, was given solely with respect to the merger and is not intended to be used, and may not be used, for any other purpose.

Duff & Phelps’ opinion:

•	does not address the merits of the underlying business decision to enter into the merger versus any alternative strategy or transaction;

•	does not address any transaction related to the merger;

•	is not a recommendation as to how the special committee or any shareholder should vote or act with respect to any matters relating to the merger, or whether to proceed with the merger or any related transaction;

•	does not indicate that the $4.15 per Share cash consideration to be received by Pansoft stockholders in connection with the merger is the best possible attainable under any circumstances; instead, it merely states whether the consideration is within a range suggested by certain financial analyses described in more detail below; and

•	does not express any opinion as to the market price or value of the Shares (or anything else) after the announcement or the consummation of the merger (or any other time).

In connection with its opinion, Duff & Phelps has made such reviews, analyses and inquiries as it has deemed necessary and appropriate under the circumstances. Duff & Phelps also took into account its assessment of general economic, market and financial conditions, as well as its experience in securities and business valuation, in general, and with respect to similar transactions, in particular. Duff & Phelps’ procedures, investigations, and financial analysis with respect to the preparation of its opinion included, but were not limited to, the items summarized below:

•	discussed the background and other elements of the merger with Pansoft management;

•	reviewed Pansoft’s annual reports and audited financial statements on Form 20-F, as amended, filed with the SEC for the year ended June 30, 2011, Pansoft’s unaudited interim financial statements for the six months ended December 31, 2011 included in Pansoft’s Form 6-K filed with the SEC;

•	reviewed a detailed financial projections model, prepared by and provided to Duff & Phelps by Pansoft management, upon which Duff & Phelps has relied in performing its analysis;

B-1

•	reviewed a letter dated May 11, 2012 from Pansoft management which made certain representations as to historical financial statements and the financial projections and the underlying assumptions, and a pro forma schedule of assets and liabilities (including identified contingent liabilities) for Pansoft on a post-transaction basis;

•	reviewed other internal documents relating to the history, current operations, and probable future outlook of Pansoft, which Pansoft management provided to Duff & Phelps;

•	reviewed the historical trading price and trading volume of Pansoft common stock and the publicly traded securities of certain other companies that Duff & Phelps deemed relevant, as described in more detail below;

•	performed certain valuation and comparative analyses using generally accepted valuation and analytical techniques including a discounted cash flow analysis, an analysis of selected public companies that Duff & Phelps deemed relevant, an analysis of selected transactions that Duff & Phelps deemed relevant, and an analysis of premiums paid in selected transactions that Duff & Phelps deemed relevant, in each case as described in more detail below;

•	discussed with Pansoft management a schedule of estimated projected public company legal and audit costs contained in the financial projections for fiscal years 2012-2016, which Duff & Phelps excluded from the financial projections in performing its analysis;

•	discussed with Pansoft management and their legal advisors Pansoft’s corporate structure and potential regulatory and legal impediments to making certain cash distributions to Pansoft’s shareholders;

•	reviewed a draft of the merger agreement dated as of May 11, 2012; and

•	conducted such other analyses and considered such other factors as Duff & Phelps deemed appropriate.

In performing its analyses and rendering its opinion with respect to the merger, Duff & Phelps, with Pansoft’s consent:

•	relied upon and assumed the accuracy, completeness, and fair presentation of all information, data, advice, opinions and representations obtained from public sources or provided to Duff & Phelps from private sources, including from Pansoft management, and did not independently verify such information;

•	relied upon the fact that the board of directors, the special committee and Pansoft were advised by counsel as to all legal matters with respect to the merger, including whether all procedures required by all applicable laws and regulations to be taken in connection with the merger have been duly, validly and timely taken;

•	assumed that any estimates, evaluations, forecasts and projections including, without limitation, the financial projections, furnished to Duff & Phelps were reasonably prepared and based upon the best currently available information and good faith judgment of the person furnishing the same and we have relied upon such matters in performing Duff & Phelps’ analysis;

•	assumed that information supplied and representations made by Pansoft management are substantially accurate regarding Pansoft and the merger;

•	assumed that the representations and warranties made by Pansoft in the merger agreement are true and correct;

•	assumed that the final versions of all documents reviewed by Duff & Phelps in draft form conformed in all material respects to the drafts reviewed;

•	assumed that there was no material change in the assets, financial condition, business, results of operations, cash flows or prospects of Pansoft since the date of the most recent financial statements and other information made available to Duff & Phelps and there were no information or facts that would have made any of the information received by Duff & Phelps incomplete or misleading;

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•	assumed that all of the conditions required to implement the Proposed Transaction would be satisfied and that the merger would be completed in accordance with the merger agreement, without any amendments thereto or any waivers of any terms or conditions thereof, and in a manner that complies in all material respects will all applicable international, federal and state statutes, rules and regulations; and

•	assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the merger would be obtained without any adverse effect on Pansoft.

To the extent that any of the foregoing assumptions or any of the facts on which Duff & Phelps’ opinion was based prove to be untrue in any material respect, Duff & Phelps’ opinion cannot and should not be relied upon for any purpose. Furthermore, in its analysis and in connection with the preparation of its opinion, Duff & Phelps made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the merger.

Duff & Phelps did not evaluate Pansoft’s solvency or conduct an independent appraisal or physical inspection of any specific assets or liabilities (contingent or otherwise) of Pansoft. Duff & Phelps was not requested to, and did not, (i) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the merger, the assets, businesses or operations of Pansoft, or any alternatives to the merger, (ii) negotiate the terms of the merger, and therefore, Duff & Phelps assumed that such terms are the most beneficial terms, from Pansoft’s perspective, that could, under the circumstances, be negotiated among the parties to the merger agreement and the merger, or (iii) advise the Special Committee or any other party with respect to alternatives to the merger.

The Special Committee directed Duff & Phelps not to consider, nor take into consideration in our analysis, any other proposals, including the preliminary indication of interest from a US based real property company that was contained in a letter dated April 5, 2012 (and related communications).

Duff & Phelps expressed no opinion with respect to the amount or nature or any other aspect of any compensation payable to or to be received by any of Pansoft’s officers, directors or employees, or any class of such persons, relative to the $4.15 per Share merger consideration to be received by such holders in the merger, or with respect to the fairness of any such compensation. In addition, Duff & Phelps’ opinion does not address the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of Pansoft, other than the holders of the Shares (excluding the Excluded Shares).

Although developments following the date of Duff & Phelps’ opinion may affect the opinion, Duff & Phelps assumes no obligation to update, revise or reaffirm its opinion. Duff & Phelps’ opinion is necessarily based upon market, economic, financial and other conditions as they existed and could be evaluated as of the date of the opinion. Duff & Phelps disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting its opinion which may come or be brought to the attention of Duff & Phelps after the date of its opinion. Duff & Phelps’ opinion is limited to the fairness, from a financial point of view, of the $4.15 cash per Share consideration to be received by the holders of the Shares (other than holders of the Excluded Shares) in the merger as of May 11, 2012 (without giving effect to any impact of the merger on any particular holder of the Shares other than in their capacity as a holder of Shares), and does not speak as to the fairness of such consideration at any other point in time.

Set forth below is a summary of the material analyses performed by Duff & Phelps in connection with the delivery of its opinion to the special committee. This summary is qualified in its entirety by reference to the full text of the opinion, attached hereto as part of this Annex B. While this summary describes the analyses and factors that Duff & Phelps deemed material in its presentation to the special committee, it is not a comprehensive description of all analyses and factors considered by Duff & Phelps. The preparation of a fairness opinion is a complex process that involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis. In arriving at its opinion, Duff & Phelps did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Duff & Phelps believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it in rendering the fairness opinion without considering all analyses and factors could create a misleading or incomplete view of the evaluation process underlying its opinion. The conclusion reached by Duff & Phelps was based on all analyses and factors taken as a whole, and also on the application of Duff & Phelps’ own experience and judgment.

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The financial analyses summarized below include information presented in tabular format. In order for Duff & Phelps’ financial analyses to be fully understood, the tables must be read together with the text of each summary.

The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Duff & Phelps’ financial analyses.

Discounted Cash Flow Analysis

Duff & Phelps performed a discounted cash flow analysis of the estimated future unlevered free cash flows of Pansoft for the fiscal years ending June 30, 2012 through June 30, 2021, with “free cash flow” defined as cash that is available either to reinvest or to distribute to security holders. The discounted cash flow analysis was used to determine the net present value of estimated future free cash flows utilizing a weighted average cost of capital as the applicable discount rate. For purposes of its discounted cash flow analysis, Duff & Phelps utilized and relied upon Pansoft’s management projections, which are described in this proxy statement in the section entitled “Special Factors—Certain Financial Projections.” Financial projections for the fiscal years ending June 30, 2017 through June 30, 2021, which reflect Pansoft achieving a stable growth rate by the end of the fiscal year ending June 30, 2021, were based on the projections provided by Pansoft management and discussions with Pansoft management. The costs associated with Pansoft being a publicly listed company were excluded from the financial projections since such costs would likely be eliminated as a result of a sale of Pansoft.

Duff & Phelps estimated the net present value of all cash flows of Pansoft after fiscal year 2021 (the “terminal value”) using a perpetuity growth formula assuming a 3.0% terminal growth rate, which took into consideration an estimate of the expected long-term growth rate of the economy and Pansoft’s business. Duff & Phelps used discount rates ranging from 22.5% to 27.5%, reflecting Duff & Phelps’ estimate of Pansoft’s weighted average cost of capital, to discount the projected free cash flows and terminal value. Duff & Phelps believed that this range of discount rates was consistent with the rate of return that security holders could have expected to realize on alternative investment opportunities with similar risk profiles.

Based on these assumptions, Duff & Phelps’ discounted cash flow analysis resulted in an estimated enterprise value for Pansoft of ¥75.1 million to ¥99.6 million and, after converting to USD using a RMB to USD foreign exchange rate of 6.30:1 as of May 10, 2012, a range of implied values of Pansoft common stock of $3.63 to $4.45 per Share, as compared to the $4.15 per Share cash consideration to be received by Pansoft stockholders in the merger.

Selected Public Companies and Merger and Acquisition Transactions Analyses

Duff & Phelps analyzed selected public companies and selected merger and acquisition transactions for purposes of estimating valuation multiples with which to calculate a range of implied enterprise values of Pansoft. This collective analysis was based on publicly available information and is described in more detail in the sections that follow.

The companies utilized for comparative purposes in the following analysis were not identical to Pansoft, and the transactions utilized for comparative purposes in the following analysis were identical to the merger. Duff & Phelps does not have access to nonpublic information of any of the companies used for comparative purposes. Accordingly, a complete valuation analysis of Pansoft and the merger cannot rely solely upon a quantitative review of the selected public companies and selected transactions, but involves complex considerations and judgments concerning differences in financial and operating characteristics of such companies and targets, as well as other factors that could affect their value relative to that of Pansoft. For example, Pansoft is not directly comparable to the selected public companies in the selected public companies analysis and target companies in the selected merger and acquisition transactions analysis given certain characteristics including Pansoft’s small size, its geographic concentration in mainland China, significant customer concentration, limited industry focus, recent investments in non-core or start-up business lines, and recent performance declines. Therefore, the selected public companies and selected merger and acquisition transactions analysis is subject to certain limitations.

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Selected Public Companies Analysis. Duff & Phelps compared certain financial information of Pansoft to corresponding data and ratios from publicly traded companies that Duff & Phelps deemed relevant to its analysis. For purposes of its analysis, Duff & Phelps used certain publicly available historical financial data and consensus equity analyst estimates for the selected publicly traded companies. Duff & Phelps included the following companies in the selected public companies analysis based on their relative similarity, primarily in terms of business model, to that of Pansoft:

China IT Services Companies (US/UK Listed)

• Camelot Information Systems Inc.

• e-Future Information Technology Inc.

• hiSoft Technology International Ltd.

• Isoftstone Holdings Limited

• Recon Technology, Ltd.

• VanceInfo Technologies Inc.

China IT Services Companies (SHSE/SEHK Listed)

• Insigma Technology Co., Ltd.

• Kingdee International Software Group Co. Ltd.

• UFIDA Software Co., Ltd.

Global IT Services and ERP Companies

• Acando Ab

• Allgeier Holding Ag

• American Software, Inc.

• The Descartes Systems Group Inc

• Exact Holding Nv

• Industrial & Financial Systems IFS AB

• Kewill plc

• QAD Inc.

IT Consulting and Software Development

• Firstsource Solutions Limited

• Gfi Informatique S.A.

• Mindtree Limited

• Persistent Systems Limited

While all companies Duff & Phelps deemed relevant to its analysis were considered, companies with enterprise values greater than $500 million were excluded from the broader Global IT Services and ERP Companies and IT Consulting and Software Development groups. The table below summarizes certain observed trading multiples, on an aggregate basis, of the selected public companies.

	Enterprise Value as a Multiple of
	LTM EBITDA		2012P EBITDA		2013P EBITDA		LTM Sales
Minimum	5.0	x	0.3	x	0.2	x	0.04	x
Maximum	43.8	x	22.7	x	16.6	x	4.13	x
Mean	12.6	x	7.6	x	6.2	x	1.27	x
Median	8.7	x	6.2	x	5.7	x	1.12	x

B-5

LTM = Latest twelve months for which financial information was available

Enterprise Value = (Market Capitalization + Debt + Preferred Stock + Minority Interest) - (Cash & Equivalents)

EBITDA = Earnings Before Interest, Taxes, Depreciation and Amortization

Source: Bloomberg, Capital IQ, SEC filings

Selected Merger and Acquisition Transactions Analysis. Duff & Phelps compared Pansoft to the target companies involved in the selected merger and acquisition transactions listed in the table below. The selection of these transactions was based, among other things, on the target company’s industry, the relative size of the transaction compared to the merger and the availability of public information related to the transaction.

Date Announced	Acquirer Name	Target Name
Transactions Analysis – International
2/8/2012	Oracle Corporation	Taleo Corp.
2/1/2012	Vista Equity Partners	CDC Software Corporation
1/7/2012	InfoSpace, Inc.	2nd Story Software, Inc.
12/9/2011	LDC Ltd.	Workplace Systems International plc
12/2/2011	SAP America, Inc.	SuccessFactors, Inc.
8/16/2011	General Dynamics Information Technology, Inc.	Vangent, Inc.
4/4/2011	Apax Partners Worldwide LLP	Epicor Software Corporation
3/28/2011	Lyceum Capital Partners LLP	Access UK Ltd.
3/11/2011	Golden Gate Capital	Lawson Software, Inc.
1/31/2011	Polaris Capital Group Co., Ltd.	Works Applications Co., Ltd.
12/23/2010	The Capita Group Plc	Sungard Public Sector Holdings Limited
10/14/2010	Spectrum Equity Investors	Trintech Group PLC
6/3/2010	Deltek, Inc	Maconomy A/S
11/4/2009	JDA Software Group Inc.	I2 Technologies, Inc.
7/20/2009	SAP AG	SAF Simulation, Analysis and Forecasting AG
6/11/2009	Golden Gate Capital	SoftBrands, Inc.
4/29/2009	LLR Partners Inc.	I-Many, Inc.
Transactions Analysis – China
3/8/2012	Figo Investments Limited	Armitage Technologies Holding Limited
2/19/2012	CEO Shuguang Xia	China TransInfo Technology Corp.
9/22/2011	Anhui Wantong Technology Co., Ltd.	Anhui Handgo Information Technology Co., Ltd.
9/9/2011	Pansoft Company Limited	Hefei Langji Technology Co., Ltd.
4/12/2011	VanceInfo Technologies Inc.	LW International Holdings Limited
3/21/2011	VanceInfo Technologies Inc.	Bright Consulting (Beijing) Limited
12/20/2010	China Shenhua Energy Co. Ltd.	Shenhua Hollysys Information Technology Co., Ltd.
11/23/2010	Beijing Ultrapower Software Co., Ltd.	Beijing Union-Innovation Co. Ltd.
6/23/2010	Ningbo Ligong Online Monitoring Technology Co., Ltd.	Hangzhou Thunderbird Software Co. Ltd.
5/14/2010	Pansoft Company Limited	Beijing ITLamp Technology Co., Ltd.
4/26/2010	Oriental Legend Maker Technology Limited	Beijing Oriental Legend Maker Software Development
12/22/2009	UFIDA Software Co., Ltd.	Beijing Space Time Science & Technology Co., Ltd.
10/19/2009	Beijing Oriental Legend Maker Software Development	Chengdu Oriental Legend Maker Information Industry
5/18/2009	UFIDA Software Co., Ltd.	Maite Technology
4/27/2009	Longtop Financial Technologies Limited	Sysnet Info-tech Corporation

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The selected transactions in the international group indicated enterprise value to LTM sales multiples ranging from 0.78x to 12.05x, with a mean of 2.50x and a median of 1.80x. The selected transactions in the international group also indicated enterprise value to LTM EBITDA multiples ranging from 6.0x to 17.5x, with a mean of 11.6x and a median of 12.1x. The selected transactions in the China group indicated enterprise value to LTM sales multiples ranging from 0.08x to 5.58x, with a mean of 1.24x and a median of 2.05x. The selected transactions in the China group also indicated enterprise value to LTM EBITDA multiples ranging from 6.7x to 18.7x, with a mean of 10.7x and a median of 6.8x

Implied Enterprise Values Derived from Selected Public Companies and Selected Merger and Acquisition Transactions Analyses. Duff & Phelps utilized the data derived from the selected public company analysis in conjunction with the transaction multiples derived from the selected merger and acquisition transactions analysis to calculate a range of implied enterprise values for Pansoft. Duff & Phelps applied valuation multiples to Pansoft’s LTM EBITDA for the period ended December 31, 2011, projected EBITDA for the 2012 fiscal year, three-year average EBITDA, for the 2009-2011 fiscal years, and LTM sales for the period ended December 31, 2011. In each case, EBITDA was adjusted to exclude estimated public company costs. The LTM EBITDA and projected EBITDA for the 2012 fiscal year were adjusted to exclude EBITDA related to Pansoft’s subsidiary Pansoft Japan, as this business is in its early stages and recent losses were deemed to be unusual and unlikely to continue in the future. Duff & Phelps’ selected valuation multiples were as follows:

•	LTM EBITDA multiple ranged from 3.0x to 4.5x;

•	Three-year average EBITDA multiple ranged from 3.0x to 4.5x;

•	Fiscal 2012 EBITDA multiple ranged from 2.0x to 3.5x; and

•	LTM sales ranged from 0.50x to 0.75x.

Duff & Phelps selected these valuation multiples taking into consideration the historical and projected financial performance of Pansoft relative to the selected public companies as well as the enterprise value multiples implied from the selected merger and acquisition transactions. As a result of these selected valuation multiples, the collective public companies and merger and acquisition transactions analyses indicated an estimated enterprise value for Pansoft of ¥71.0 million to ¥106.5 million. After converting to USD using a RMB to USD foreign exchange rate of 6.30:1 as of May 10, 2012, this estimated range of enterprise values implies a range of values of Pansoft common stock of $3.51 to $4.65 per Share, as compared to the $4.15 per Share cash consideration to be received by Pansoft stockholders in the merger.

52-Week Trading Range

Duff & Phelps performed a historical stock price review. This analysis reviewed the historical trading prices and trading volume for Pansoft’s common stock over the 52-week period prior to the date of its opinion. During this period, the closing price of Pansoft common stock ranged from approximately $1.59 per Share to $4.01 per Share.

Liquidation / Net Asset Analysis

Duff & Phelps performed a liquidation (or “net asset”) analysis for Pansoft. This approach, using the net book value of the Company’s assets as of 12/31/2011, estimated the value for Pansoft under a liquidation premise of value. The assumption was made that the assets would be realized by either outright sale or by normal and customary collection, the liabilities will be settled, and that whatever is left over, if anything, is due to the equity holders. This analysis estimated a range of values of Pansoft common stock of $2.52 to $3.07 per Share, as compared to the $4.15 per Share cash consideration to be received by Pansoft stockholders in the merger.

Premiums Paid Analysis

Duff & Phelps analyzed the premiums paid by acquirers over the public market trading prices in going-private merger and acquisition transactions and in change of control transactions in the applications software industry. The medians of the premiums paid over the stock prices one-day, one-week, and one-month prior to the announcement of the transactions were 29.3%, 31.4% and 31.5%, respectively. Duff & Phelps noted that the merger implies premiums of 106.5%, 118.4%, and 65.3% over Pansoft’s common stock closing prices on January 6, 2012, December 31, 2011, and December 7, 2011, one-day, one-week, and one-month before the announcement of the offer, respectively.

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Summary of Analyses

The range of estimated enterprise values for Pansoft that Duff & Phelps derived from its discounted cash flow analysis was ¥75.1 million to ¥99.6 million, and the range of estimated enterprise values that Duff & Phelps derived from the combination of its selected public companies and selected merger and acquisition transactions analyses was ¥71.0 million to ¥106.5 million. Duff & Phelps concluded that Pansoft’s enterprise value was within a range of ¥73.1 million to ¥103.1 million based on the analyses described above.

Based on the concluded enterprise value, Duff & Phelps estimated the range of common equity value of Pansoft, excluding cash and investments, to be ¥59.8 million to ¥93.9 million by:

•	adding the estimated cash proceeds from the exercise of 33,000 options to acquire shares of Pansoft common stock held by Pansoft management as of December 31, 2011 based on the ¥73.1 million to ¥103.1 million range of concluded enterprise values;

•	adding the estimated value of the projected government grants included in the management projections of ¥2.0 million to ¥6.1 million; and

•	subtracting the estimated value of the 44.9% non-controlling interest in Pansoft’s HongAo subsidiary.

Duff & Phelps estimated the value of Pansoft’s excess cash and investments by estimating the amount of cash that could be distributable to offshore shareholders. Duff & Phelps adjusted the book value of cash and investments of ¥75.0 million as of December 31, 2011 to account for consolidated retained earnings caps, entity level retained earnings caps, offshore dividend withholding tax, and a Circular 75 restriction adjustment. Based on this analysis, Duff & Phelps estimated the value of Pansoft’s excess cash and investments as of December 31, 2011 to be ¥63.2 million. Duff & Phelps added the value of the excess cash and investments to the range of Pansoft’s common equity value excluding cash and investments.

Based on the foregoing analysis, after converting to USD using a RMB to USD foreign exchange rate of 6.30:1 as of May 10, 2012, Duff & Phelps estimated the value of each Share of Pansoft common stock to range from $3.57 to $4.55 on a fully diluted basis. Duff & Phelps noted that the $4.15 per Share cash consideration to be received by the holders of the Shares (other than holders of the Excluded Shares) in the merger was within the range of the per Share value indicated by its analyses.

Duff & Phelps’ opinion was only one of the many factors considered by the special committee in its evaluation of the merger and should not be viewed as determinative of the views of the special committee.

Miscellaneous

The special committee selected Duff & Phelps because of Duff & Phelps’ reputation as a leading independent financial advisory firm, offering a broad range of valuation and investment banking services, including fairness and solvency opinions, mergers and acquisitions advisory, mergers and acquisitions due diligence services, financial reporting and tax valuation, fixed asset and real estate consulting, ESOP and ERISA advisory services, legal business solutions and dispute consulting.

Fees and Expenses

As compensation for Duff & Phelps’ services in connection with the rendering of its opinion to the special committee, Pansoft agreed to pay Duff & Phelps $175,000 due and payable as follows: $87,500 in cash upon execution of the engagement letter with Duff & Phelps; and the remaining $87,500 in cash upon Duff & Phelps’ delivery to the special committee, at the special committee’s request, of its opinion. No portion of Duff & Phelps’ fee is contingent upon either the conclusion expressed in the opinion or whether the merger is successfully completed. Furthermore, Duff & Phelps is entitled to be paid additional fees at Duff & Phelps’ standard hourly rates for any time incurred should Duff & Phelps be called upon to support its findings subsequent to the delivery of its opinion. Pansoft has also agreed to reimburse Duff & Phelps for its out-of-pocket expenses and reasonable fees and expenses of counsel, consultants and advisors retained by Duff & Phelps in connection with the engagement. Pansoft has also agreed to indemnify Duff & Phelps for certain liabilities arising out of its engagement.

B-8

Other than the Duff & Phelps engagement to render its opinion to the special committee, during the two years preceding the date of the opinion, Duff & Phelps and its affiliates have not had any material relationship with any party to the merger agreement for which compensation has been received or is intended to be received, nor is any such material relationship or related compensation mutually understood to be contemplated.

B-9

ANNEX C: British Virgin Islands Business Companies Act, 2004– Section 179

179. (1) A member of a company is entitled to payment of the fair value of his shares upon dissenting from

(a)	a merger, if the company is a constituent company, unless the company is the surviving company and the member continues to hold the same or similar shares;

(b)	a consolidation, if the company is a constituent company;

(c)	any sale, transfer, lease, exchange or other disposition of more than 50 per cent in value of the assets or business of the company, if not made in the usual or regular course of the business carried on by the company, but not including

(i)	a disposition pursuant to an order of the Court having jurisdiction in the matter,

(ii)	a disposition for money on terms requiring all or substantially all net proceeds to be distributed to the members in accordance with their respective interests within one year after the date of disposition, or

(iii)	a transfer pursuant to the power described in section 28(2);

(d)	a redemption of his shares by the company pursuant to section 176; and

(e)	an arrangement, if permitted by the Court.

(2)	A member who desires to exercise his entitlement under subsection (1) shall give to the company, before the meeting of members at which the action is submitted to a vote, or at the meeting but before the vote, written objection to the action; but an objection is not required from a member to whom the company did not give notice of the meeting in accordance with this Act or where the proposed action is authorised by written consent of members without a meeting.

(3)	An objection under subsection (2) shall include a statement that the member proposes to demand payment for his shares if the action is taken.

(4)	Within 20 days immediately following the date on which the vote of members authorizing the action is taken, or the date on which written consent of members without a meeting is obtained, the company shall give written notice of the authorization or consent to each member who gave written objection or from whom written objection was not required, except those members who voted for, or consented in writing to, the proposed action.

(5)	A member to whom the company was required to give notice who elects to dissent shall, within 20 days immediately following the date on which the notice referred to in subsection (4) is given, give to the company a written notice of his decision to elect to dissent, stating

(a)	his name and address;

(b)	the number and classes of shares in respect of which he dissents; and

(c)	a demand for payment of the fair value of his shares;

and a member who elects to dissent from a merger under section 172 shall give to the company a written notice of his decision to elect to dissent within 20 days immediately following the date on which the copy of the plan of merger or an outline thereof is given to him in accordance with section 172.

(6)	A member who dissents shall do so in respect of all shares that he holds in the company.

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(7)	Upon the giving of a notice of election to dissent, the member to whom the notice relates ceases to have any of the rights of a member except the right to be paid the fair value of his shares.

(8)	Within 7 days immediately following the date of the expiration of the period within which members may give their notices of election to dissent, or within 7 days immediately following the date on which the proposed action is put into effect, whichever is later, the company or, in the case of a merger or consolidation, the surviving company or the consolidated company shall make a written offer to each dissenting member to purchase his shares at a specified price that the company determines to be their fair value; and if, within 30 days immediately following the date on which the offer is made, the company making the offer and the dissenting member agree upon the price to be paid for his shares, the company shall pay to the member the amount in money upon the surrender of the certificates representing his shares.

(9)	If the company and a dissenting member fail, within the period of 30 days referred to in subsection (8), to agree on the price to be paid for the shares owned by the member, within 20 days immediately following the date on which the period of 30 days expires, the following shall apply:

(a)	the company and the dissenting member shall each designate an appraiser;

(b)	the two designated appraisers together shall designate an appraiser;

(c)	the three appraisers shall fix the fair value of the shares owned by the dissenting member as of the close of business on the day prior to the date on which the vote of members authorising the action was taken or the date on which written consent of members without a meeting was obtained, excluding any appreciation or depreciation directly or indirectly induced by the action or its proposal, and that value is binding on the company and the dissenting member for all purposes; and

(d)	the company shall pay to the member the amount in money upon the surrender by him of the certificates representing his shares.

(10)	Shares acquired by the company pursuant to subsection (8) or (9) shall be cancelled but if the shares are shares of a surviving company, they shall be available for reissue.

(11)	The enforcement by a member of his entitlement under this section excludes the enforcement by the member of a right to which he might otherwise be entitled by virtue of his holding shares, except that this section does not exclude the right of the member to institute proceedings to obtain relief on the ground that the action is illegal.

(12)	Only subsections (1) and (8) to (11) shall apply in the case of a redemption of shares by a company pursuant to the provisions of section 176 and in such case the written offer to be made to the dissenting member pursuant to subsection (8) shall be made within 7 days immediately following the direction given to a company pursuant to section 176 to redeem its shares.

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ANNEX D: Directors and Executive Officers of Each Filing Person

1.	Directors and Executive Officers of the Company

The Company is a company incorporated under the laws of the British Virgin Islands with its principal business address at 3/F Qilu Software Park Building, Jinan Hi-Tech Zone, Jinan, Shandong, People’s Republic of China 250101. The telephone number of the Company’s principal executive office is +86-531-8887-4455. The name, business address, present principal employment and citizenship of each director and executive officer of the Company are set forth below.

Name	Business Address	Present Principal Employment	Citizenship
Hugh Wang	Qilu Software Park Building 3/F, High-Tech District, Jinan, People’s Republic of China	Chairman of the Board of Directors	People’s Republic of China
Guoqiang Lin	Qilu Software Park Building 3/F, High-Tech District, Jinan, People’s Republic of China	Director and Chief Executive Officer	People’s Republic of China
Allen Zhang	Qilu Software Park Building 3/F, High-Tech District, Jinan, People’s Republic of China	Chief Financial Officer	United States of America

Paul Gillis	Accounting Department, Guanghua School of Management, Peking University, Haidian District, Beijing, People’s Republic of China	Independent Director	United States of America
Tony Luh	Suite 615 ZhongGuanCun SOHO PE Bldg, No. 8 Haidian North 2nd Street Haidian District, Beijing, People’s Republic of China	Independent Director	United States of America
Samuel Shen	20/F, Tower D, Building 8, No.1 Zhongguancun East Road, Tsinghua Science Park, Haidian District, Beijing , People’s Republic of China	Independent Director	United States of America

Hugh Wang. Mr. Wang is our Chairman and a director. Mr. Wang founded Pansoft in 2001 and has been the Chairman since that time. Prior to founding Pansoft, from 1990-2001, Mr. Wang was Senior Vice President and one of the chief engineers of Inspur Group, a Chinese software company now listed on the Shanghai Stock Exchange. From 1987 to 1990, Mr. Wang was a lecturer in computer science at Shandong Teacher’s University. From 1982 to 1985, Mr. Wang served as Senior Programmer for the Information Center of Jinan Railway Management Bureau, one of 18 railway bureaus in China. Since 2006, Mr. Wang has served Shandong Teacher’s University on a part time basis as a professor in the computer science department focusing on software engineering. He also currently serves Shandong University on a part-time basis as a professor in the computer science department focusing on enterprise internal process control models, data models and ERP systems. Mr. Wang received a bachelor’s degree in computer science from Shandong University and a master’s degree in computer science and engineering from Tsinghua University.

Guoqiang Lin. Mr. Lin is our Chief Executive Officer and a Director. Mr. Lin was one of the founders of Pansoft in 2001. Prior to founding Pansoft from 1990-2001, Mr. Lin was the Vice President of Inspur Group, a Chinese software company now listed on the Shanghai Stock Exchange. While at Inspur Software, Mr. Lin developed “Guoqiang Finance,” an ERP software system for Chinese businesses. Mr. Lin received a bachelor’s degree in computer science from Shandong Teacher’s University.

D-1

Allen Zhang. Mr. Zhang is our Chief Financial Officer. From 2002-2008, Mr. Zhang was an international business consultant of Oriental Connections for China Railway Construction 18th Bureau Corporation and Shanghai Power Transmission and Transformation Engineering Corporation, large construction corporations in China. From 2005-2007, Mr. Zhang served as Interim Chief Financial Officer and International Trade Director for the Japan/China Project Office in Beijing of Westlake International, a diversified investment company with operations in China, Japan and the United States. From 2001 to 2002, Mr. Zhang served as the Chief Financial Officer and a director of Beijing Skill Technology Company, a medical device technology development company. From 1999 to 2000, Mr. Zhang served as the international business manager and special project leader of PacificNet.com, a provider of customer relationship management, mobile Internet, e-commerce and gaming technology in China. Mr. Zhang used to be researcher and research division director in Rural Development Institute of Chinese Academy of Social Sciences, the top think-tank of China. Mr. Zhang received a bachelor’s degree in Economics from the People’s University of China and a master’s degree in Agricultural and Applied Economics from the University of Minnesota.

Paul Gillis. Dr. Gillis currently serves as Visiting Professor of Accounting at Peking University where he has taught financial accounting and taxation courses since 2007. From 1976 to 2004, Dr. Gillis held various positions at the United States firm of PricewaterhouseCoopers and became a partner in 1988. He has been based in China since 1997 and served as the Asia-Pacific tax managing partner and a member of the China executive board of PricewaterhouseCoopers. Prior to his assignment to China in 1997, he was based in Denver, Colorado as the Price Waterhouse Mining Industry Leader. Dr. Gillis received a bachelor’s degree in accounting from Western State College, a master’s degree in accounting from Colorado State University and a Ph.D. from Macquarie Graduate School of Management. He is a Certified Public Accountant in the United States and a member of the Standing Advisory Group of the Public Company Accounting Oversight Board.

Tony C. Luh. Since 1999, Mr. Luh has served as a managing director of DragonVenture, Inc., a cross-Pacific venture capital, consulting and merger and acquisition advising firm. Mr. Luh was the seed investor and advisor of OSA Technologies and InphoMatch (a.k.a. Mobile365). OSA was acquired by Avocent (Nasdaq: AVCT) and Mobile365 was acquired by Sybase (NYSE: SY). In addition, since 2005, Mr. Luh has served as a managing director of DFJ DragonFund China, an early stage venture capital fund focused on investments in China. From 1997 to 1999, Mr. Luh was a senior executive at InfoWave Communications, one of the pioneers in the internet portal business in China. At this position, Mr. Luh has negotiated strategic alliances and marketing relationships with various large companies, including Yahoo!, Microsoft, Telebank (now E*Trade) and E-Loan. In the mid- to late-1980s in Taiwan Mr. Luh was the corporate fund manager for Kosheng Enterprises, a public investment company in sectors ranging from information technology to high volume manufacturing in Asia. Mr. Luh, also served as the first Major League Baseball simulcast Mandarin announcer for the Oakland Athletics. Tony attended universities in the state of Washington, Texas and California.

Samuel Shen. Mr. Shen is General Manager of Strategic Partnership Group (SPG) for Microsoft Asia Pacific R&D and is a member of the company’s Greater China Region senior leadership team. In this role, Mr. Shen oversees the engineering ecosystem efforts for Microsoft in the region and is responsible for Microsoft’s long-term technology partnership strategy for Asia Pacific. Mr. Shen also directs the company’s software outsourcing business to China, along with a number of technology and business incubations. Mr. Shen has spent much of his career in the high-tech fields. He joined Microsoft in 1993, led an engineering team to release Windows NT v3.5 Chinese version. In his Microsoft tenure, Mr. Shen held many senior positions in both business and technical routes. Before his current role, Mr. Shen was Senior Director of the Microsoft Windows Server System Global Engineering Group in Redmond. From 2002 to 2004, Mr. Shen was the Business and Marketing Officer for Microsoft Taiwan Corporation. Mr. Shen earned a master’s degree in computer science from University of California, Santa Barbara and he currently serves on the board for several companies.

During the last five (5) years, none of the Company, or any of our directors and executive officers has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

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2.	Directors and Executive Officers of Parent

Parent is a company with limited liability incorporated under the laws of the British Virgin Islands with its registered office located at the offices of AMS Trustees Limited, Sea Meadow House, Blackburne Highway, (P.O. Box 116), Road Town, Tortola, British Virgin Islands and its telephone number is +86-531-8887-1166.

The name, business address, present principal employment and citizenship of each director of Parent are set forth below.

As of the date of this proxy statement, Parent did not have any executive officers.

Parent (Director)

Name	Business Address	Present Principal Employment	Citizenship
Hugh Wang	Qilu Software Park Building 3/F, Jinan, China, 250101.	Pansoft Company Ltd.	Chinese

During the last five (5) years, none of Parent or any of its directors has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

3.	Directors and Executive Officers of Merger Sub

Merger Sub is a company with limited liability incorporated under the laws of the British Virgin Islands with its registered office located at the offices of CCS Trustees Limited, 263 Main Street, P.O. Box 2196, Road Town, Tortola, British Virgin Islands and its telephone number as +86-531-8887-1166.

The name, business address, present principal employment and citizenship of each director of Merger Sub are set forth below.

As of the date of this proxy statement, Merger Sub did not have any executive officers.

Merger Sub (Directors)

Name	Business Address	Present Principal Employment	Citizenship
Hugh Wang	Qilu Software Park Building 3/F, Jinan, China, 250101.	Pansoft Company Ltd.	Chinese

During the last five (5) years, none of Merger Sub or any of its directors has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

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FORM OF PROXY CARD – SHAREHOLDERS ONLY

PANSOFT COMPANY LIMITED

FOR USE AT THE EXTRAORDINARY GENERAL MEETING ("EGM")

TO BE HELD ON [•], 2012 (OR AT ANY POSTPONEMENT OR ADJOURNMENT THEREOF)

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED

For use at the EGM (or at any postponement or adjournment thereof) of the holders of ordinary shares of $0.0059 Par Value each of Pansoft Company Limited (the "Company")

I/We,

_________________________________________________________________________________________

of

____________________________________________________________________________________________

being the registered holder(s) of ordinary shares of $0.0059 each of the Company, HEREBY APPOINT the Chairman of the EGM or

______________________________________________________________________

of

____________________________________________________________________________________________ as my/our proxy to attend and act for me/us and on my/our behalf at the EGM (or at any postponement or adjournment thereof) to be held at 3/F Qilu Software Park Building, Jinan Hi-Tech Zone, Jinan, Shandong, People’s Republic of China 250101, on ____________ 2012 at ___________ a.m./p.m (local time in Beijing) for the purpose of considering and, if thought fit, approving the agreement and plan of merger dated as of May 16, 2012, between Timesway Group Limited, Genius Choice Capital Limited and the Company and any and all transactions contemplated thereby, as referred to in the Notice convening the EGM dated [•], and at such EGM (or at any postponement or adjournment thereof) to vote for me/us and in my/our name(s) in the following manner:

	Yes	No	Abstain

1. To adopt the agreement and plan of merger, dated as of May 16, 2012 (the “Merger Agreement”), by and among Pansoft Company Limited, Timesway Group Limited and Genius Choice Capital Limited as it may be amended from time to time, and approve the transactions contemplated by the Merger Agreement, including the Merger.	☐	☐	☐
2. To approve any motion to adjourn or postpone the EGM in order to allow the Company to solicit additional proxies in favor of the approval of the Merger and the approval and adoption of the Merger Agreement in the event that there are insufficient proxies received to pass the resolution approving the Merger during the EGM	☐	☐	☐

Dated this ____________ day of _________________ 2012 Signature(s)__________________________________

Notes:

1.	Full name(s) and addresses to be inserted in BLOCK CAPITALS.

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2.	If no name is inserted, a shareholder is deemed to have nominated the chairman of the EGM as proxy. If any proxy other than the Chairman of the EGM is preferred, please strike out the words "the Chairman of the EGM or" and insert the name and address of your proxy desired in the space provided. You are entitled to appoint one or more proxies (who must be an individual) to attend and vote in your stead. Your proxy need not be a shareholder of the Company but must attend the EGM in person to represent you. ANY ALTERATION MADE TO THIS FORM OF PROXY MUST BE INITIALED BY THE PERSON(S) WHO SIGN(S) IT.

3.	The Board of Directors recommends you vote FOR the proposals. IMPORTANT: IF YOU WISH TO IN FAVOUR OF THE PROPOSALS, TICK THE BOX MARKED "Yes". IF YOU WISH TO VOTE AGAINST THE PROPOSALS, TICK THE BOX MARKED "No". IF YOU WISH TO ABSTAIN FROM VOTING IN RELATION TO THE PROPOSALS, TICK THE BOX MARKED "Abstain". Shares represented by this proxy will be voted as directed by the shareholder. If no such directions are indicated, the Proxies will have discretion to vote as they determine. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the EGM or any postponement or adjournment thereof.

4.	This form of proxy must be signed by you or your duly authorized attorney in writing or in the case of a corporation, either under its common seal or under the hand of an officer, attorney or other person duly authorized. If a corporation or partnership, please set out the full corporate or partnership name and the full title of any authorized person signing on the corporation or partnership's behalf. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign.

5.	In order to be valid, this form of proxy together with any power of attorney or other authority (if any) under which it is signed or a notarially certified copy thereof, must be returned in the postage paid envelope we have provided or returned addressed to Pansoft Company Limited, 3/F Qilu Software Park Building, Jinan Hi-Tech District, Jinan, Shandong, People’s Republic of China 250101 as soon as possible and in any event not later than __________, 2012 (or such later time and date as may be announced). In default this form of proxy shall not be treated as valid, provided always that the Chairman of the EGM may at his discretion direct that an instrument of proxy shall be deemed to have been duly deposited. Completion and delivery of this form of proxy will not preclude you from attending the EGM and voting in person at the EGM if you so wish, but in the event of your attending the EGM and voting at the EGM after having lodged this form of proxy, this form of proxy will be deemed to have been revoked.

6.	Where there are joint registered holders of any share(s) in the Company, any one of such joint holders may vote at the EGM, either personally, or by proxy, in respect of such share(s) as if he were solely entitled thereto; but if more than one of such joint holders are present at the EGM, either personally or by proxy, the vote of the senior holder who tenders a vote whether in person or by proxy shall be accepted to the exclusion of the votes of the other joint holders and for this purpose seniority shall be determined by the order in which the names stand in the register of members of the Company.

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